     As filed with the Securities and Exchange Commission on April 12, 1999

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              JUNO LIGHTING, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             3640                            36-2852993
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                               1300 S. WOLF ROAD
                        DES PLAINES, ILLINOIS 60017-5065
                                 (847) 827-9880
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               ROBERT S. FREMONT
                            CHIEF EXECUTIVE OFFICER
                              JUNO LIGHTING, INC.
                               1300 S. WOLF ROAD
                        DES PLAINES, ILLINOIS 60017-5065
                                 (847) 827-9880
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------

                                   Copies to:

                Julius Lewis, Esq.                                 Kenton J. King, Esq.
               Michael M. Froy, Esq.                     Skadden, Arps, Slate, Meagher & Flom, LLP
           Sonnenschein Nath & Rosenthal                    Four Embarcadero Center, Suite 3800
                 8000 Sears Tower                             San Francisco, California 94111
                 Chicago, IL 60606                                    (415) 984-6400
                  (312) 876-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and after all other conditions to the transaction described in the enclosed proxy statement/ prospectus have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is to be a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED        REGISTERED(1)       PER SHARE(2)           PRICE (2)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......   2,400,000 shares        $25.00             $60,000,000            $16,680
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Relates to the number of shares of common stock of the Registrant issued in the merger of Jupiter Acquisition Corp. with and into the Registrant, with the Registrant as the surviving corporation in such merger.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended. Based upon the proposed offering price to existing security holders in the merger of 2,400,000 shares of the Registrant's common stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [JUNO LOGO]

                                           , 1999

Dear Stockholder:

     You are invited to attend a special meeting of stockholders of Juno Lighting, Inc. to consider and vote upon an agreement and plan of recapitalization and merger pursuant to which Jupiter Acquisition Corp., a corporation organized by Fremont Investors I, LLC, would merge with and into Juno. Fremont Investors is controlled by the private equity firm of Fremont Partners, L.P., and has no relationship, business or otherwise, with Robert S. Fremont, the Chairman and Chief Executive Officer of Juno. In the merger, you will be able to elect, with respect to each share of Juno common stock you own, to either retain such share or to receive $25 in cash, subject to proration as described below. The merger agreement also provides for the purchase by Fremont Investors, in connection with the merger, of a new series of convertible preferred stock of Juno for an aggregate purchase price of $106 million.

     In addition to consideration of the merger agreement with Fremont Investors and the transactions contemplated thereby, you will be asked to consider and vote upon proposals to amend and restate Juno's certificate of incorporation and to adopt the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan. Because all of these proposals arise out of the proposed transaction with Fremont Investors, approval of each of these proposals is contingent upon approval of the other proposals. If any of these proposals is not approved by our stockholders, none of the proposals will be implemented and the merger will not be consummated.

     Detailed information concerning the special meeting and each of the proposals, including the proposed merger, is set forth in the accompanying proxy statement/prospectus. I urge you to read the enclosed material carefully.

     - If the merger is completed, 2,400,000 shares of Juno common stock, which constitute approximately 12.9% of the shares outstanding prior to the merger, will remain outstanding, and all other outstanding shares of Juno common stock, except for any shares held by stockholders who have properly exercised dissenters' rights, will be converted into the right to receive a cash payment of $25 per share.

     - You will be able to elect, as to all or a part of your shares of Juno common stock, to retain such shares and continue to own them after the merger. If you fail to make an election to retain shares of the surviving corporation, you will be deemed to have elected to receive cash. However, because the number of shares of Juno common stock to be retained by existing Juno stockholders must total exactly 2,400,000 shares, the right to retain shares or receive cash is subject to proration as set forth in the merger agreement and described in the proxy statement/prospectus.

     - Consummation of the merger is subject to certain conditions, including approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Juno common stock.

     - Following the merger, Fremont Investors would own convertible preferred stock initially representing, on an as-converted basis, approximately 60.5% of the fully-diluted common stock of Juno and existing Juno stockholders would own the remaining 39.5%. Dividends payable on the preferred stock in the form of increases to the stated value of the preferred stock during the first five years following the merger will, on an as-converted basis, result in an increase in Fremont's fully-diluted ownership interest.

     Your Board of Directors has carefully reviewed and considered the terms and conditions of the merger agreement and has unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Juno and its stockholders, and has unanimously approved and adopted the merger agreement. In addition, Juno's financial advisor, William Blair & Company, L.L.C., has rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by holders of Juno's common stock in the merger is fair, from a financial point of view, to such holders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE OTHER PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. Your stock will be voted in accordance with the instructions that you give in your proxy. If you attend the special meeting, you may vote in person if you wish, even if you previously have returned your proxy card.

                                          Sincerely,

                                          Robert S. Fremont
                                          Chairman of the Board and Chief
                                          Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                              JUNO LIGHTING, INC.

To the Stockholders of
Juno Lighting, Inc.:

     On June   , 1999, Juno Lighting, Inc. will hold a special meeting of stockholders at Juno's headquarters at 1300 South Wolf Road, Des Plaines,
Illinois 60017-5065. The special meeting will begin at   :00 p.m. central time.

     At the special meeting you will be asked to consider and vote on:

     (1) A proposal to approve an Agreement and Plan of Recapitalization and Merger, dated as of March 26, 1999, by and among Juno, Fremont Investors I, LLC and Jupiter Acquisition Corp., and the transactions contemplated by such merger agreement, including (a) the merger of Jupiter, a wholly-owned subsidiary of Fremont Investors, with and into Juno, with Juno being the surviving corporation, and (b) the purchase by Fremont Investors of $106 million of a new series of convertible preferred stock of Juno;

     (2) A proposal to adopt an amended and restated certificate of incorporation of Juno;

     (3) A proposal to adopt the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan; and

     (4) Such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Because each of proposals 1, 2 and 3 arise out of the proposed transaction with Fremont Investors, approval of each of these proposals is contingent upon approval of the other proposals. If any of these proposals is not approved by our stockholders, none of the proposals will be implemented and the merger will not be consummated.

     May   , 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. Only holders of record of Juno common shares at the close of business on that date will be entitled to notice of and to vote at the special meeting. Juno stockholders will be entitled to dissenters' rights as a result of the merger.

     Also enclosed is a copy of Juno's Annual Report to Stockholders for the fiscal year ended November 30, 1998.

     YOUR VOTE IS IMPORTANT AND WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting. A return envelope is included for your convenience. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by your broker or nominee regarding how to instruct them to vote your shares.
                                          By Order of the Board of Directors

                                          Julius Lewis
                                          Secretary

Des Plaines, Illinois
            , 1999

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL   , 1999

                              JUNO LIGHTING, INC.
                              1300 SOUTH WOLF ROAD
                                 P.O. BOX 5065
                        DES PLAINES, ILLINOIS 60017-5065
                                 (847) 827-9880

                            ------------------------

                           PROXY STATEMENT/PROSPECTUS

                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

     You are being sent this proxy statement/prospectus in connection with the solicitation of proxies by and on behalf of Juno's Board of Directors for use at a special meeting of stockholders and at any adjournments or postponements
thereof. The special meeting will be held on                , June   , 1999, at
  :00 p.m., central time, at Juno's headquarters at 1300 South Wolf Road, Des Plaines, Illinois 60017-5065.

     At the special meeting you will be asked to consider and vote upon: (1) an Agreement and Plan of Recapitalization and Merger, dated as of March 26, 1999, by and among Juno, Fremont Investors I, LLC and Jupiter Acquisition Corp., and the transactions contemplated by such merger agreement, including (a) the merger of Jupiter, a wholly-owned subsidiary of Fremont Investors, with and into Juno, with Juno being the surviving corporation, and (b) the purchase by Fremont Investors of $106 million of a new series of convertible preferred stock of Juno; (2) an amended and restated certificate of incorporation of Juno; (3) the Juno 1999 Stock Award and Incentive Plan; and (4) such other matters as may properly come before the special meeting or any adjournment or postponement thereof. Because each of proposals 1, 2 and 3 arise out of the proposed transaction with Fremont Investors, approval of each of these proposals is contingent upon approval of the other proposals. If any of these proposals is not approved by our stockholders, none of the proposals will be implemented and the merger will not be consummated.

     Juno common stock trades on the Nasdaq National Market under the symbol "JUNO." The last reported sales price for Juno common stock on April 9, 1999 was $21 15/16.

     This document also serves as the prospectus of Juno, and has been filed with the Commission as part of a Registration Statement on Form S-4 which registers the shares of Juno common stock that will be outstanding following the merger. This proxy statement/prospectus provides you with detailed information about the special meeting, the merger and related matters and we urge you to read it carefully. In addition, you may obtain information about Juno from documents that it has filed with the Commission. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                            ------------------------

      PLEASE READ THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROXY STATEMENT/PROSPECTUS.

     NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THESE SECURITIES, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

         This proxy statement/prospectus is dated                , 1999
 and is first being mailed to stockholders of Juno on or about                ,
                                     1999.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT JUNO THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO JUNO STOCKHOLDERS UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO GET COPIES OF THE DOCUMENTS WE REFER YOU TO, PLEASE CONTACT:

                     JUNO LIGHTING, INC. INVESTOR RELATIONS
1300 SOUTH WOLF ROAD
DES PLAINES, ILLINOIS 60017-5065
TELEPHONE: (847) 827-9880

     TO OBTAIN TIMELY DELIVERY OF THE REQUESTED DOCUMENTS PRIOR TO THE SPECIAL
MEETING, YOU MUST REQUEST THEM NO LATER THAN             , 1999, WHICH IS FIVE
BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Juno makes forward-looking statements in this document and in the Juno public documents to which we refer you. These forward-looking statements are subject to risks and uncertainties, and there can be no assurance that such statements will prove to be correct. Forward-looking statements include some of the statements set forth under "Summary -- Selected Unaudited Pro Forma Condensed Consolidated Financial Data," "Risk Factors -- Our Company Will Be Substantially Leveraged and Will Have Decreased Liquidity after the Merger,"
"-- There may be a Loss of Liquidity and Increased Volatility in the Trading of Juno Common Stock after the Merger," "The Recapitalization and Merger -- Reasons for the Recapitalization and Merger; Recommendation of the Board of Directors," "-- Opinion of Financial Advisor," "-- Certain Estimates of Future Operations and Other Information," "-- Financing of the Recapitalization and Merger,"
"-- Certain Effects of the Recapitalization and Merger" and "Unaudited Pro Forma Consolidated Financial Information." In addition, in some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "plans," "believes," "anticipates," "expects" and "intends," or the negative of such terms, and similar terminology. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. You should consider these risks when you vote on the merger and the other proposals and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We are not obligated to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated events. You should read the information herein in conjunction with the risk factors and other information contained in this proxy statement/prospectus and in the public documents to which we referred you.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION AND
  MERGER....................................................      1
DIAGRAM OF THE STRUCTURE OF THE RECAPITALIZATION AND
  MERGER....................................................      3
SUMMARY.....................................................      4
  Parties to the Merger Agreement...........................      4
  The Juno Stockholders' Meeting............................      5
  The Recapitalization and Merger...........................      6
  The Amended and Restated Certificate of Incorporation.....     10
  The 1999 Stock Award and Incentive Plan...................     10
  Selected Historical Condensed Financial Data..............     11
  Selected Unaudited Pro Forma Condensed Financial Data.....     12
RISK FACTORS................................................     13
  We will be Controlled by Fremont Investors after the
     Merger.................................................     13
  We will be Substantially Leveraged and will have Decreased
     Liquidity after the Merger.............................     13
  There may be a Loss of Liquidity and Increased Volatility
     in the Trading of Juno Common Stock after the Merger...     14
  The Preferred Stock issued to Fremont Investors may
     Adversely Affect Common Stockholders...................     15
  Potential Dilution of Juno Stockholders May Occur.........     15
  We do not Expect to Pay Dividends after the Merger........     15
  The Recapitalization and Merger raise Fraudulent
     Conveyance Risks.......................................     15
  Certain Proration Risks May Result........................     16
THE JUNO SPECIAL MEETING....................................     16
  Matters to be Considered..................................     16
  Record Date...............................................     17
  Voting at the Special Meeting.............................     17
     Quorum Requirement.....................................     17
     Voting Rights..........................................     17
     Vote Required..........................................     17
     Abstention and Broker Non-Votes........................     17
  Proxies...................................................     18
  Information Concerning the Solicitation of Proxies........     18
  Form of Election..........................................     19
  Recommendation of the Juno Board..........................     19
THE RECAPITALIZATION AND MERGER.............................     19
  Background of the Recapitalization and Merger.............     19
  Reasons for the Recapitalization and Merger;
     Recommendation of the Board of Directors...............     23
  Opinion of Financial Advisor..............................     25
  Certain Estimates of Future Operations and Other
     Information............................................     29
  Engagement of Financial Advisors..........................     30
  Merger Consideration......................................     30
  The Sale of Preferred Stock to Fremont Investors..........     32
  Management Services Agreement.............................     32
  Financing of the Recapitalization and Merger..............     33
  Effective Time of the Merger..............................     36
  Conversion/Retention of Shares; Procedures for Exchange of
     Stock Certificates.....................................     36
  Fractional Shares.........................................     37
  Certain Federal Income Tax Consequences...................     37
  Interests of Certain Persons in the Merger................     40
  Directors of Juno after the Merger........................     41
  Certain Effects of the Recapitalization and Merger........     42
  Governmental and Regulatory Approvals.....................     43
  Accounting Treatment......................................     43
  Resale of Retained Common Stock following the Merger......     43

CERTAIN PROVISIONS OF THE MERGER AGREEMENT...................................................................         43
  The Merger.................................................................................................         43
  Closing of the Merger......................................................................................         44
  Effective Time of the Merger...............................................................................         44
  Surviving Corporation......................................................................................         44
  Representations and Warranties.............................................................................         44
  Certain Covenants..........................................................................................         45
  No Solicitation............................................................................................         46
  Employee Benefits..........................................................................................         47
  Conditions to Consummation of the Merger...................................................................         48
  Termination................................................................................................         48
  Termination Fees and Expenses..............................................................................         49
  Transaction Fees...........................................................................................         50
  Amendment and Waiver.......................................................................................         50
APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION................................................         51
APPROVAL OF THE JUNO 1999 STOCK AWARD AND INCENTIVE PLAN.....................................................         55
STOCK PRICE AND DIVIDEND INFORMATION.........................................................................         60
INFORMATION CONCERNING THE COMPANIES.........................................................................         60
  Juno.......................................................................................................         60
  Fremont Investors and Fremont Partners.....................................................................         61
  Jupiter....................................................................................................         61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................................         62
  Principal Stockholders.....................................................................................         62
  Directors' and Executive Officers' Stock Ownership.........................................................         63
EXECUTIVE COMPENSATION.......................................................................................         64
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION.......................................................         66
DESCRIPTION OF JUNO CAPITAL STOCK FOLLOWING THE MERGER.......................................................         73
  Authorized Capital Stock...................................................................................         73
  Common Stock...............................................................................................         73
  Preferred Stock............................................................................................         73
  Preemptive Rights..........................................................................................         73
  Anti-Takeover Statute......................................................................................         74
COMPARISON OF THE RIGHTS OF JUNO STOCKHOLDERS BEFORE AND AFTER THE MERGER....................................         74
CERTAIN PENDING LITIGATION...................................................................................         75
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS..................................................................         75
LEGAL MATTERS................................................................................................         77
INDEPENDENT AUDITORS.........................................................................................         77
WHERE YOU CAN FIND MORE INFORMATION..........................................................................         77
INCORPORATION OF DOCUMENTS BY REFERENCE......................................................................         78
STOCKHOLDER PROPOSALS........................................................................................         78
OTHER MATTERS................................................................................................         79
Annex A -- Agreement and Plan of Recapitalization and Merger
Annex B -- Opinion of William Blair & Company, LLC
Annex C -- Amended and Restated Certificate of Incorporation of Juno Lighting, Inc.
Annex D -- Juno Lighting, Inc. 1999 Stock Award and Incentive Plan
Annex E -- Section 262 of the Delaware General Corporation Law

          QUESTIONS AND ANSWERS ABOUT THE RECAPITALIZATION AND MERGER

THE MERGER AND THE MERGER CONSIDERATION

Q:  Why is Juno proposing the recapitalization and merger?

A: The Board of Directors of Juno believes that the recapitalization and merger are in the best interests of Juno stockholders in light of the value to be paid to the stockholders in the recapitalization and merger, and in light of the substantial efforts which have been made by Juno to explore potential strategic alternatives.

Q:  What will I receive for each of my shares of Juno common stock?

A: Subject to proration as described below, you will have the right to elect with respect to each share of Juno common stock you own either to receive $25 in cash or to retain one share of common stock of Juno, the surviving corporation in the merger.

Q:  Is there any limit on the number of Juno shares that may be retained?

A: Yes. Exactly 2,400,000 shares of common stock, which constitute approximately 12.9% of the shares outstanding prior to the merger, will be retained by existing Juno stockholders in the merger. These retained shares will represent approximately 39.5% of the fully-diluted common stock of the surviving corporation immediately after the merger.

Q:  What will happen if too few people elect to retain Juno shares?

A: If Juno stockholders elect to retain, in the aggregate, less than 2,400,000 shares, then the amount of shares equal to the difference between 2,400,000 and the number of shares elected to be retained will be allocated pro rata among stockholders based upon the number of non-electing shares.

Q:  What will happen if too many people elect to retain Juno shares?

A: If Juno stockholders elect to retain, in the aggregate, more than 2,400,000 shares, then the 2,400,000 shares will be allocated pro rata among the Juno stockholders who have elected to retain shares based on the number of shares each stockholder has elected to retain.

Q:  Do I have dissenters' rights in connection with the merger?

A: Yes. If you do not vote in favor of the merger and follow other required procedures under Delaware law, you will receive neither the $25 per share cash price nor retain your Juno shares in the merger. Instead, your only right will be to receive the appraised fair value of your Juno shares in cash.

INFORMATION REGARDING THE RECAPITALIZATION AND MERGER AND ITS EFFECTS ON JUNO

Q:  When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible after the Juno special meeting. We anticipate that the merger will be completed during our fiscal quarter ending August 31, 1999.

Q:  What percentage of Juno will Fremont Investors own after the merger?

A: In connection with the merger, Fremont Investors will purchase a new series of convertible preferred stock of Juno with an initial stated value of $106 million, which, on an as-converted basis, will initially represent approximately 60.5% of the fully-diluted common stock of Juno. Dividends payable on the preferred stock in the form of increases to the stated value of the preferred stock during the first five years following the merger will, on an as-converted basis, result in an increase in Fremont's fully-diluted ownership percentage.

Q:  Who will be on the Juno Board of Directors immediately after the merger?

A: We expect that Juno's Board will consist of Robert Jaunich II and Mark Williamson, the current directors of Jupiter. In addition to these two outside directors, Fremont intends to nominate and appoint, as soon as practicable after the effective time of the merger, a representative of management and additional outside directors unaffiliated with Fremont to serve on the Juno Board of Directors.

Q: Are there risks associated with retaining Juno common stock after the recapitalization and merger which are different from the risks of owning Juno stock prior to the merger?

A: Yes. Following the merger, Juno will be substantially leveraged, will have a different capital structure, and will have a controlling stockholder. In addition, the Juno common stock will have reduced trading liquidity. For more information on these and other risks, see "Risk Factors."

Q:  What are the tax consequences of the merger?

A: The merger will be a taxable transaction with respect to any cash received. Under certain circumstances described below, tax may be imposed on all of the cash received even if it exceeds the gain inherent in the shares exchanged for cash. The merger will be tax free to stockholders who do not receive cash in such transactions. Those Juno stockholders who receive some cash and retain some stock in the merger may in some cases have ordinary income rather than capital gain with respect to the cash received. To review the tax consequences to Juno stockholders in greater detail, see "The Recapitalization and Merger -- Certain Federal Income Tax Consequences."

Q: Will Juno shares continue to be listed on the Nasdaq National Market following the merger?

A: We expect that Juno common stock will continue to be publicly traded on Nasdaq following the merger, but we cannot guarantee that Juno common stock will be listed on Nasdaq or publicly traded indefinitely. The public float of Juno shares will be significantly reduced from current levels because 87.1% of the currently outstanding Juno shares will not be outstanding after the merger.

HOW TO VOTE YOUR SHARES AND ELECT THE FORM OF MERGER CONSIDERATION TO BE
RECEIVED

Q:  Is there anything I need to do now?

A: After carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Juno special meeting. Include with your proxy card a completed form of election, where you should indicate whether you elect to receive cash or retain shares of common stock of Juno.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares on the merger proposal without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q: How do I change my vote or election to retain shares after I have mailed my signed proxy card and form of election?

A: You may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new, later dated proxy card to the Corporate Secretary of Juno. You also can attend the Juno special meeting and vote in person. You may change your election by sending a written notice stating that you would like to revoke your election or by completing and submitting a new, later dated form of election to the Corporate Secretary of Juno.

Q:  Should I send in my stock certificates now?

A: No. After the merger is completed, Juno stockholders will receive written instructions for exchanging their Juno stock certificates for cash and/or for Juno stock certificates.

Q:  Who can help answer my questions?

A:  If you have more questions about the merger, you should contact:

                               [Proxy Solicitor]
                                    Address
                                     Phone
                                      Fax

          DIAGRAM OF THE STRUCTURE OF THE RECAPITALIZATION AND MERGER
                                    DIAGRAM
FREMONT INVESTORS I, LLC
1,600,000 SHARES OF
CONVERTIBLE PREFERRED
STOCK (INITIALLY
REPRESENTING, ON AN
AS-CONVERTED BASIS,
60.5% FULLY-DILUTED
OWNERSHIP)
PUBLIC STOCKHOLDERS
(EACH HOLDER MAY ELECT, WITH RESPECT TO
EACH SHARE, TO RETAIN SUCH SHARE OR TO
RECEIVE $25, SUBJECT TO PRORATION)
2,400,000
SHARES OF
COMMON
STOCK (INITIALLY
REPRESENTING
39.5% FULLY-
DILUTED
OWNERSHIP)
AND $405 MILLION
IN CASH
$106 MILLION
JUPITER ACQUISITION CORP.
MERGE
JUNO LIGHTING, INC.
$125 MILLION
$94.9 MILLION*
SENIOR
SUBORDINATED
NOTE HOLDERS
SENIOR
SECURED LENDERS
-------------------------
* Based on $102.6 million of available cash of Juno as of February 28, 1999.

                                    SUMMARY

     This Summary, together with the "Questions and Answers About the Recapitalization and Merger" and the "Diagram of the Structure of the Recapitalization and Merger" on the preceding pages, highlights important selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand fully the recapitalization and merger and for a more complete description of the legal terms of the recapitalization and merger, you should read carefully this entire document and the other documents to which we have referred you. For more information about Juno, see "Where You Can Find More Information (page 76)." We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

                        PARTIES TO THE MERGER AGREEMENT

Juno Lighting, Inc
  (see page 60)...............   Juno is a specialist in the design, manufacture
                                 and marketing of a full line of recessed and track lighting fixtures for use in remodeling and new construction of commercial, institutional and residential buildings. Juno's principal products use incandescent, high intensity discharge and fluorescent light sources and are designed for attractive appearance, reliable and flexible function, efficient operation and simple installation and servicing.

                                 Juno was incorporated in Delaware in 1983 and its principal offices and corporate headquarters are located at 1300 South Wolf Road, Des Plaines, Illinois 60017-5065, telephone: (847) 827-9880.

Fremont Investors I, LLC (see
  page 61)....................   Fremont Investors is a Delaware limited
                                 liability company formed by Fremont Partners, L.P. It is anticipated that, prior to the purchase of Series A convertible preferred stock of Juno, Fremont Investors will not have any significant assets and liabilities and will not engage in any activities other than those incident to the recapitalization and merger and the financing thereof.

                                 Fremont Partners is a private equity fund which, together with affiliated partnerships, has committed capital of $605 million. Fremont Partners is part of The Fremont Group, a private investment company with approximately $10 billion of assets under management. References to Fremont Partners in this document mean Fremont Partners, L.P. and affiliated partnerships. We sometimes refer to Fremont Investors and Fremont Partners as "Fremont" in this document.

                                 Fremont is not in any way affiliated with Robert S. Fremont, the Chairman and Chief Executive Officer of Juno.

Jupiter Acquisition Corp
  (see page 61)...............   Jupiter, a Delaware corporation, was organized
                                 at the direction of Fremont Investors for the purpose of effecting the merger. It has not engaged in any activities except in connection with the proposed recapitalization and merger.
                                 Jupiter is wholly-owned by Fremont Investors.

                                 The offices of Jupiter, Fremont Investors and Fremont Partners are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895, telephone: (415) 284-8500.

                         THE JUNO STOCKHOLDERS' MEETING

Time, Date, and Place (see
page 16)......................   The special meeting will be held on June   ,
                                 1999, at   :00 p.m., central time, at Juno's
                                 headquarters at 1300 South Wolf Road, Des
                                 Plaines, Illinois 60017-5065.

Matters to be Considered (see
page 16)......................   At the special meeting, stockholders will
                                 consider and vote upon proposals to:

                                 - approve the merger agreement and the
                                   transactions contemplated thereby, including
                                   (a) the merger of Jupiter, a wholly-owned subsidiary of Fremont Investors, with and into Juno, with Juno being the surviving corporation, and (b) the purchase by Fremont Investors of $106 million of a new series of convertible preferred stock of Juno;

                                 - adopt an amended and restated certificate of
                                   incorporation of Juno;

                                 - adopt the Juno Lighting, Inc. 1999 Stock
                                   Award and Incentive Plan; and

                                 - consider such other matters that may properly
                                   come before the special meeting or any
                                   adjournment or postponement thereof.

Record Date (see page 17).....   You may vote at the special meeting and any
                                 postponements or adjournments thereof if you
                                 were the record owner of Juno common stock at
                                 the close of business on             , 1999.
                                 You will have one vote for each share of Juno common stock you own.

Voting at the Special Meeting
(see page 17).................   The affirmative vote by the holders of a
                                 majority of the outstanding Juno shares is required to approve (a) the merger agreement and the transactions contemplated thereby and
                                 (b) the amended and restated certificate of incorporation of Juno.

                                 The affirmative vote by the holders of a majority of the shares present, in person or by properly executed proxy, at the special meeting is required to approve the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan.

                                 Because each of the proposals being voted upon by stockholders relate to the recapitalization and merger, approval of each proposal is contingent upon approval of the other proposals. If any of these proposals is not approved by stockholders, none of the proposals will be implemented and the merger will not be consummated.

Proxies (see page 18).........   All Juno shares which are represented at the
                                 special meeting by properly executed proxies received and not duly and timely revoked will be voted at the special meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such Juno shares will be voted
                                 "FOR" the approval and adoption of each
                                 proposal.

Shares held by Directors and
  Executive Officers (see page
  62).........................   On the record date, directors and executive
                                 officers of Juno owned and had the right to
                                 vote        shares of Juno common stock
                                 (approximately      % of the        shares of
                                 Juno common stock then outstanding). We expect that they will vote all of their shares in favor of the approval of each proposal.

                        THE RECAPITALIZATION AND MERGER

General
  (see page 30)...............   The merger agreement is attached as Annex A to
                                 this proxy statement/prospectus. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

                                 If the merger is approved by Juno stockholders and all other conditions to the merger are satisfied or, where permissible, waived, Jupiter will merge with and into Juno, with Juno as the surviving corporation in the merger.

                                 Following the merger, Juno will continue to operate in substantially the same manner as it has in the past, except that we will be substantially leveraged, will have a different capital structure and will have a controlling stockholder. Fremont Investors will own convertible preferred stock initially representing, on an as-converted basis, approximately 60.5% of the fully-diluted common stock of Juno and existing Juno stockholders will own the remaining 39.5%. Dividends payable on the preferred stock in the form of increases to the stated value of the preferred stock during the first five years following the merger will, on an as converted basis, result in an increase in Fremont's fully-diluted ownership.

Effective Time of the Merger
  (see page 36)...............   We anticipate completing the merger as promptly
                                 as practicable following approval of the merger agreement by Juno stockholders at the special meeting.

What You will Receive in the
Merger
  (see page 30)...............   For each share of Juno common stock owned
                                 before the merger, a Juno stockholder who has not exercised his or her dissenters' rights in the merger will be entitled to elect, subject to proration, to receive $25 in cash or to retain one share of Juno common stock. Existing
                                 Juno stockholders will retain a total of 2,400,000 shares of common stock in the merger.

Treatment of Stock Options
  (see page 40)...............   All outstanding options to purchase shares of
                                 Juno common stock will be accelerated and fully vested as a result of the merger. Each holder of outstanding options will be free to continue to hold such options or to exercise them in accordance with their terms after the merger.

Issuance of Convertible
Preferred Stock to Fremont
  (see page 32)...............   The merger agreement also provides for the
                                 simultaneous purchase by Fremont Investors of 1,060,000 shares of a new series of convertible preferred stock of Juno at a price of $100.00 per share, or an aggregate initial stated amount of $106,000,000.

                                 - The preferred stock will generally have the
                                   right to receive the greater of cumulative 2% quarterly dividends and the amount payable with respect to the common stock in such quarter. These quarterly dividends will be payable by an increase in the stated amount of the preferred stock for the first five years following issuance and will become payable in cash thereafter.

                                 - The preferred stock will be convertible into
                                   a number of shares of common stock derived by dividing the stated amount by the conversion price of $26.25 per share.

                                 - The preferred stock has voting rights on all
                                   matters submitted to a vote of Juno
                                   stockholders equal to the number of shares of common stock into which it is convertible.

                                 - At any time beginning on the ninth
                                   anniversary of the effective time of the merger, Juno may elect to redeem the preferred stock at a price equal to the then stated amount plus any accrued but unpaid dividends.

Management Services Agreement
and Transaction Fee
  (see pages 32)..............   Juno and Fremont Partners, L.L.C., an affiliate
                                 of Fremont Partners, will enter into a
                                 Management Services Agreement at the effective time of the merger pursuant to which Fremont
                                 Partners, L.L.C. will render certain management services in connection with Juno's business operations, including strategic planning, finance, tax and accounting services. Juno will pay Fremont Partners, L.L.C. an annual fee of $325,000 to render such services. In addition, at the effective time of the merger, Juno will pay Fremont Partners, LLC a transaction fee of $4.54 million.

Recommendation of Board of
Directors (see page 23).......   Your Board of Directors believes the merger
                                 agreement and the transactions contemplated thereby are in the best interests of Juno stockholders in light of the value to be paid to Juno stockholders in the merger.
                                 ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY
                                 RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND
                                 ADOPTION OF THE MERGER AGREEMENT AND THE
                                 TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING
                                 THE MERGER AND THE PURCHASE OF THE CONVERTIBLE
                                 PREFERRED STOCK BY FREMONT.

Opinion of Financial Advisor
  (see page 25)...............   In deciding to approve the merger, your Board
                                 of Directors considered the opinion delivered to it by William Blair & Company, L.L.C
                                 ("Blair") that, as of the date of the opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the holders of Juno common stock pursuant to the merger was fair from a financial point of view to such holders.

                                 We have attached as Annex B the written opinion of Blair dated March 26, 1999. You should read that document carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Blair in providing their opinion.

Interests of Certain Persons
in the Merger That Are
  Different from Yours (see
  page 40)....................   Certain members of Juno's management and of the
                                 Board of Directors will receive economic benefits as a result of the merger, including accelerated vesting of stock options, maintenance of directors' and officers' insurance coverage and employee benefits by Juno for specified periods of time following the merger, indemnification rights, benefits under Change of Control Benefits Agreements, possible continued employment by Juno, possible future grants of options under the 1999 Stock
                                 Award and Incentive Plan and possible purchase of shares of the convertible preferred stock of Juno.

Financing of the
Recapitalization
  and Merger (see page 33)....   The total amount of funds required to
                                 consummate the transactions contemplated by the merger agreement and to pay all related fees and expenses is approximately $428.5 million, which, based on available cash of Juno as of February 28, 1999, will be provided through a combination of:
                                 - approximately $106.0 million in proceeds from
                                   the purchase of the convertible preferred stock by Fremont Investors;
                                 - borrowings by Juno of up to $94.9 million
                                   under new senior secured credit facilities;
                                 - proceeds of approximately $125.0 million from
                                   Juno's offering of senior subordinated notes
                                   in a private placement; and
                                 - approximately $102.6 million of available cash of Juno.

Conditions to the Merger
  (see page 48)...............   The merger is subject to a number of
                                 conditions, including stockholder approval, expiration of the antitrust waiting period and receipt of the financing necessary to consummate the transactions contemplated by the merger agreement. Fremont Investors has agreed to use its reasonable best efforts to cause such funds to be obtained.

                                 Unless prohibited by law, Juno, Fremont
                                 Investors or Jupiter could elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or, where permissible, waived, or that we will complete the merger.

Termination of the Merger
Agreement
  (see page 48)...............   The merger agreement will be subject to
                                 termination at any time prior to the effective time of the merger by the mutual consent of Juno and Fremont Investors or by either Juno or Fremont Investors if: (1) any governmental body takes any action permanently prohibiting the merger and such action has become final and non-appealable; (2) the merger is not consummated by September 30, 1999; or (3) the merger agreement is not approved by the holders of at least a majority of the outstanding Juno shares at the special meeting.

                                 The merger agreement also will be subject to termination by either Fremont Investors or Juno under the circumstances described herein. See "Certain Provisions of the Merger
                                 Agreement -- Termination." If the merger agreement is terminated by Juno or Fremont Investors under some of the circumstances described herein, Juno will be obligated to pay Fremont Investors a termination fee of $12 million and transaction expenses of up to $3 million. See "Certain Provisions of the Merger Agreement -- Termination Fees and Expenses."

Appraisal Rights
  (see page 75)...............   Delaware law permits holders of Juno common
                                 stock to dissent from the merger and to have the fair value of their stock appraised and paid to them in cash. If you hold shares of Juno common stock, do not vote in favor of the merger and follow the required procedures, you will receive neither the $25 per share cash price nor retain shares of stock of the surviving corporation. Instead, your only right will be to receive the appraised fair value of your Juno shares in cash.

Certain Federal Income Tax
  Consequences (see page
  37).........................   The merger is intended to be tax-free to you to
                                 the extent that you exchange your shares of Juno common stock for Juno common stock, and taxable to you to the extent you exchange your shares of Juno common stock for cash. The Juno shares exchanged for cash will be deemed for federal income tax purposes to be sold to Juno.
                                 A Juno stockholder will recognize capital gain or loss based upon the difference between the cash received and the stockholder's basis in the shares exchanged, unless the cash received in exchange for such stock is considered to be substantially equivalent to a dividend. We are not going to receive any opinion or any ruling from the IRS concerning the tax treatment of the merger.

                                 Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisors to understand fully the tax consequences of the merger to you.

Regulatory Approvals
  (see page 43)...............   The Hart-Scott-Rodino Antitrust Improvements
                                 Act of 1976 prohibits Juno, Fremont Investors, and Jupiter from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade
                                 Commission and the required waiting period has expired. In addition, certain aspects of the merger may require notification to, and filings with, certain federal, state and foreign governmental authorities.

Accounting Treatment
  (see page 43)...............   We expect the merger to be accounted for as a
                                 recapitalization under generally accepted accounting principles. Accordingly, the historical basis of Juno's assets and liabilities will not be impacted by the transaction.

Stockholder Rights Agreement
  (see page 75)...............   The Juno Board of Directors has exempted
                                 Jupiter, Fremont Investors and their respective affiliates and associates from triggering the rights of stockholders under Juno's stockholder rights agreement as a result of the merger and the purchase of the convertible preferred stock by Fremont Investors. In addition, the Juno
                                 Board of Directors amended the rights agreement to provide that the rights agreement will terminate at the effective time of the merger.
                                 Because of these facts, stockholders will have no right to acquire stock under the rights agreement either by virtue of the merger or following the merger.

Market Price of Juno shares
  (see page 60)...............   The Juno shares are quoted and traded on the
                                 Nasdaq National Market under the symbol "JUNO."
                                 On March 26, 1999, the last trading day before the public announcement of the merger agreement, the high and low sale prices of the Juno shares on Nasdaq were $20.75 and $20.00 per share, respectively. On April 9, 1999, the last full trading day prior to the date of this proxy statement/prospectus, the high and low sale prices of Juno shares on Nasdaq were $21.75 and $22.25 per share, respectively.
                                 Stockholders are urged to obtain current market quotations for the Juno shares prior to making any decision with respect to the merger.

             THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Purpose and Background
  (see page 51)...............   The certificate of incorporation of Juno is
                                 being amended and restated to effect certain changes in connection with the recapitalization and merger, including the authorization of five million shares of "blank check" preferred stock and the designation of 1,060,000 of such shares as a new series of convertible preferred stock.

Recommendation of the Board of
  Directors...................   THE JUNO BOARD OF DIRECTORS UNANIMOUSLY
                                 RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND
                                 ADOPTION OF THE AMENDED AND RESTATED
                                 CERTIFICATE OF INCORPORATION.

                    THE 1999 STOCK AWARD AND INCENTIVE PLAN

Purpose and Background
  (see page 55)...............   The 1999 Stock Award and Incentive Plan
                                 provides for the grant of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and other equity-based incentive awards to eligible directors, employees and independent contractors of Juno.
                                 Up to 940,000 shares of Juno common stock may be issued pursuant to awards granted under the 1999 Stock Award and Incentive Plan. We do not anticipate that any grants will be made under any other stock option plan of Juno after the merger.

Recommendation of the Board of
  Directors...................   THE JUNO BOARD OF DIRECTORS UNANIMOUSLY
                                 RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND
                                 ADOPTION OF THE 1999 STOCK AWARD AND INCENTIVE
                                 PLAN.

                  SELECTED HISTORICAL CONDENSED FINANCIAL DATA

     The following table sets forth selected historical condensed consolidated financial data of Juno. The selected historical condensed consolidated financial data for the three fiscal years ended November 30, 1998, 1997 and 1996 and for the three months ended February 28, 1999 and 1998 are derived from the historical consolidated financial statements of Juno and related notes thereto, which are incorporated by reference in this document. The selected historical condensed consolidated financial data for the two fiscal years ended November 30, 1995 and 1994 are derived from the historical consolidated financial statements of Juno, which are not incorporated by reference in this document. The selected historical condensed financial data of Juno for the three months ended February 28, 1999 and 1998 are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of such data. Operating results for the three months ended February 28, 1999 do not necessarily show what the results for a full year will be. See "Where You Can Find More Information" on page 77.

                                 THREE MONTHS ENDED
                                    FEBRUARY 28,                     YEAR ENDED NOVEMBER 30,
                                 -------------------   ----------------------------------------------------
                                   1999       1998       1998       1997       1996       1995       1994
                                   ----       ----       ----       ----       ----       ----       ----
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net Sales......................  $ 37,277   $ 34,386   $160,941   $139,855   $131,479   $126,364   $126,777
Gross Profit...................    18,723     16,770     81,059     67,974     63,160     61,279     65,549
Net Income.....................     6,009      4,766     26,625     20,303     19,897     19,974     22,907
Net Income Per Common Share
  Basic........................       .32        .26       1.43       1.10       1.08       1.08       1.24
  Diluted......................       .32        .26       1.43       1.10       1.08       1.08       1.23
Percent of Net Income to Net
  Sales........................     16.1%      13.9%      16.5%      14.5%      15.1%      15.8%      18.1%
CONSOLIDATED BALANCE SHEET
  DATA:
Working Capital................  $129,372   $113,285   $133,409   $110,876   $104,465   $102,294   $ 89,451
Total Assets...................   213,097    191,345    208,839    187,389    178,181    160,089    145,756
Long-Term Debt.................     3,225      3,356      3,265      3,385      4,433      5,976      6,404
Stockholders' Equity...........   195,465    173,944    191,448    170,630    155,661    141,368    126,748
Stockholders' Equity per Common
  Share........................     10.51       9.37      10.30       9.19       8.41       7.66       6.87
OTHER DATA:
Current Ratio..................  11.0 : 1   10.3 : 1   11.5 : 1   10.5 : 1    7.5 : 1   10.6 : 1    9.5 : 1
EBITDA(1)......................  $  8,959   $  7,240   $ 40,654   $ 30,857   $ 29,468   $ 30,430   $ 36,865
Cash Dividends per Common
  Share........................       .10        .09        .36        .32        .32        .30        .26

-------------------------
(1) EBITDA represents earnings before (a) taxes on income, (b) interest expense,
    (c) interest, dividend, and other miscellaneous income, and (d) depreciation and amortization. EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

             SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

     The following table sets forth selected pro forma condensed consolidated financial data of Juno that has been derived by making pro forma adjustments to Juno's historical consolidated financial statements incorporated by reference herein. The pro forma condensed consolidated statements of income for the periods presented give effect to the merger and related transactions as if such transactions were consummated as of December 1, 1997. The pro forma condensed consolidated balance sheet data gives effect to the merger and related transactions as if such transactions had occurred as of February 28, 1999. The adjustments are described in the notes accompanying the pro forma financial statements found on page 67. The selected pro forma condensed consolidated financial data should not be considered indicative of actual results that would have been achieved had the merger and related transactions been consummated on the date or for the periods indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period. This data should be read in conjunction with Juno's historical financial statements and the notes thereto which are incorporated herein by reference. See "Where You Can Find More Information" on page 77.

                                             TWELVE MONTHS ENDED   THREE MONTHS ENDED      YEAR ENDED
                                              FEBRUARY 28, 1999    FEBRUARY 28, 1999    NOVEMBER 30, 1998
                                             -------------------   ------------------   -----------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Sales...................................      $ 163,832             $ 37,277            $160,941
Gross Profit................................         83,012               18,723            $ 81,059
Net Income..................................          9,690                1,455            $  8,611
Net Income (Loss) Attributable to Common
  Stockholders..............................            951                 (840)               (128)
PER SHARE DATA:
  Net Income (Loss) Attributable to Common
     Stockholders
  Basic.....................................      $     .40             $  (0.35)           $  (0.05)
  Diluted(1)................................      $     .38             $  (0.35)           $  (0.05)
CONSOLIDATED BALANCE SHEET DATA:
Working Capital.............................      $  42,352
Total Assets................................      $ 120,194
Long-Term Debt..............................      $ 216,446
Stockholders' Deficit.......................      $(114,039)
Stockholders' Deficit per Common Share......      $  (47.50)
OTHER DATA:
Current Ratio...............................           3.51
EBITDA(2)...................................      $  42,048             $  8,878            $ 40,329

-------------------------
(1) If the convertible preferred stock were converted, pro forma diluted net income per share would have been $1.49, $.22, and $1.32 for the twelve months ended February 28, 1999, the three months ended February 28, 1999 and the year ended November 30, 1998, respectively. Such conversion is anti-dilutive, and therefore, excluded from pro forma diluted net income per share.

(2) EBITDA represents earnings before (a) taxes on income, (b) interest expense,
    (c) interest, dividend, and other miscellaneous income, and (d) depreciation and amortization. EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

                                  RISK FACTORS

     You should carefully consider the following risk factors, together with the other information contained in this proxy statement/prospectus, before determining whether to vote to approve the merger and the transactions contemplated thereby.

WE WILL BE CONTROLLED BY FREMONT INVESTORS AFTER THE MERGER

     Fremont Investors will own a new series of convertible preferred stock initially representing, on an as-converted basis, approximately 60.5% of the fully-diluted common stock of Juno immediately after the merger. Fremont will have significant voting power to control the direction and policies of Juno, the election of all of the directors and the outcome of any matter requiring stockholder approval, including adopting amendments to Juno's certificate of incorporation and approving the merger or a sale of all or substantially all of Juno's assets. The directors elected by Fremont will have the authority to effect decisions affecting the appointment of new management and the capital structure of Juno, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends, if any.

     In addition, the existence of a controlling stockholder of Juno may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding common stock. A third party would be required to negotiate any such transaction with Fremont and Fremont's interests may be different from the interests of other Juno stockholders.

WE WILL BE SUBSTANTIALLY LEVERAGED AND WILL HAVE DECREASED LIQUIDITY AFTER THE MERGER

     In connection with the recapitalization and merger and based on Juno's available cash as of February 28, 1999, Juno expects to incur approximately $219.9 million of indebtedness, consisting of $94.9 million of borrowings under new senior secured credit facilities and $125.0 million of senior subordinated notes of Juno. These funds will be used to fund payment of a portion of the merger consideration and the fees and expenses associated with the merger. The definitive terms of the senior secured credit facilities and the senior subordinated notes have not been finalized. However, we expect that such terms will include significant operating and financial restrictions, such as limits on our ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. In addition, under the senior credit facilities, we will be required to comply with certain financial covenants. See "The Recapitalization and Merger--Financing of the Recapitalization and Merger" on page 33.

     As of February 28, 1999, after giving pro forma effect to the recapitalization and merger and the merger financing and the application of the net proceeds from the financing, Juno would have had approximately $234.2 million of total liabilities. This substantial leverage may have important consequences for Juno, including the following:

     - our ability to obtain additional financing for working capital, capital expenditures or other purposes may be impaired or any such financing may not be available on terms favorable to us;

     - during certain periods, a substantial portion of our cash flow available from operations will be dedicated to the payment of principal and interest expense, thereby reducing the funds that would otherwise be available to us for operations and future business opportunities;

     - certain of our borrowings will be at variable rates of interest, which could result in higher interest expense;

     - a substantial decrease in net operating income and cash flows or an increase in expenses may make it difficult for us to meet our debt service requirements or force us to modify our operations; and

     - our substantial leverage may make us more vulnerable to economic downturns and competitive pressure.

     In addition, substantial leverage will have a negative effect on our net income. Pro forma net income for the fiscal year ended November 30, 1998 and the three months ended February 28, 1999 would have been $8.6 million and $1.5 million, respectively, as compared to $26.6 million and $6.0 million, respectively for the same periods on a historical basis, and pro forma interest expense for fiscal 1998 and the three months ended February 28, 1999 would have increased to $22.4 million and $5.6 million, respectively.

     After the merger is consummated, our principal source of liquidity is expected to be cash flow from operations. Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness and to make scheduled payments under, our other obligations depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Based on the current level of operations and anticipated growth, we believe that future cash flow from operations will be adequate to meet our anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments. Our business may not continue to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, we may be required to refinance all or a portion of our debt, sell assets or obtain additional financing, and we cannot be assured of being able to complete such actions.

THERE MAY BE A LOSS OF LIQUIDITY AND INCREASED VOLATILITY IN THE TRADING OF JUNO COMMON STOCK AFTER THE MERGER

     ADVERSE EFFECTS OF REDUCED PUBLIC FLOAT. Following the cashout of 87.1% of our common stock in the merger, there will be a substantial decrease in the number of outstanding shares of our common stock. As a result, we expect that the volume of shares of Juno traded following the merger will be substantially smaller than the trading volume of Juno shares before the merger. This reduced public float may result in a significant decrease in the liquidity of our common stock and could cause the market price of shares of Juno common stock to be subject to significant fluctuations.

     NO GUARANTEE OF CONTINUED NASDAQ LISTING. While we expect Juno common stock will continue to be publicly traded on Nasdaq after the merger, we cannot assure you that Juno common stock will continue to be listed on Nasdaq indefinitely. If Juno was delisted from Nasdaq, shares of Juno common stock may no longer be publicly traded, and stockholders may experience difficulty selling shares of Juno common stock or obtaining prices that reflect the value thereof. Pursuant to the merger agreement, Fremont Investors has agreed that for at least three years after the effective time of the merger, it will not take any action to cause Juno common stock to be delisted from Nasdaq. However, Fremont may take such action in connection with a transaction which results in the termination of Juno's Exchange Act reporting obligations. Moreover, following the merger, the total number of beneficial holders of Juno common stock may fall below the 400 beneficial holders required by Nasdaq or other applicable listing criteria may not be met, although Juno expects that it will satisfy the applicable listing criteria at the effective time of the merger.

     NO GUARANTEE OF CONTINUED EXCHANGE ACT REPORTS. We expect to continue to be a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to continue to file periodic reports, including annual and quarterly reports and proxy statements, following the effective time of the merger. However, we may cease to be a reporting company under the Exchange Act if, for example, the number of holders of our common stock falls below 300. If Juno were to cease to be a reporting company under the Exchange Act, the information now available to holders of Juno common stock in the periodic reports would not be available to them as a matter of right.

THE PREFERRED STOCK ISSUED TO FREMONT INVESTORS MAY ADVERSELY AFFECT COMMON STOCKHOLDERS

     The new series of convertible preferred stock issued to Fremont Investors will generally pay quarterly dividends in an amount that is the greater of 2.0% per quarter and the amount that is payable with respect to the common stock in such quarter, payable by an increase in the stated amount of such stock for the first five years from the date of issuance, and thereafter only in cash. Accordingly, if all of the shares of convertible preferred stock remain outstanding for five years, the aggregate stated amount per share of such stock will be approximately $148.59. The convertible preferred stock ranks senior to the Juno common stock and its liquidation preference entitles the holders, upon any liquidation of Juno (including any sale of all or substantially all of the assets of Juno or any acquisition of Juno), to a distribution of Juno's assets prior to any payment to any other equity holders of Juno, including the holders of the shares of Juno common stock to be retained in connection with the merger. The convertible preferred stock is convertible into Juno common stock at a conversion price of $26.25 per share, subject to adjustments in the event of stock splits, stock dividends, recapitalizations and the like. Furthermore, we may not elect to redeem the convertible preferred stock before the ninth anniversary of the effective time of the merger.

POTENTIAL DILUTION OF JUNO STOCKHOLDERS MAY OCCUR

     Following the merger, we intend to grant members of management options to purchase Juno common stock, the exercise of which would dilute the holdings of Juno stockholders. Although no specific grants are contemplated at this time, the 1999 Stock Award and Incentive Plan, if approved by stockholders at the special meeting, would enable Juno to grant stock options and other equity-based incentives with respect to 940,000 shares of Juno common stock, which represents approximately 12% of the outstanding capital stock of Juno on a fully-diluted basis immediately following the merger. There are currently outstanding options to purchase 234,300 shares of Juno common stock under other stock option plans of Juno. We do not anticipate that any grants will be made under other stock option plans of Juno after the merger.

WE DO NOT EXPECT TO PAY DIVIDENDS AFTER THE MERGER

     We do not expect that Juno will pay dividends to stockholders following the merger. We anticipate that the agreements governing the terms of the indebtedness will contain covenants limiting the amount of dividends that may be paid by us. In addition, it is likely that we will use any retained earnings for working capital and to finance our strategic plans, and not to pay dividends. Except for the dividend payable on April 15, 1999 to Juno stockholders of record as of March 15, 1999, we do not anticipate that dividends will be paid pending completion of the merger.

THE RECAPITALIZATION AND MERGER RAISE FRAUDULENT CONVEYANCE RISKS

     The incurrence by Juno of indebtedness, including indebtedness incurred in connection with the recapitalization and merger, and the subsequent transfer of a portion of the proceeds thereof to Juno's stockholders to pay the cash consideration in the merger, is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding or in a lawsuit by or on behalf of unpaid creditors of Juno. If a court were to determine that the payment of the cash merger consideration to stockholders of Juno violated the U.S. Bankruptcy Code and/or applicable state fraudulent conveyance laws, the bankruptcy trustee, debtor in possession or unpaid creditors could void the payment of the cash merger consideration and recover the cash merger consideration from Juno's stockholders.

     Such a finding could be made under these fraudulent conveyance statutes if a court were to find that, at the time of the recapitalization and merger:

     - Juno incurred the indebtedness and paid the cash merger consideration with the intent of hindering, delaying or defrauding current or future creditors; or

     - Juno received less than reasonably equivalent value or fair consideration in connection with the recapitalization and merger and Juno:

      - was insolvent or was rendered insolvent by reason of the recapitalization and merger, including the incurrence of the indebtedness related thereto;

      - was engaged in a business or transaction for which its assets constituted unreasonably small capital; or
      degrees intended to incur, or believed that it would incur obligations beyond its ability to pay as such obligations matured.

     In the course of its deliberations concerning the merger agreement, the Juno Board of Directors was advised of and considered the post-merger capitalization of Juno. The Board also considered the requirement in the merger agreement that, prior to the consummation of the merger, Juno and its Board of Directors receive an opinion from an independent expert as to the solvency of Juno after giving effect to the recapitalization and merger. Based upon its discussions with its advisors and financing sources, Juno fully anticipates receiving such a solvency opinion.

CERTAIN PRORATION RISKS MAY RESULT

     The election of Juno stockholders to retain shares of Juno or receive $25 in cash per share is subject to the proration procedures described in the merger agreement. If the merger is consummated, you will not necessarily receive the type of consideration in the amounts specified in your election. See "The Recapitalization and Merger -- Merger Consideration" on page 30 for a description of the proration procedures.

                            THE JUNO SPECIAL MEETING

GENERAL

     You were sent this proxy statement/prospectus in connection with the solicitation of proxies by and on behalf of Juno's Board of Directors for use at the special meeting and any adjournments or postponements thereof. The special
meeting will be held on             ,           , 1999, at   :00 p.m., central
time, at Juno's headquarters at 1300 South Wolf Road, Des Plaines, Illinois 60017-5065.

MATTERS TO BE CONSIDERED

     At the special meeting, you will be asked to consider and vote upon proposals to:

     - approve the merger agreement and the transactions contemplated thereby, including (a) the merger of Jupiter, a wholly-owned subsidiary of Fremont Investors, with and into Juno, with Juno being the surviving corporation, and (b) the purchase by Fremont Investors of $106 million of a new series of convertible preferred stock of Juno;

     - adopt an amended and restated certificate of incorporation of Juno;

     - adopt the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan; and

     - consider such other matters that may properly come before the special meeting or any adjournment or postponement thereof.

You may also be asked to vote upon a proposal to adjourn or postpone the Juno special meeting, which adjournment or postponement could be used for the purpose, among others, of obtaining a quorum or allowing additional time for the soliciting of additional votes to approve and adopt the proposals being considered at the special meeting.

     The Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger and the purchase of convertible preferred stock by Fremont Investors, are fair to and in the best interests of Juno and its stockholders and has approved and adopted the merger agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Recapitalization and Merger -- Background of the Merger" and "-- Reasons for the Recapitalization and Merger; Recommendation of the Board of Directors." THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF JUNO AND THE 1999 STOCK AWARD AND INCENTIVE PLAN.

     Questions or requests for assistance in completing and submitting proxy
cards should be directed to                , toll free at (   )                .

RECORD DATE

     The Juno Board has fixed                , 1999 as the record date for the
determination of the Juno stockholders entitled to receive notice of and to vote at the special meeting. Accordingly, only Juno stockholders of record at the close of business on such date will be entitled to notice of and to vote at the special meeting and any postponements or adjournments thereof. As of the record date, the only outstanding capital stock of Juno was its common stock. At the
close of business on the record date,                shares of Juno common stock
were outstanding and are entitled to vote at the special meeting.

VOTING AT THE SPECIAL MEETING

     QUORUM REQUIREMENT. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Juno common stock entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

     VOTING RIGHTS. Each share of Juno common stock outstanding on the record date entitles its holder to one non-cumulative vote as to each matter that may properly come before the special meeting.

     VOTE REQUIRED. The following vote is required to approve the proposals to be considered and voted upon at the special meeting:

     - Proposals 1 and 2. Approval of (a) the merger agreement and the transactions contemplated thereby, including the merger and the purchase of convertible preferred stock by Fremont Investors, and (b) the amended and restated certificate of incorporation of Juno require the affirmative vote of the holders of a majority of the outstanding shares of Juno common stock as of the record date.

     - Proposal 3. Approval of the adoption of the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan requires the affirmative vote of a majority of the shares of Juno common stock present, in person or by proxy, and entitled to vote at the special meeting.

     As of the record date, approximately           shares of Juno common stock,
or approximately      % of the shares entitled to vote at the special meeting,
were owned by directors and executive officers of Juno. We currently expect that each such director and executive officer will vote the shares of the Juno common stock beneficially owned by him or her for approval of each of the proposals considered at the special meeting.

     ABSTENTIONS AND BROKER NON-VOTES. We intend to count shares of Juno common stock present in person at the special meeting but not voting, and shares of Juno common stock for which we have received proxies but with respect to which holders of such shares have abstained, as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Juno common stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the special meeting without specific instructions from such customers. Shares of Juno common stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes.

     Broker non-votes and abstentions will have the following effect on the approval of the proposals to be considered and voted upon at the special meeting:

     - Proposals 1 and 2. Because approval of the merger agreement and the transactions contemplated thereby and the amended and restated certificate of incorporation of Juno require the affirmative vote of a majority of outstanding shares of Juno common stock, abstentions and broker non-votes will have the same effect as votes against such proposals.

     - Proposal 3. With respect to the approval of the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan, (a) abstentions have the same effect as votes against such proposal and (b) broker non-votes will not be considered entitled to vote as to such proposal, will not be counted as a vote for or against such proposal, and, accordingly, will have no effect on the outcome of such proposal.

PROXIES

     If you are a Juno stockholder, you may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you do attend the special meeting.

     You may revoke any proxy given by you pursuant to this solicitation by

     - delivering to the Secretary of Juno, at or before the special meeting, a written notice bearing a later date than the proxy which notice, by its terms, revokes the proxy;

     - duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Juno at or before the special meeting; or

     - attending the special meeting and voting in person. Attendance at the special meeting by a stockholder will not in and of itself revoke a previously delivered proxy.

     You should address any written notice of revocation and other communications regarding the revocation of Juno proxies to the Corporate Secretary of Juno at 1300 South Wolf Road, Des Plaines, Illinois 60017-5065. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which method is used to give or revoke a proxy, or if different methods are used to give and revoke a proxy. For such notice of revocation or later proxy to be valid, however, it must actually be received by Juno prior to the vote of the Juno stockholders at the special meeting. If your broker has been instructed to vote your shares, you must follow directions received from your broker in order to change your vote.

     All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If you do not specify how your proxy is to be voted, it will be voted in favor of approval of each of the proposals to be considered at the special meeting, including the approval and adoption of the merger agreement. The Juno Board is unaware of any other matters that may be properly presented for action at the special meeting. If other matters do properly come before the special meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies, in their discretion.

INFORMATION CONCERNING THE SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Juno Board of Directors. The cost of soliciting proxies will be borne by Juno. In addition to solicitation by mail, directors, officers and employees of Juno, none of whom will receive additional compensation for such solicitations, may solicit proxies in person, by telephone, by telegram, by personal interview, by e-mail, or by facsimile. Juno will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the Juno common shares they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of proxy cards. Juno will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials.

     Juno has retained           to provide certain services in connection with
the solicitation of proxies and related matters. The fee of           is
estimated to be $          plus reasonable out-of-pocket costs and expenses.
          will employ approximately        people in its proxy solicitation
efforts.

     Except as set forth above, neither Juno nor, to the best of Juno's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of proxies.

FORM OF ELECTION

     Along with this proxy statement/prospectus, Juno has mailed a form for making an election to retain shares of Juno Common Stock with this proxy statement/prospectus to stockholders of record of Juno common stock. For a form of election to be effective, you must properly complete the form of election,
and the form of election must be received by           , Juno's exchange agent,
at one of the addresses listed on the form of election and not withdrawn, by
          , central time, on             , 1999. The exchange agent will
determine whether elections to retain shares have been properly made or revoked, and such determinations will be binding.

RECOMMENDATION OF THE JUNO BOARD

     The Juno Board has approved the merger agreement and the transactions contemplated thereby, including the purchase of the convertible preferred stock by Fremont Investors. THE JUNO BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF JUNO AND THE JUNO STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE JUNO STOCKHOLDERS VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Recapitalization and Merger -- Reasons for the Recapitalization and Merger; Recommendation of the Board of Directors" on page 23.

                        THE RECAPITALIZATION AND MERGER

BACKGROUND OF THE RECAPITALIZATION AND MERGER

     The Board of Directors and management of Juno have from time to time considered strategic alternatives for Juno. In April and May of 1998, Robert Fremont, Juno's Chairman and Chief Executive Officer, discussed with outside directors and Juno's legal advisors, Sonnenschein Nath & Rosenthal, the desirability of more formally evaluating strategic options for Juno. Accordingly, Juno entered into discussions with three investment banks and pursued negotiations with Goldman, Sachs & Co. ("Goldman") regarding the retention of Goldman as its financial advisor to explore strategic options for Juno, including the potential sale of Juno.

     On May 26, 1998, the Board met with representatives of Sonnenschein. Sonnenschein reviewed with the Board its duties in connection with exploring strategic alternatives, including a potential sale of Juno. The Board discussed the advisability of pursuing a potential sale of Juno and evaluated the three investment banking firms that had been interviewed by Juno. The Board approved the retention of Goldman and on June 12, 1998, Juno engaged Goldman to explore the potential sale of all or part of Juno.

     Representatives of Goldman met with Mr. Fremont and other members of Juno management and Juno's legal advisors to review strategic alternatives for Juno. Juno determined to proceed with a non-public auction process to seek a potential buyer for Juno. Goldman developed a list of parties (including both potential strategic and financial investors) that it determined might be interested in considering the potential acquisition of Juno and contacted over 25 of those parties. Confidentiality and standstill agreements were entered into with nine potential buyers, and copies of a confidential memorandum describing Juno and its operations were distributed to those potential buyers. Potential buyers also received a letter setting forth a timetable for submission of preliminary indications of interest in Juno and other bidding requirements.

     By the end of July 1998, three of the parties contacted by Goldman indicated an interest in pursuing a possible transaction. Each of the parties was a potential strategic buyer. One of the parties indicated a preliminary interest in a transaction at a value of between $20 to $23 per share in cash. The second party indicated a preliminary interest in a potential stock transaction, to be accounted for as a pooling of interests, at a value to Juno stockholders of between approximately $23 to $25 per share. The third potential strategic buyer indicated that it was valuing Juno at Juno's then current trading market price, but that it might be willing to pay a premium to then current prices.

     At a board meeting held on July 28, 1998, the Board, with the assistance of Goldman and Juno's legal advisors, evaluated the status of the indications of interest. Representatives of Goldman reviewed the process, the preliminary indications received and its analysis of Juno's value. The Board also reviewed the potential of repurchasing Juno shares as an alternative to a sale transaction.

     Representatives of Goldman and Juno had discussions with the potentially interested parties and continued to encourage other parties to participate in the bid process. Each of the interested parties was requested to submit its best and highest written offer, including the price per share, proposed transaction structure and amounts and sources of funds by the third week of September 1998. The potential buyers also received a draft merger agreement and were instructed to submit their comments to the agreement with the written offer.

     The potential buyers were offered access to a special "Data Room" set up by Juno, had the opportunity to meet with management of Juno and were able to visit Juno's principal facilities. In August 1998, three potential buyers conducted meetings with management and visited Juno's Des Plaines, Illinois facilities. By late September 1998, the potential strategic buyer that had initially indicated a potential interest in an all stock transaction valued at between $23 to $25 per share advised Goldman and Juno that it would not be able to structure the transaction to achieve pooling of interests accounting treatment and that accordingly it would have difficulty engaging in a transaction with a value to Juno stockholders in excess of $22 per share in cash. The other two parties indicated that they would not be interested in pursuing a transaction at any significant premium to then prevailing market prices. Representatives of Juno had discussions with representatives of Goldman regarding the process and considered additional potential buyers.

     On October 5, 1998, Juno terminated the engagement of Goldman. Juno thereafter entered into discussions with William Blair & Company, L.L.C. ("Blair") regarding the possible retention of Blair as financial advisor to further explore strategic options including the potential sale of Juno. At a Board meeting held on October 27, 1998, the Board and representatives of Juno management and Sonnenschein met to discuss the status of the potential sale process. Mr. Fremont reported on the results of the process performed by Goldman and that Juno had terminated its engagement of Goldman. Mr. Fremont reported that he had initiated discussions with Blair regarding the possible retention of Blair to act as financial advisor to Juno. The Board discussed whether or not it was in the best interests of Juno and its stockholders to continue the process of exploring strategic options, including the potential sale of Juno. The Board determined that it would be advisable to engage Blair and continue pursuing the potential sale process and evaluation of other strategic options. On October 28, 1998, Juno retained Blair to act as its financial advisor.

     After Blair was retained, representatives of Juno, Blair and Sonnenschein met to discuss the continuation of the sale process. Juno decided to continue with a non-public sale process, pursuing further discussions with parties originally contacted by Goldman as well as contacting additional potential strategic and financial buyers. Blair contacted 53 additional parties interested in considering a potential acquisition of Juno. Blair also continued discussions with interested parties that had been contacted by Goldman. Confidentiality and standstill agreements were entered into with 25 potential buyers and beginning in November 1998, copies of a confidential memorandum describing Juno and its operations were sent to such potential buyers; one of the parties contacted was Fremont Partners. Fremont Partners is not in any way affiliated with Mr. Fremont, the Chairman and Chief Executive Officer of Juno.

     By early December 1998, Juno had not received formal indications of interest from any potential buyers. However, several financial buyers expressed an interest in pursuing a transaction and informally indicated preliminary potential values at then prevailing market prices or at a slight premium to market. By late December, Mr. Fremont and representatives of Blair met with two potential financial buyers, including Fremont Partners, and representatives of Blair met with an additional potential financial buyer.

     By mid-December 1998, one strategic buyer had indicated potential interest in a transaction with a nominal value to Juno stockholders of approximately $25.50 per share to be paid 55% in cash and 45% in stock. Blair was engaged in discussions with three other potential strategic buyers that had not provided firm indications of interest. Fremont Partners advised Blair that it would consider a potential recapitalization transaction valued at between $23 to $25 per share.

     After discussions between Blair and Mr. Fremont, Blair advised Fremont Partners that Juno would only consider a transaction at the top end of Fremont Partners stated value range of $23 to $25 per share. Fremont Partners indicated that it was interested in discussing a transaction at the top end of its range and was invited to meet with Juno management and conduct further due diligence. Two potential buyers, including Fremont Partners, received access to the "Data Room" and four potential buyers, including Fremont Partners, had the opportunity to meet with management of Juno and to visit Juno's principal facilities and did so from December 1998 to March 1999.

     Representatives of Blair and Mr. Fremont engaged in numerous discussions and meetings with the potential strategic buyer that had indicated potential interest in a combined stock and cash transaction with a nominal value of approximately $25.50 per share. The strategic buyer indicated that it was unwilling to offer more in nominal value but would consider changing the allocation between cash and stock to increase the relative allocation of cash and would agree to certain price protection "collar" provisions. One of the other potential strategic buyers indicated that the highest end of the value range that it would consider was $25 per share. However, such potential buyer never provided any firm indication of an intention to pursue a transaction at that value. Finally, Fremont indicated that it might consider a transaction at $25 per share.

     Representatives of Blair and Mr. Fremont had numerous discussions with the two potential strategic buyers and Fremont Partners. In January 1999, the strategic buyer that had initially indicated interest in a transaction at $25.50 per share in a combination of stock and cash indicated that it would now only consider a transaction at a nominal value of $24.50 per share, and the other potential strategic buyer indicated that it was uncertain whether it could propose a transaction above then current market prices. Another potential strategic buyer contacted by Blair had preliminarily indicated that it might consider a transaction valued at up to $25.50 per share in a combination of 89% cash and 11% stock of the acquiring entity.

     At a Board meeting held on January 19, 1999, Mr. Fremont and representatives of Blair and Sonnenschein updated the Board on the status of the potential sale process. As part of the discussion, the Board asked Blair to review an analysis provided to Juno by Lens, Inc., one of Juno's principal stockholders, suggesting values for Juno in a variety of transactions substantially in excess of values implied by the transactions being proposed by potential buyers. Lens had advised the Board that it had been contacted by parties interested in acquiring Juno but that Juno had not responded to their inquiries. The Board requested that representatives of Lens advise Juno of such potentially interested parties. Lens never furnished the Board with the identities of such parties. Lens and certain of its affiliates have initiated a proxy contest seeking to have two of its representatives elected to the Juno Board and to have Juno's by-laws amended to permit only one director to be an "interested director."

     Representatives of Blair engaged in further discussions with each of the potential buyers. The potential strategic buyer that had last indicated an interest in a transaction at $24.50 per share advised Blair that it was entering into a business combination transaction with another party which was one of the other potential strategic buyers, and believed that the combined entity might still be interested in a potential transaction at $25 per share after their business combination transaction was completed. However, such potential buyer indicated that no transaction could occur prior to the completion of the other business combination and never provided any firm indication of an intention to pursue a transaction at that value. In addition, the potential strategic buyer that had preliminarily indicated that it might consider a transaction valued at up to $25.50 per share indicated that it was no longer interested in pursuing any transaction with Juno.

     On February 12, 1999, Fremont Partners submitted to Juno a form of letter of intent providing for a leveraged recapitalization of Juno in which stockholders would receive $25 per share in cash for 86% of Juno's outstanding stock. Fremont Investors would acquire $101 million of preferred stock with a perpetual 8% annual dividend payable by an increase in the stated value of the preferred stock. The preferred stock was not redeemable and was convertible at $26.25 per share. The transaction was structured to qualify for recapitalization accounting treatment. The letter of intent also contemplated that Juno would grant to Fremont an option to acquire up to 19.9% of Juno's common stock at $25.00 per share, contained binding exclusive dealing provisions and provided for payment of a $12 million termination fee plus expenses under certain circumstances. On February 16, 1999, Fremont Partners transmitted forms of financing commitment and highly confident letters.

     Representatives of Juno, Blair and Sonnenschein discussed the terms of the proposed letter of intent. Representatives of Blair advised Fremont Partners that the proposal was not acceptable, that Fremont Partners needed to propose their best offer and that Juno was interested in entering into a definitive agreement rather than a letter of intent.

     On February 22, 1999, Fremont Partners improved its proposal by proposing that the dividend payable on the preferred stock would convert to a cash dividend after six years and proposing that the preferred stock would be redeemable after 11 years. After further negotiations, Fremont Partners again improved its proposal by proposing that the dividend payable on the preferred stock would convert to a cash dividend after five years and providing that the preferred stock would be redeemable after nine years. Fremont Partners also proposed increasing the cash to be paid in the merger so that 87.1% of the outstanding stock would receive cash. The additional cash would be financed by Fremont Partners acquiring an additional $5 million of preferred stock. Fremont Partners again stated that it wanted to enter into a letter of intent.

     Representatives of Fremont Partners advised Juno that Fremont Partners was unwilling to proceed with its due diligence and pursue a potential transaction with Juno unless Juno agreed to negotiate exclusively with Fremont for a specified time period and agreed to pay Fremont a substantial fee in the event that Juno breached such agreement. Representatives of Juno and Fremont negotiated proposed terms of an exclusivity agreement which provided that Fremont would have until March 26, 1999 to negotiate exclusively with Juno and that if Juno breached its obligations under the agreement, Juno would pay to Fremont a fee of $6 million plus expenses not to exceed $500,000.

     At a special meeting of the Juno Board held by conference telephone on March 3, 1999, Juno received a report from Blair regarding the progress of negotiations with Fremont and the status of discussions with other parties to a potential transaction. The Board discussed the proposed Fremont transaction, including its structure and potential financing commitments, as well as the terms of the proposed exclusivity agreement. The Juno board authorized Juno to enter into the exclusivity agreement and on March 3, 1999, Juno and Fremont entered into the exclusivity agreement.

     Following the execution of the exclusivity agreement, representatives of Fremont, its legal advisors and representatives of potential financing institutions conducted further due diligence of Juno, and met with management to discuss various matters.

     On March 8, 1999, Fremont delivered a draft of a merger agreement. The merger agreement contemplated a stock option agreement pursuant to which Fremont would have the option to purchase up to 19.9% of the outstanding stock of Juno in the event the merger agreement was terminated for various reasons. The parties extensively negotiated the proposed merger agreement, including the conditions to the merger and the provisions regarding termination events and termination fees that would be contained in the merger agreement.

     At a special meeting of the Board of Directors on March 22, 1999, Blair and Juno's legal advisors advised the Board of the progress of the negotiations with Fremont. The Board, management and Blair discussed the proposed Fremont transaction, including its structure, financing commitments and the potential impact of certain provisions of the merger agreement and the proposed stock option agreement on Juno's ability to enter into alternative business combination transactions. The Board also discussed the issues that remained open and unresolved in the negotiations. Legal counsel reviewed the board's responsibilities and applicable legal principles and the principal terms of the current form of merger agreement presented to the Board. Blair and the Board also discussed the potential impact of Juno engaging in a substantial stock repurchase transaction as a potential alternative to the proposed Fremont

Partners recapitalization. The Board and its advisors also discussed the terms of the commitment letters from the financial institutions contacted by Fremont to provide the necessary financing.

     Negotiations continued, particularly with respect to provisions regarding termination events and termination fees that would be contained in the merger agreement and whether Juno would grant an option to Fremont Partners to purchase up to 19.9% of its outstanding stock. Representatives of Fremont Partners and potential financing sources continued to conduct their due diligence investigations. In negotiations held on March 25 and 26, 1999, the parties reached agreement on all remaining issues with respect to the merger agreement, including agreeing that no option would be granted to Fremont.

     At a special meeting of the Board of Directors on March 26, 1999, held by conference telephone, Blair and Juno's legal advisors updated the Board on the progress of negotiations with Fremont. The Board discussed the proposed Fremont transaction, including the structure and the status of the financing commitments. Legal counsel reviewed the resolution of the open issues that had been discussed at the March 22, 1999 meeting, the Board's duties, applicable legal principles and the form of the merger agreement presented for Board approval. The Board and its advisors also discussed the terms of the commitment letters from the financial institutions selected by Fremont to provide the necessary financing, including the qualifications and conditions of such letters. Copies of the latest draft of the merger agreement and a summary had previously been distributed to the Board. In the course of its deliberations, the Board was advised of and considered the post-merger capitalization of Juno. The Board also considered the requirement in the merger agreement that prior to the consummation of the merger, the Board and Juno receive an opinion from an independent expert as to the solvency of Juno after giving effect to the contemplated transactions. Blair then rendered to the Board its oral opinion (which opinion was confirmed by delivery of a written opinion) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by the holders of common stock in the merger is fair to such holders from a financial point of view, and reviewed with the Board the financial analyses performed by it in connection with its opinion (see "--Opinion of Financial Advisor").

     For the reasons summarized above and taking into consideration the factors listed under "Reasons for the Recapitalization and Merger; Recommendations of Board of Directors" below, and on the basis of the advice of Blair and its legal counsel, the Board voted unanimously to approve the merger agreement on the grounds that it was fair to, and in the best interests of, Juno stockholders and authorized Juno's officers to execute and deliver the merger agreement.

     Immediately following the Board meeting, Juno, Fremont Partners and affiliates of Fremont Partners entered into the merger agreement and Juno issued a press release announcing the merger.

REASONS FOR THE RECAPITALIZATION AND MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     At its meeting on March 26, 1999, the Board of Directors unanimously determined, among other things, that the transactions contemplated by the merger agreement, including the merger and the sale of convertible preferred stock to Fremont Investors, taken together, are fair to, and in the best interests of, the stockholders of Juno. THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The Board's decision to enter into the merger agreement was based, in large part, upon balancing the risks and benefits of the merger against the risks and benefits of the other strategic alternatives available to Juno. Of the strategic alternatives available to Juno, the recapitalization and merger was deemed by the Board to be the alternative which would yield the best results to the stockholders of Juno from a financial point of view. See "-- Background of the Recapitalization and Merger."

     In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Board consulted with Juno's legal counsel and Blair and, applying the Board's familiarity with Juno's business, financial condition, prospects, current business strategy and opportunities and Juno's position in its industry, considered a number of factors, including, among others, the following:

          (1) presentations by Juno's management relating to Juno's financial performance and future opportunities and prospects, including the risks involved in achieving these prospects, and current industry, economic and market conditions;

          (2) the presentation of Blair at the March 26, 1999 Board meeting and the written opinion of Blair dated March 26, 1999 that, based upon and subject to the matters set forth therein and as of the date thereof, the consideration to be received by Juno's stockholders in the merger was fair to Juno's stockholders from a financial point of view. See "-- Opinion of Financial Advisor";

          (3) the fact that Goldman and Blair contacted a substantial number of potential bidders over an extended period of time in a process designed to elicit third party proposals to acquire Juno and enhance stockholder value, that no party had submitted a more favorable definitive offer than Fremont, and that participants in such process had been afforded sufficient time and information to submit such a proposal had they wished to do so;

          (4) the Board's review, based in part on presentations by Juno's management and financial advisors, of alternatives to the merger, including a stock repurchase program, and the fact that none of such alternatives, even if successfully carried to completion, was in the Board's view reasonably likely to have resulted in a per share consideration payable to the holders of Juno common stock higher than the consideration payable in the merger;

          (5) historical market prices and trading information for Juno's common stock, including the fact that the $25.00 cash price represents a premium of approximately 22% over the closing price of $20.50 per share on March 26, 1999, the last trading day prior to the public announcement of the merger;

          (6) the fact that the stockholders of Juno would own approximately 39.5% of the fully-diluted common stock of Juno immediately after the merger, which would decrease, relative to their current interest in Juno, the stockholders' opportunity as a group to participate in any future growth of Juno following the consummation of the merger;

          (7) the fact that the market price of Juno common stock after the merger may be influenced by many factors, including, among others, the financial leverage of Juno and the fact that shares of Juno common stock after the merger would likely not be as marketable or liquid as prior to the merger;

          (8) the terms and conditions of the merger agreement, including:

        - that the financing necessary to consummate the transactions contemplated by the merger agreement must be received;

        - that it is a condition to the consummation of the transactions contemplated by the merger agreement that the holders of a majority of the outstanding shares of Juno entitled to vote on the merger agreement approve the merger agreement and the transactions contemplated thereby;

        - provisions of the merger agreement which permit the Board of Directors to withdraw its recommendation of the merger in the event of an unsolicited third party proposal which is superior to the merger and the related transactions, or to enter into an agreement with a third party which has proposed a superior proposal, as the Board of Directors determines in good faith is reasonably necessary to comply with its fiduciary duties;

        - provisions relating to the fee of $12 million and/or expense reimbursements (for expenses and fees incurred in connection with the merger up to a maximum of $3.0 million) to Fremont Investors payable upon termination of the merger agreement as a result of, among other things, Juno accepting a competing offer that is superior to the merger and the related transactions;

        - the terms of the convertible preferred stock to be issued to Fremont Investors, including that during the first five years following the merger, dividends will be payable by an increase in the stated value of such stock.

     In analyzing these terms and conditions, the Board considered, among other things, the risk of not consummating the merger. In addition, in analyzing the termination fee and expense provisions, the Board considered that their effect would be to increase the costs to a third party other than Fremont Investors of acquiring Juno in the event the merger did not occur for certain reasons. In the view of the Board, this amount is not likely to unduly deter other bidders in the context of the proposed merger;

          (9) that the proposed structure of the merger treats all stockholders equally by giving all stockholders the opportunity, subject to proration, to receive cash for their shares or to retain their shares of Juno common stock;

          (10) the nature of the financing arrangements made by Fremont Investors with respect to the merger, including the receipt by Fremont Investors of a commitment letter from NationsBank, N.A. and Credit Suisse First Boston with respect to $120.0 million of senior secured credit facilities and a letter from a nationally recognized investment banking firm with respect to the offering of senior subordinated notes of Juno in the aggregate amount of $125.0 million; and

          (11) the interest of Fremont in enhancing Juno's businesses and its intent to continue Juno as an ongoing business.

     The foregoing describes all material factors considered and given weight by the Juno Board of Directors in connection with its decision to approve the merger agreement and the transactions contemplated thereby. In view of the variety of factors considered in connection with its evaluation of the merger and the transactions contemplated thereby, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weight to different factors.

     The Juno Board of Directors has approved the merger agreement and the transactions contemplated thereby. The Juno Board believes that the merger agreement and the transactions contemplated thereby are in the best interests of Juno and Juno stockholders, and recommends that Juno stockholders vote "FOR" adoption and approval of the merger agreement and approval of the transactions contemplated thereby.

OPINION OF FINANCIAL ADVISOR

     Juno retained Blair to act as its financial advisor in connection with the merger. As part of its engagement, Juno asked Blair to render an opinion as to whether the consideration to be received by Juno's stockholders pursuant to the merger agreement is fair to Juno's stockholders from a financial point of view. No limitations were imposed by the Juno Board of Directors upon Blair with respect to the investigations made or the procedures followed by it in rendering its fairness opinion. Blair is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Juno retained Blair as its financial advisor on the basis of Blair's experience and expertise in transactions similar to the merger, its reputation in the investment banking community and its existing investment banking relationship with Juno.

     At the March 26, 1999 meeting of the Juno Board of Directors, Blair rendered its oral opinion (later confirmed in writing as of such date) that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be received by Juno's stockholders in the merger was fair to Juno's stockholders from a financial point of view. The full text of Blair's opinion to the Juno Board of Directors dated as of March 26, 1999 is attached hereto as Annex B and is incorporated herein by reference and should be read in its entirety in connection with this proxy statement. The following summary of Blair's opinion is qualified in its entirety by reference to the full text of Blair's opinion. Blair's opinion was addressed to the Juno Board of Directors for the purposes of its evaluation of the merger and does not constitute a recommendation to any Juno stockholder as to how such stockholder should vote at the special meeting.

     In connection with its opinion, Blair reviewed a final draft of the merger agreement, as well as certain financial and other information that was publicly available or furnished to Blair by Juno, including certain internal financial analyses, financial forecasts, reports and other information prepared by the management of Juno. Blair held discussions with members of management of Juno concerning Juno's historical and current operations, financial condition and prospects. In addition, Blair (1) compared the financial position and operating results of Juno with those of publicly traded companies Blair deemed relevant for its opinion; (2) compared certain financial terms of the merger to certain financial terms of other selected business combinations Blair deemed relevant for its opinion and (3) conducted such other financial studies, analyses and investigations and reviewed such other factors as Blair deemed appropriate for the purposes of rendering its opinion. Blair also considered the process that resulted in the negotiation of the merger agreement, including discussions with other potential acquirors held by Blair and Goldman.

     In rendering its opinion, Blair relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to Blair by Juno. With respect to the financial projections supplied to Blair, Blair assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of Juno as to the future operating and financial performance of Juno. Blair's opinion relates to financial fairness only; no opinion is expressed as to the appropriateness of the financial structure or as to the soundness of the financial condition of Juno subsequent to the effective time of the merger. Blair did not assume any responsibility for making any independent evaluation of Juno's assets or liabilities or for making any independent verification of any of the information reviewed by Blair.

     Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on March 26, 1999, the date of Blair's opinion, and on the information made available to Blair as of such date. Blair expressed no opinion as to the value at which Juno's common stock would trade subsequent to the merger. It should be understood that, although subsequent developments may affect its opinion, Blair does not have any obligation to update, revise or reaffirm its opinion.

     VALUATION OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER. In the merger, holders of Juno common stock will receive in the aggregate, cash for 87.1% of the shares of Juno common stock outstanding at the effective time of the merger, and will retain, in the aggregate, 12.9% of the Juno common stock outstanding at the effective time, such that 2,400,000 shares of Juno common stock will remain outstanding after the merger. In order to arrive at the effective per share value to be received by holders of Juno common stock in the merger, Blair made certain assumptions and determined on an estimated per share basis the value of cash and equity to be received.

     For purposes of calculating the amount of cash to be received per share, Blair assumed that no holder of Juno common stock would elect to retain shares of Juno common stock (requiring full proration of the retained shares and thereby reducing the per share cash amount to be received by the maximum possible amount). Under this assumption, Blair determined that for each share of Juno common stock, each holder of Juno common stock would effectively receive $21.78 per share in cash (87.1% multiplied by $25 per share) and retain 12.9% of such share.

     In order to determine the per share value of the shares of Juno common stock retained by Juno stockholders, Blair reviewed the implied public market trading values for shares of Juno common stock outstanding following the effective time of the merger derived from an application of various multiples to Juno's pro forma earnings per share giving effect to the merger and based upon management's projections. Blair applied a range of price earnings multiples to the projected pro forma earnings per share of Juno in fiscal 1999 and 2000, which projections were prepared based on management's projections for such years (see "-- Certain Estimates of Future Operations and Other Information" below) with certain minor refinements to depreciation expense in the discounted cash flow analysis only based upon input from management and deemed appropriate by Blair (the "base case") and assumed that the merger is completed with a capital structure substantially similar to the capital structure proposed by Fremont and reviewed by Blair. Based on this analysis, Blair used a valuation of $25.00 per share ($21.78 in cash and $3.22 in stock) for the consideration received and retained by holders of shares of Juno common stock in the merger for purposes of its other analyses discussed below.

     The following is a summary of the material factors considered and principal financial analyses performed by Blair to arrive at its opinion. Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Juno the assumptions upon which such analyses were based, and other factors. The summary set forth below is not a complete description of the analyses performed or factors considered by Blair in this regard.

     SUMMARIES OF VALUATION ANALYSES. In connection with its opinion and the presentation of its opinion to the Board of Directors of Juno, Blair performed certain valuation analyses, including:

     - a comparison with comparable publicly traded companies;

     - a discounted cash flow analysis;

     - an analysis of certain comparable acquisitions; and

     - a premium analysis.

Such analyses are summarized below.

     ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. Blair reviewed and compared certain financial information relating to Juno to corresponding financial information, ratios and public market multiples for five publicly traded companies in the lighting industry. The selected companies were (1) Advanced Lighting Technologies, Inc., (2) The Genlyte Group Incorporated, (3) Holophane Corporation, (4) LSI Industries Inc. and (5) SLI, Inc. Blair selected these companies because they are the publicly traded companies whose operations and financial condition Blair deemed most comparable to Juno's. Although Blair compared the trading multiples of the selected companies at the date of Blair's opinion to the implied purchase multiples of Juno, none of the selected companies is identical to Juno.

     Among the information considered were revenue, operating income ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income, earnings per share ("EPS"), gross profit margins, EBIT margins and net income margins, growth in revenues and net income, return on assets and equity, and capital structure. The multiples and ratios for Juno and the comparable companies were based on the most recent publicly available financial information and on EPS estimates for 1999 and 2000 from First Call Corporation, and were based on the closing share prices as of March 24, 1999.

     Blair observed that the multiples of common stock share price ("Price") to EPS, as well as multiples of market equity value plus book value of total debt less cash and equivalents ("Enterprise Value") to revenues, EBIT and EBITDA implied by the terms of the merger compared favorably, from Juno's perspective, to the median of the corresponding multiples of the comparable companies.

     Information regarding the multiples implied by the terms of the merger compared to the median multiples from Blair's analysis of selected lighting industry companies are set forth in the following table.

                                                          THE            MEDIAN OF
                                                       PROPOSED      SELECTED LIGHTING
                     MULTIPLE                         JUNO MERGER    INDUSTRY COMPANIES
                     --------                         -----------    ------------------
Enterprise Value to LTM Revenues..................        2.3x               1.1x
Enterprise Value to LTM EBIT......................       10.0x               7.6x
Enterprise Value to LTM EBITDA....................        9.1x               6.2x
Price to LTM EPS..................................       17.5x              12.5x
Price to estimated 1999 EPS(1)....................       14.6x              12.0x
Price to estimated 2000 EPS(1)....................       12.3x              10.1x

-------------------------
(1) Juno estimates are for its fiscal year ended November 30.

     DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow ("DCF") analysis, Blair estimated the net present value of the unleveraged free cash flows that Juno could produce on a stand-alone basis over a five year period from 1999 to 2003. Unleveraged free cash flows means EBIT after taxes plus depreciation and amortization less capital expenditures and working capital. In estimating these cash flows Blair made certain assumptions about the operating performance of Juno over the five year period under two scenarios: (1) the base case projections and (2) the lower case projections described below. While Juno's historical compound annual rate of growth in revenues for the period from 1994 to 1998 was 6.1%, the base case projections assumed that revenues would grow at a rate of 12.6% annually from 1999 to 2003. Therefore, in addition to reviewing the base case projections, Blair developed the lower case projections which assumed a compound annual rate of growth in revenues of 10.0% from 1999 to 2003. These lower case projections assumed that operating margins remained constant throughout such time period. In calculating the "terminal value", Blair assumed multiples of Enterprise Value to EBITDA ranging from 6.0x to 10.0x, which multiples Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of Juno. Discount rates in a range of 12.0% to 14.0% were chosen based upon an analysis of the weighted average cost of capital of the publicly traded comparable group of companies described above. The DCF analysis conducted by Blair indicated the following:

                                             BASE CASE PROJECTIONS    LOWER CASE PROJECTIONS
                                             ---------------------    ----------------------
Valuation of the Equity of Juno..........       $500 million to           $390 million to
                                                   $749 million              $567 million
Per Share Price Range....................      $26.87 to $40.29          $20.97 to $30.50

     COMPARABLE ACQUISITIONS. Blair performed an analysis of selected recent merger or acquisition transactions in the lighting and building products industries. The selected transactions were chosen based on Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total Blair examined nine transactions that were announced between January 27, 1997 and January 27, 1999. The selected transactions were not intended to be representative of the entire range of possible transactions in the lighting and building products industries. Although Blair compared the transaction multiples of these companies to the implied purchase multiples of Juno, none of the selected companies is identical to Juno.

     Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months prior to the announcement of such transactions. Additionally, Blair reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price") in such transactions as a multiple of net income for the twelve months prior to the announcement of such transactions.

                                                                        MEDIAN BASED ON
                                                                       ANALYSIS OF NINE
                                                                      ACQUISITIONS IN THE
                                                          THE            LIGHTING AND
                                                       PROPOSED        BUILDING PRODUCTS
                     MULTIPLE                         JUNO MERGER         INDUSTRIES
                     --------                         -----------     -------------------
Enterprise Value to LTM Revenues..................        2.3x                0.9x
Enterprise Value to LTM EBIT......................       10.0x               12.2x
Enterprise Value to LTM EBITDA....................        9.1x                9.7x
Equity Purchase Price to LTM Net Income...........       17.5x               17.2x

     PREMIUM ANALYSIS. In addition to evaluating multiples paid in transactions in the lighting and building products industries, Blair considered, for sixteen industrial transactions which were announced from January 21, 1998 to January 27, 1999 and whose Enterprise Value ranged from $273 million to $756 million, the premiums paid over each company's stock price prior to the announcement of a transaction. The median premium paid in those transactions was 28.5% and 14.5%, respectively, over each company's stock price one month and one day before each respective announcement. In comparison, the premium paid over Juno's stock price on February 26, 1999, the trading day one month prior to the public announcement of the merger, and March 26, 1999, the last full trading day prior to the public announcement of the merger, was 21.6% and 22.0%, respectively.

     The summary set forth above is not a complete description of the analyses performed by Blair. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Blair did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

CERTAIN ESTIMATES OF FUTURE OPERATIONS AND OTHER INFORMATION

     Juno prepared certain nonpublic estimates reflecting management's estimates as to the possible future performance of Juno over the five fiscal years ending in 2003. This information was provided to both Fremont and to Blair on a confidential basis. The following table summarizes these estimates:

             ($ IN THOUSANDS)                   1999        2000        2001        2002        2003
             ----------------                   ----        ----        ----        ----        ----
Net Sales.................................    $186,041    $210,227    $236,505    $266,068    $299,327
EBITDA....................................      50,578      59,740      69,413      80,459      93,024

     The key assumptions underlying the preparation of the estimates are as follows. Sales growth is anticipated to come from the increased sales of current products, the introduction of new products and increases in market share. Juno has projected improvements in gross margins due to anticipated stability of raw material costs and benefits from economies of scale of manufacturing labor and overhead. Selling, general and administrative expenses generally do not increase proportionately with the corresponding growth in sales.

     These estimates do not give effect to the merger and should be read in conjunction with "Risk Factors," "Summary -- Unaudited Condensed Consolidated Pro Forma Financial Data," and the other information included or incorporated by reference in this proxy statement/prospectus.

     The estimates referred to above were prepared for internal planning purposes and not with a view to public disclosure or compliance with published guidelines established by the Commission or the American Institute of Certified Public Accountants regarding projections. The estimates are included in this proxy statement/prospectus solely because such information was provided to Fremont and Blair. While presented with numerical specificity these estimates are based upon numerous assumptions relating to commercial acceptance of Juno's products, industry performance, general business and economic conditions, the business of Juno and other matters, all of which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of Juno. There can be no assurance that the estimates will be realized; actual results may be higher or lower than those estimated. See "A

Warning about Forward-Looking Statements" Neither Juno's auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the foregoing estimates, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The inclusion of such estimates herein should not be regarded as an indication that Fremont, Jupiter, Juno or any other party who received such information considers it an accurate prediction of future events. None of Juno, Fremont or Jupiter or any other party intends publicly to update or otherwise publicly revise the estimates set forth above even if experience or future changes make it clear that the estimates will not be realized.

ENGAGEMENT OF FINANCIAL ADVISORS

     William Blair & Company, L.L.C. Juno retained the services of Blair pursuant to an engagement letter dated October 19, 1998, to render certain financial advisory and investment banking services in connection with a possible business combination (through tender offer, merger, sale or exchange of stock, sale of all or 80% or more of the assets or otherwise) of Juno with another party. In exchange for the services provided, Juno agreed to pay Blair a transaction fee equal to 1.0% of the "total consideration" (as defined in the Blair engagement letter) received by Juno and its stockholders as a result of the consummation of any such business combination. However, this transaction fee would be equal to 0.5% if the business combination was consummated with a certain named party. Juno will also reimburse Blair for all itemized out-of-pocket expenses, including reasonable fees and expenses of Blair's counsel and any other independent experts retained by Blair, reasonably incurred by Blair in connection with its engagement by Juno, with such expenses not to exceed $50,000 unless otherwise approved by Juno, and payable only if a business combination is consummated. Juno and Blair also entered into a separate letter agreement, dated October 19, 1998, whereby Juno agreed to indemnify Blair against certain liabilities in connection with Blair's engagement.

     Blair has provided certain investment banking services to Juno in the past for which Blair received customary compensation. In the ordinary course of its business, Blair and its affiliates may actively trade the debt and equity securities of Juno for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Goldman, Sachs & Co. Pursuant to a letter agreement dated June 2, 1998, between Goldman and Juno, Juno retained Goldman to render certain financial advisory and investment banking services in connection with a potential sale of all or a portion of Juno. Such engagement letter provided for the payment to Goldman of a transaction fee, the amount of which depended upon the outcome of Goldman's engagement; provided that a transaction fee could be payable following termination of Goldman's engagement if Juno engaged in a business combination with certain parties. Juno also agreed to reimburse Goldman for Goldman's reasonable out-of-pocket expenses, including the fees and expenses of Goldman's legal counsel, with such fees and expenses not to exceed $100,000 without Juno's prior consent. In addition, Juno agreed to indemnify Goldman against certain liabilities, including liabilities arising under federal securities laws. Juno terminated the services of Goldman in October 1998. Juno and Goldman have agreed on which parties would be covered by the transaction fee payment provisions of the engagement letter between Juno and Goldman and such parties do not include Fremont Investors or Fremont Partners.

     In the ordinary course of its business, Goldman and its affiliates may actively trade the debt and equity securities of Juno for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

MERGER CONSIDERATION

     Subject to the provisions described in this proxy statement/prospectus with respect to fractional shares, dissenting shares and shares owned by Juno, Jupiter, and Fremont, and subject to proration, upon the consummation of the merger each issued and outstanding share of Juno common stock will be converted into the right to receive either $25 in cash or, for each issued and outstanding share of Juno common stock with respect to which an election has been made and not withdrawn in accordance with the merger agreement, the right to retain one fully paid and non-assessable share of Juno common stock.

     Juno stockholders will retain a total of 2,400,000 shares of common stock of Juno in the merger, which will represent approximately 39.5% of the fully-diluted common stock of Juno immediately after the merger. If Juno stockholders elect to retain, in the aggregate, less than 2,400,000 shares, then the amount of shares equal to the difference between 2,400,000 and the number of shares elected to be retained will be allocated pro rata among stockholders based on the number of non-electing shares. If Juno stockholders elect to retain, in the aggregate, more than 2,400,000 shares, then the 2,400,000 shares will be allocated pro rata among the Juno stockholders who have elected to retain shares based on the number of shares each stockholder has elected to retain.

     The following examples illustrate the potential effects of the prorations described above.

                                   EXAMPLE A

Holder A owns 100 shares and
does not elect to retain any
Juno shares.                     - If other stockholders elect to retain
                                   2,400,000 or more shares in the aggregate, then Holder A will receive $2,500 in cash, or $25 per share for each of his or her 100 shares.

                                 - If other stockholders elect to retain fewer
                                   than 2,400,000 shares in the aggregate, then
                                   Holder A will not receive all cash for all of his or her 100 shares and will be required to retain some shares. Each stockholder will be required to retain a pro rata portion of his or her shares in order to increase the number of retained shares to 2,400,000. However, even in the case where no stockholder elects to retain shares, Holder A will still be assured of receiving at least $2,200 in cash (88 shares at $25 per share) and will retain 12 shares of Juno common stock.

                                   EXAMPLE B

Holder B owns 100 shares and
elects to retain 100 Juno
shares                           - If the stockholders, including Holder B,
                                   elect to retain more than 2,400,000 shares in the aggregate, the number of shares retained by stockholders must be reduced to 2,400,000. Holder B will not be able to retain all of his or her shares and will be required to receive some cash. For example, if stockholders elected to retain 2,666,667 shares in the aggregate, then each holder electing to retain shares, including Holder B, would be able to retain only 90% of the shares he or she elected to retain in order to reduce the number of issued shares to 2,400,000. Therefore, Holder B would be able to retain only 90 shares (or 90% of his 100 shares) and would receive $250 in cash (10 shares at $25 per share). If all stockholders elect to retain shares, Holder B would be able to retain only 12 shares (or 12% of his 100 shares) and would receive $2,200 in cash.

                                 - If the stockholders, including Holder B,
                                   elect to retain fewer than 2,400,000 shares in the aggregate, then Holder B will be able to retain all 100 of his or her shares.

                                   EXAMPLE C

Holder C owns 100 shares and
elects to retain 50 shares and
convert 50 shares into cash.     - In the event that stockholders, including
                                   Holder C, elect to retain exactly 2,400,000 shares in the aggregate, then Holder C will be able to retain 50 shares and will receive $1,250 in cash (50 shares at $25 per share).

                                 - If the stockholders, including Holder C,
                                   elect to retain more than 2,400,000 shares in the aggregate, then Holder C will not be able to retain all 50 shares. For example, if stockholders elected to retain 2,666,667 shares in the aggregate, then each holder, including Holder C, would be able to retain only 90% of the shares he or she elected to retain in order to reduce the number of retained shares to 2,400,000. Therefore, Holder C would be able to retain only 45 shares (or 90% of his 50 shares) and would receive $1,375 in cash (55 shares at $25 per share). If the stockholders, including Holder C, elected to retain more than 2,666,667 shares in the aggregate, Holder C would retain fewer shares than in the example above, but would receive a proportionately greater amount of cash.

                                 - If the stockholders, including Holder C,
                                   elect to retain fewer than 2,400,000 shares in the aggregate, then Holder C would be required to retain more than 50 shares. For example, if stockholders elected to retain 2,071,259 shares, then all stockholders must collectively retain an additional 328,741 shares in order to reach the 2,400,000 share threshold. In this example, Holder C would be required to retain an additional share (for a total of 51 shares) and would receive $1,225 in cash (49 shares at $25 per share). The additional share is calculated by multiplying the 50 shares Holder C wants to convert to cash by a fraction, the numerator of which is 328,741 and the denominator of which is the total number of outstanding shares less the electing shares. If the stockholders elected to retain fewer than the 2,071,259 shares in the example above, Holder C would retain more shares than in the example above, but would receive commensurately less cash.

THE SALE OF PREFERRED STOCK TO FREMONT INVESTORS

     Pursuant to the merger agreement, Fremont Investors will purchase 1,060,000 shares of a new series of convertible preferred stock for an aggregate purchase price of $106 million in connection with the merger. The merger agreement permits Fremont Investors to assign in part its obligation to purchase the convertible preferred stock to one or more third parties, and Fremont may determine to do so prior to the effective time of the merger. Fremont has no current plans to assign its obligation to purchase the convertible preferred stock, except that Fremont may offer key management of Juno an opportunity to purchase up to an aggregate of 10,000 shares of convertible preferred stock. For a description of the terms of the new series of convertible preferred stock, see "Approval of Amended and Restated Certificate of Incorporation of
Juno -- Preferred Stock -- Series A Convertible Preferred Stock."

MANAGEMENT SERVICES AGREEMENT

     Pursuant to the merger agreement, Juno and Fremont Partners L.L.C., an affiliate of Fremont Partners, will enter into a Management Services Agreement at the effective time of the merger pursuant to which Fremont Partners L.L.C. will render certain management services in connection with Juno's business operations, including strategic planning, finance, tax and accounting services. Juno will pay Fremont Partners L.L.C. an annual fee of $325,000 to render such services.

FINANCING OF THE RECAPITALIZATION AND MERGER

     GENERAL

     The total amount of funds required to consummate the transactions contemplated by the merger agreement and to pay all related fees and expenses is approximately $428.5 million. Based on available cash of Juno on February 28, 1999, these funds will be provided through a combination of:

     - approximately $106.0 million in proceeds from the purchase of the convertible preferred stock by Fremont Investors;

     - borrowings by Juno of up to $94.9 million under new senior secured credit facilities;

     - proceeds of approximately $125.0 million from Juno's offering of senior subordinated notes in a private placement; and

     - available cash of Juno in the amount of approximately $102.6 million.

     The approximate sources and uses of funds in connection with the transactions contemplated by the merger agreement are set forth in the following table, assuming such transactions occurred on February 28, 1999. The actual amounts of sources and uses of funds may differ at the closing of the transactions contemplated by the merger agreement.

                                SOURCES OF FUNDS
                                 (IN MILLIONS)

Senior secured term loans...................................    $ 90.0
Senior secured revolving facility(1)........................       4.9
Senior subordinated notes...................................     125.0
Series A convertible preferred stock........................     106.0
Available cash..............................................     102.6
                                                                ------
     Total Sources..........................................    $428.5
                                                                ======

                                 USES OF FUNDS

Payment of cash consideration in the merger.................    $404.9
Repayment of outstanding indebtedness.......................       3.3
Estimated fees and expenses.................................      20.3
                                                                ------
     Total Uses.............................................    $428.5
                                                                ======

-------------------------
(1) The total amount available under the senior secured revolving facility will be $35.0 million.

     It is a condition to the obligations of the parties to the merger agreement that Juno shall have received the funds set forth above from borrowings under the new senior secured credit facilities and the offering of senior subordinated notes. Fremont has agreed to use its reasonable best efforts to cause such funds to be obtained.

     TERM LOAN FACILITIES AND REVOLVING FACILITY

     In connection with the recapitalization and merger, Fremont Investors has received a commitment letter dated March 26, 1999 from NationsBank, N.A. and Credit Suisse First Boston to provide Juno with senior secured credit facilities pursuant to a bank credit agreement. Loans under the senior secured credit facilities will consist of:

     - two senior secured term loan facilities in an aggregate principal amount of $90.0 million to be allocated between Tranche A, with an aggregate amount of $40.0 million, and Tranche B, with an aggregate amount of $50.0 million; and

     - a senior secured revolving credit facility in an aggregate principal amount of up to $35.0 million, of which approximately $5.0 million will be funded at closing, and the remainder of which will be available for working capital requirements and other general corporate purposes of Juno and its subsidiaries.

     Other material terms of the senior secured credit facilities are set forth in detail below. The following terms are based upon the terms set forth in the commitment letter and are subject to the syndication of the credit facilities and the final negotiation and execution of the bank credit agreement and related documents. As a result, the final terms of the senior secured credit facilities may vary from those set forth below.

     Maturity. Tranche A and the revolving credit facility will mature six years after the closing date, and Tranche B will mature seven years after the closing date. Each of Tranche A and Tranche B will amortize in quarterly installments. The revolving credit facility will be payable in full at the maturity date.

     Interest. The term loan facilities and the revolving credit facility will, in general, bear interest at an annual rate equal to, at the option of Juno, either:

     - LIBOR (the London interbank offered rate for eurodollar deposits as adjusted for statutory reserve requirements); or

     - the Base Rate, which is the higher of (a) NationsBank's Prime Rate and
       (b) the Federal Funds Effective Rate plus 0.50%,

in each case, plus a percentage determined by reference to Juno's ratio of total debt to EBITDA (such terms to be defined in the loan documentation), as of the end of and for the most recent period of four quarters for which financial statements have been delivered. Swingline loans will bear interest at the Base Rate plus 0.50% without regard to Juno's ratio of total debt to EBITDA.

     Prior to the delivery to NationsBank, N.A. of Juno's August 31, 1999 financial statements, loans under Tranche A and the revolving facility will bear interest at LIBOR plus 2.50% or (B) the Base Rate plus 1.00% and loans under Tranche B will bear interest at (A) LIBOR plus 3.00% or (B) the Base Rate plus 1.50%.

     In the event of a default under the senior secured credit facilities, a default rate of 2.0% per annum above the applicable interest rate shall apply on all loans.

     Fees. A commitment fee on the undrawn portion of the senior secured credit facilities will begin to accrue on the closing date and will be payable quarterly in arrears. For purposes of calculating the commitment fee, outstanding swingline loans will be considered to be undrawn commitments under the revolving facility. The commitment fee will accrue at a rate of 0.50% per year, subject to reduction based on Juno's ratio of total debt to EBITDA, as of the end of and for the most recent period of four quarters for which financial statements have been delivered. In addition, a letter of credit fee on the amount available under each letter of credit will begin to accrue on the issuance date of such letter of credit and will be payable quarterly in arrears. The letter of credit fee will accrue at a rate of 2.5% per annum, subject to reduction based on Juno's ratio of total debt to EBITDA, as of the end of and for the most recent period of four quarters for which financial statements have been delivered. A fronting fee of 0.25% per year on the amount available under each letter of credit will be payable quarterly in arrears for the account of the issuing bank.

     Mandatory Prepayment. Juno will be required to prepay the loans under the term loan facilities with:

     - 100% of the net cash proceeds of all asset sales by Juno and its subsidiaries (including sales of stock of subsidiaries of Juno), net of selling expenses and taxes, subject to limited exceptions to be agreed upon;

     - 100% of the net cash proceeds of issuances of equity and debt obligations of Juno and its subsidiaries, subject to limited exceptions to be agreed upon; and

     - 75% of Excess Cash Flow (to be defined in the loan documentation) if the Funded Debt to EBITDA ratio (to be defined in the loan documentation) is equal to or greater than 3.75:1.00, or 50% of Excess Cash Flow if the Funded Debt to EBITDA ratio is less than 3.75:1.00.

     To the extent that the amount of any mandatory prepayment exceeds the outstanding loans under the term loan facilities, the commitments under the revolving facility will be reduced.

     Voluntary Prepayment. Juno may, at its option, prepay the loans under the term loan facilities and the revolving credit facility, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the lenders' breakage or redeployment costs in the case of prepayment of LIBOR borrowings.

     Guarantees. All obligations of Juno under the term loan facilities and the revolving facility will be unconditionally guaranteed by each existing and each subsequently acquired or organized domestic subsidiary of Juno.

     Security. The senior secured credit facilities and the related guarantees, as well as interest rate swap or foreign currency swap agreements entered into with counterparties that are lenders, will be secured by (1) a first priority perfected security interest in all of the equity securities of Juno owned by Fremont Investors and (2) by substantially all the assets of Juno and each existing and each subsequently acquired or organized domestic subsidiary, subject to limited exceptions, including but not limited to:

     - a pledge of all the capital stock of each existing and each subsequently acquired or organized subsidiary of Juno (which pledge, in the case of any foreign subsidiary, will be limited to 65% of the capital stock of such foreign subsidiary); and

     - perfected first priority security interests in substantially all tangible and intangible domestic assets (including trademarks, copyrights and all other intellectual property) of Juno and each existing and each subsequently acquired or organized domestic subsidiary of Juno.

     Covenants. The documentation for the senior secured credit facilities will contain a number of affirmative covenants and negative covenants. The negative covenants relate, among other things, to limitations on:

     - liens and negative pledges;

     - mergers, consolidations and sales of assets;

     - investments, loans, advances and acquisitions;

     - capital expenditures;

     - incurrence of debt;

     - dividends, stock redemptions and redemption or prepayment of other indebtedness; and

     - transactions with affiliates.

     In addition, the credit agreement will contain the following financial covenants, with definitions of financial terms and compliance levels to be agreed upon:

     - maintenance on a rolling four quarter basis of a maximum ratio of Total Debt to EBITDA;

     - maintenance on a rolling four quarter basis of a minimum ratio of EBITDA to Interest Expense; and

     - maintenance on a rolling four quarter basis of a minimum ratio of EBITDA less capital expenditures to cash interest expense plus scheduled principal repayments.

     Events of Default. Events of default under the term loan facilities and the revolving facility will include, among other things:

     - nonpayment of principal, interest, fees or other amounts;

     - material inaccuracy of representations and warranties;

     - default in the performance of covenants;

     - cross-default to material indebtedness and agreements;

     - bankruptcy and similar events;

     - material judgments;

     - failure to satisfy certain material requirements of the Employee Retirement Income Security Act of 1974, as amended;

     - actual or asserted invalidity of any loan documentation or security interests; and

     - the occurrence of a change in control of Juno.

     Grace periods with respect to the foregoing events of default will be agreed upon in the loan documentation.

     SENIOR SUBORDINATED NOTES FINANCING

     Fremont Investors has received a letter dated March 26, 1999 from a nationally recognized investment banking firm relating to the offering of senior subordinated notes of Juno in an aggregate principal amount of $125 million in a private placement under Rule 144A under the Securities Act (with subsequent registration rights).

     The senior subordinated notes will be general unsecured obligations of Juno, junior to all existing and future senior indebtedness of Juno and equal in right of payment to all other existing and future senior subordinated indebtedness of Juno. Certain subsidiaries of Juno will guarantee payment on the notes on an unsecured senior subordinated basis. The interest rate, interest payment dates, maturity and other material terms of the senior subordinated notes will be determined prior to completion of the merger.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or on such other date as is specified in such certificate of merger in accordance with the Delaware law. Subject to certain limitations, the merger agreement may be terminated by either party if, among other reasons, the merger has not been consummated on or before September 30, 1999. See "Certain Provisions of the Merger Agreement -- Conditions to Consummation of the Merger" and "--Termination."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of shares of Juno common stock into the right to receive cash or the right to retain shares of Juno following the merger will occur at the effective time of the merger.

     As soon as practicable after the effective time of the merger,
                    , Juno's exchange agent, will send a letter of transmittal to each holder of Juno common stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Juno common stock in exchange for cash, certificates representing shares of Juno common stock or the amount of cash in lieu of any fractional interest in a share of Juno common stock, if applicable.

     You should not forward stock certificates to the exchange agent until you have received the letter of transmittal.

     As soon as practicable after the effective time of the merger and once you surrender your outstanding certificates representing shares of Juno common stock to the exchange agent and the exchange agent accepts those certificates, you will be entitled to receive the cash merger consideration, certificates representing the number of full shares of Juno common stock and cash in lieu of fractional shares into which the shares represented by such Juno share certificates have been converted pursuant to the merger agreement. The exchange agent will accept such certificates upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange in accordance with normal exchange practices. After the effective time of the merger, there will be no further transfer on the records of Juno or its transfer agent of certificates representing shares of stock which have been converted pursuant to the merger. If such certificates are presented to Juno for transfer, they will be cancelled against delivery of cash, and if appropriate, certificates for shares of Juno common stock. Until surrendered as contemplated by the merger agreement, each certificate for shares of Juno common stock will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the consideration contemplated by the merger agreement. No interest will be paid or will accrue on any cash payable as consideration in the merger or in lieu of any fractional shares of retained Juno common stock.

     No dividends or other distributions with respect to retained Juno common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered certificate for shares of Juno common stock with respect to the shares of retained Juno common stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the merger agreement until the surrender of such certificate in accordance with the merger agreement.

     Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of retained Juno common stock issued in connection with such certificates, without interest, (1) at the time of such surrender or as promptly as practicable after the sale of certain shares representing fractional interests, the amount of any cash payable in lieu of a fractional share of retained Juno common stock to which such holder is entitled pursuant to the merger agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the effective time of the merger paid with respect to whole shares of retained Juno common stock, and (2) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Juno common stock.

FRACTIONAL SHARES

     Fractional shares of Juno common stock will not be issued in the merger. Any fractional interests will not entitle the owner of such interests to vote or to have any other rights of a stockholder of Juno after the merger. Each Juno stockholder who would otherwise be entitled to receive a fraction of a share of retained Juno common stock will receive, in lieu of such fractional share, a cash payment, without interest, in lieu of such fractional share in an amount equal to the product of such fraction multiplied by $25.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain material United States federal income tax consequences of the merger to Juno and the stockholders of Juno. The discussion deals only with stockholders that hold shares of Juno's common stock as capital assets (generally, property held for investment). The discussion does not address all aspects of federal income taxation that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (including certain financial institutions, broker dealers, insurance companies, tax-exempt organizations, foreign persons and persons acquiring shares of Juno's common stock pursuant to the exercise of employee stock options or otherwise as compensation). In addition, the discussion does not address any state, local or foreign tax consequences of any aspect of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder, judicial decisions and current administrative pronouncements, all as in effect as of the date hereof and which are subject to change at any time, potentially with retroactive effect. No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the Internal Revenue Service will agree with the conclusions stated herein.

     Although this discussion sets forth certain material U.S. federal income tax considerations generally applicable to stockholders of Juno as a consequence of their receipt of cash and/or Juno common stock pursuant to the merger, the discussion does not address every U.S. federal income tax concern that may be applicable to a particular holder of Juno common stock in light of such holder's particular circumstances. All stockholders are urged to consult their tax advisors as to the particular tax consequences to them of the merger.

     NO GAIN OR LOSS ON RETAINED SHARES.

     No gain or loss will be recognized by a stockholder with respect to Juno common stock retained by such stockholder in the merger. Moreover, a stockholder's basis and holding period in the retained stock will not change.

     GAIN OR LOSS RECOGNIZED UPON RECEIPT OF CASH FOR ALL SHARES.

     The receipt of a cash payment pursuant to the merger (including any cash payment received by dissenting stockholders upon the exercise of their rights of appraisal) that terminates the interest of the stockholder in Juno will be a taxable transaction for federal income tax purposes.

     Amount of Gain or Loss. Stockholders who surrender all of their Juno common stock in the merger (after applying the constructive ownership rules under Section 318 of the Code) will recognize gain or loss as if they had sold all of their shares for which they received cash. Such gain or loss will equal the difference between each stockholder's adjusted tax basis in his or her shares and the amount of cash received therefor.

     Character of Gain or Loss. Gain or loss recognized on cash received in the merger by stockholders who surrender all of their Juno common stock in the merger will be a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if the holder has held the shares for more than one year as of the effective time of the merger. Long-term capital gain of individuals and other noncorporate taxpayers is currently taxed at a maximum rate of 20% for federal income tax purposes.

     GAIN OR LOSS RECOGNIZED WHERE STOCKHOLDER RECEIVES SOME CASH AND RETAINS SOME STOCK.

     Amount of Gain Recognized. Stockholders who receive cash for some but not all of their shares will generally be treated as if they had sold the surrendered shares to Juno for cash. Subject to the discussion below regarding dividend treatment, such stockholders will recognize gain or loss equal to the difference between the stockholder's adjusted tax basis in the shares surrendered and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction).

     Character of Recognized Gain. Subject to the discussion below regarding dividend treatment, any recognized gain or loss will be a capital gain or loss. Such gain or loss will be a long-term capital gain or loss if the holder has held the shares for more than one year as of the effective time of the merger. Long-term capital gains of individuals and other noncorporate taxpayers currently are taxed at a maximum rate of 20% for federal income tax purposes.

     Dividend Treatment. Some or all of the cash received by a stockholder who retains or is treated as retaining (as a result of the application of Section 318 of the Code, as described below) some common stock (or acquires some convertible preferred stock in the same transaction) may be treated as a distribution, rather than a sale, if it has the effect of a dividend as determined under Section 302 of the Code.

     If the payment of cash for Juno common stock is considered a dividend, the cash payment will be taxable as ordinary income to the extent of the stockholder's ratable share of Juno's earnings and profits ("E & P"). If the cash payment exceeds such holder's pro rata share of the E & P, the excess will be treated first as a basis-reducing, tax free return of capital to the extent of the holder's basis in the Juno common stock and then as a capital gain to the extent of any excess.

     A distribution to a stockholder will not be considered to have the effect of a distribution of a dividend if it is "substantially disproportionate" with respect to the stockholder or if it is "not essentially equivalent to a dividend" to the stockholder. A distribution will be "substantially disproportionate" with respect to a stockholder if the stockholder's proportionate interest in the Juno common stock after the merger is (a) less than 50% of the total of all outstanding Juno common stock after the merger and
(b) less than 80% of what the stockholder's proportionate interest was before the merger. For example, a stockholder who owns 5% of the outstanding common stock of Juno before the merger, and who receives some cash in the merger, would have to own less than 4% of the outstanding common stock of Juno after the merger in order for the distribution to be "substantially disproportionate."

     Even though a distribution does not satisfy the substantially disproportionate test discussed above, it still may be "not essentially equivalent to a dividend" depending upon the stockholder's particular facts and circumstances. The United States Supreme Court in Davis v. United States, 397 U.S. 301, 313 (1970), concluded that in order for a distribution to be considered not essentially equivalent to a dividend, there must be a "meaningful reduction of the stockholder's proportionate interest." Based on IRS rulings, even a small reduction in the proportionate interest of a stockholder who holds only a small proportionate interest in Juno and who exercises no control over corporate affairs can constitute a meaningful reduction. However, stockholders who increase their proportionate interest in Juno as a result of the merger (and any related investment in convertible preferred stock of Juno) will not experience a meaningful reduction in their proportionate interest in the Juno common stock, and therefore will be treated as having received a distribution of cash essentially equivalent to a dividend.

     In applying the "substantially disproportionate" and "not essentially equivalent to a dividend" tests, the constructive ownership rules of Section 318 of the Code (under which stockholders are treated as holding not only their own shares but also shares held by certain related persons and entities or shares subject to an option held by the stockholder) are applicable. Also, in applying the two tests, it is intended that the Series A convertible preferred shares should be treated as common stock on a fully converted basis, although there can be no certainty that such treatment is proper and no ruling or opinion is being obtained with respect thereto.

     A Juno stockholder who elects to receive some cash and who will be subject to dividend treatment may want to consider with a tax advisor whether the stockholder should be viewed as selling shares (1) to Juno to the extent of the cash funded by assets or borrowing of Juno, and (2) to Fremont Investors to the extent of the cash funded by equity contributions of Fremont Investors. Based on such a view, dividend treatment could be limited to the cash allocable to the deemed sale of stock to Juno. However, there can be no assurance that such a bifurcation of the transaction would be proper.

     Basis and Holding Period. A stockholder who retains some Juno common stock and receives some cash will retain the same basis in such stock as before the merger. The holding period of the retained stock will not change.

     WITHHOLDING.

     Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a holder of shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct tax identification number ("TIN") to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. Each stockholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders may prevent backup withholding by completing a Substitute Form W-9 or, in the case of foreign holders, a Form W-8, and submitting it to the paying agent along with the letter of transmittal.

     TAX CONSEQUENCES TO JUNO.

     Juno will not recognize any gain or loss upon the receipt of the Juno stock in exchange for the issuance of its own stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Juno may have interests which present them with potential conflicts of interest in connection with the merger. The Board of Directors was aware of the conflicts described below and considered them in addition to the other matters described under "-- Reasons for the Recapitalization and Merger; Recommendation of the Board of Directors."

     Indemnification and Insurance. Following the merger, Juno's certificate of incorporation and bylaws will contain provisions identical to those existing prior to the merger with respect to elimination of personal liability and indemnification. These provisions will not be amended, repealed or otherwise modified for a period of six years in any manner that would adversely affect the rights of present and former officers and directors of Juno and its subsidiaries at the time of the merger.

     In addition, Juno has agreed to maintain for six years directors' and officers' liability insurance policies on terms and conditions which are at least as favorable as those in effect at the effective time of the merger, covering events occurring prior to the merger. In no event will Juno be required to spend in any year in excess of 300% of the aggregate premiums paid by Juno in 1998 on an annualized basis for such purpose. If Juno would be required to spend in excess of 300% of the aggregate premiums paid by Juno in 1998 on an annualized basis for such purpose for any year, Juno must buy as much insurance as can be obtained for a cost not exceeding such amount.

     Stock Options. All outstanding options to purchase shares of Juno common stock, including all options held by officers of Juno, will be accelerated and fully vested as a result of the merger. Each holder of outstanding options will be free to continue to hold such options or to exercise them in accordance with their terms after the merger. See "Executive Compensation -- Stock Option Plan Exercises and Year-End Value Table."

     New Option Plan. The Juno Board of Directors has adopted, subject to stockholder approval, the 1999 Stock Option and Incentive Plan, which covers up to 940,000 shares of Juno common stock. See "Approval of the 1999 Stock Award and Incentive Plan." Although no specific grants are contemplated at this time, directors and executive officers of Juno would be eligible to receive future grants under this plan.

     Change of Control Benefits Arrangements. The Board has approved and Juno has entered into Change of Control Benefits Agreements with the following executive officers of Juno: Thomas W. Tomsovic, Charles W. Huber, George J. Bilek, and Glenn R. Bordfeld, and with three other officers of Juno. Robert S. Fremont, the Chairman and Chief Executive Officer of Juno, is not a party to any such severance agreement with Juno. These agreements provide for severance and other benefits in the event of a change of control of Juno and in the event of certain terminations of employment under employment contracts becoming effective upon the change of control and ending upon six months notice from Juno, but no earlier than December 31, 2000. Some benefits would be provided immediately upon the change of control. Severance benefits for termination of employment after the change of control would be payable only if an executive's employment is terminated by Juno without "cause" or by the executive for "good reason". For this purpose, good reason includes material adverse changes in duties, reduction in salary, or a required move of more than 40 miles. "Cause," for these purposes, means commission of certain felonies, substance abuse, and serious misconduct or neglect in the course of duties.

     The recapitalization and the merger will constitute a change of control pursuant to these agreements. Upon the consummation of the merger, the principal benefits that would be provided include (1) an employment contract with (a) a 5% minimum annual base salary increase, (b) no adverse change in duties, (c) no required move of more than 40 miles, and (d) participation in benefit and welfare plans; (2) a transaction bonus of $150,000; (3) a performance bonus based on projected operating income for the year of the change of control, prorated for the portion of the year elapsed prior to the change of control, and multiplied by 115%; and (4) the acceleration of vesting of all unvested stock options.

     The principal benefits that would be provided as severance benefits upon termination by the executive for good reason or by Juno other than for cause or disability include: (1) a lump sum payment equal to the greater of (x) six months' base salary or (y) the base salary which would have been payble through December 31, 2000; (2) a payment equal to forfeited retirement benefits, if any; and (3) continuation of medical, dental, life insurance, and other fringe benefits for the greater of (x) six months or (y) until December 31, 2000. In addition, the agreements provide reimbursement of legal fees for actions to enforce the agreements brought in good faith, regardless of whether the executive prevails in such action. The benefits are capped at the maximum amount payable without triggering excise tax under the golden parachute provisions of the Internal Revenue Code.

     Payments that would be made to the persons who are parties to the Change of Control Benefits Agreements in the event of their termination during the employment period after the merger (other than for cause or by reason of the executive's death or disability) are a maximum of approximately $4,068,025 for all officers with Change of Control Benefits Agreements. This amount is based on numerous assumptions, including that the merger occurs on June 30, 1999, that all of the parties to the Change of Control Benefit Agreements are terminated on such date and that the fair market value of one share of Juno common stock is $25. However, it is not expected that all or any of such persons would be so terminated.

     The foregoing is only a summary and is qualified in its entirety by reference to the terms of each Change of Control Benefits Agreement.

     Convertible Preferred Stock. In Fremont's prior acquisitions, entities affiliated with Fremont Partners have offered equity ownership opportunities to the key management of the companies they have acquired, and may offer key management of Juno an opportunity to purchase from Juno a portion of the new series of convertible preferred stock. Although general discussions have taken place with the management of Juno, no decisions have been made at this time, either as to the identity of the persons who may be offered the opportunity to invest in Juno or as to the amount of convertible preferred stock any members of management of Juno may be offered. If and to the extent members of management of Juno and related entities are given the opportunity to, and do, invest in the equity of Juno, the equity interest of Fremont Investors in Juno would be reduced. Fremont anticipates that, if any convertible preferred stock is offered to members of management of Juno, the aggregate amount of such offering would not exceed 10,000 shares of convertible preferred stock.

DIRECTORS OF JUNO AFTER THE MERGER

     The merger agreement provides that as of the effective time of the merger, the directors serving on the Board of Directors of Jupiter will become the Board of Directors of Juno. It is expected that Robert Jaunich II and Mark Williamson will become directors of Juno at the effective time of the merger. After the effective time of the merger, the Board of Directors of Juno will be subject to change from time to time.

     The merger agreement provides that the officers of Juno will continue to serve as the officers of Juno after the merger. It is expected that the officers of Juno at the effective time of the merger will be the officers of Juno following the merger until such time as may be determined by the Board of Directors following the merger.

     Information regarding Mr. Jaunich and Mr. Williamson is as follows:

     Robert Jaunich II has served as President and Chief Executive Officer of Fremont Investors since May 1998, as a Managing Director of Fremont Partners, L.P. and a member of FP Advisors, L.L.C. since 1996, and as a Managing Director and a member of the Board of Directors and Executive Committee of The Fremont Group since 1991. Prior to joining The Fremont Group in 1991, he was Executive Vice President and a member of the Chief Executive Office of Swiss-based Jacobs Suchard AG. Previously, he was President of Osborne Computer Corporation, President of Sara Lee Corporation, and Executive Vice President of Memorex Corporation. Among the various board positions he holds, Mr. Jaunich is Chairman of the Board of Directors of Kinetic Concepts, Inc., a director of Kerr Group, Inc., a director of CNF Transportation, Inc. and Chairman of the Managing General partner of Crown Pacific Partners, L.P. His previous board associations include Coldwell Banker Corporation, Petro Stopping Centers, L.P., Sara Lee Corporation, Douwe Egberts, The Wine Group, Brach Van houten Holding, Inc. and Nabob Foods.

     Mark N. Williamson has served as Vice President and Treasurer of Fremont Investors since May 1998 and as a Managing Director of Fremont Partners and a member of FP Advisors, L.L.C. since 1996. Prior to joining Fremont Partners in May 1996, Mr. Williamson served as a Managing Director at the Harvard Private Capital Group, Inc. from August 1991. Prior to that time, he was an Associate at ESL Partners, Inc., a private investment partnership pursuing value-oriented investments in private and public equity and debt securities. His previous board associations include Tarquin, P.L.C. and Risk Capital Holdings, Inc.

     In addition to these two outside directors, Fremont intends to nominate and appoint a representative of management and additional outside directors unaffiliated with Fremont to serve on the Juno Board of Directors as soon as practicable after the effective time of the merger.

CERTAIN EFFECTS OF THE RECAPITALIZATION AND MERGER

     Nasdaq Listing. Although we expect Juno common stock will continue to be publicly traded on Nasdaq after the merger, we cannot assure you that Juno common stock will continue to be listed on Nasdaq indefinitely. Fremont Investors has agreed that for at least three years after the effective time of the merger, it will not take any action to cause Juno common stock to be delisted from Nasdaq, unless such action is taken in connection with a transaction which results in the termination of Juno's Exchange Act reporting obligations. Although it is currently expected that Juno common stock will continue to be listed on Nasdaq following the merger, there is also a possibility that, following the merger, the total number of beneficial holders of Juno common stock will fall below the 400 beneficial holders required for Juno common stock to maintain its Nasdaq listing, or that other applicable listing criteria will not be met, although Juno expects that it will satisfy the applicable listing criteria at the effective time of the merger. See "Risk Factors -- There may be a Loss of Liquidity and Increased Volatility in the Trading of Juno Common Stock after the Merger."

     Exchange Act Reports. Juno currently expects to continue to be a reporting company under the Exchange Act and to continue to file periodic reports (including annual and quarterly reports) following the effective time off the merger. Juno will also continue to provide proxy statements to its stockholders under the Exchange Act if as a result of the elections to retain stock made by holders of Juno common stock with respect to the effective time, Juno has 300 or more holders of shares of Juno common stock following the merger. If Juno were to cease to be a reporting company under the Exchange Act, the information now available to holders of Juno common stock in the periodic reports would not be available to them as a matter of right. See "Risk Factors -- There may be a Loss of Liquidity and Increased Volatility in the Trading of Juno Common Stock after the Merger."

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Improvements Act of 1996, or "HSR Act," and the rules promulgated thereunder by the Federal Trade Commission, or "FTC," the merger may not be completed until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Juno and Fremont Investors filed notification and report forms under
the HSR Act with the FTC and the Antitrust Division on April   , 1999. At any
time before or after consummation of the merger, the Antitrust Division, the FTC or state attorneys' general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on the information available to them, Juno and Fremont Investors believe that the merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such challenge were made, Juno and Fremont Investors would prevail or would not be required to accept certain conditions, including the divestitures of certain assets, in order to consummate the merger.

ACCOUNTING TREATMENT

     We expect the merger to be accounted for as a recapitalization under generally accepted accounting principles. Accordingly, the historical basis of Juno's assets and liabilities will not be impacted by the transaction.

RESALE OF RETAINED COMMON STOCK FOLLOWING THE MERGER

     The Juno common stock to be retained in connection with the merger will be freely transferable, except that shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Juno for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This proxy statement/ prospectus does not cover sales of Juno common stock retained by any person who may be deemed to be an affiliate of Juno.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     This section of the proxy statement/prospectus describes material provisions of the merger agreement. Because the description of the merger agreement in this document is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the merger agreement attached as Annex A to this document and incorporated herein by reference before you decide how to vote.

THE MERGER

     The merger agreement requires that Juno stockholders approve the merger and the transactions contemplated thereby by the vote of a majority of the outstanding shares of Juno common stock entitled to vote on the merger. Following receipt of this approval and the satisfaction or waiver of the other conditions to the merger, Juno will consummate the merger. In the merger, Jupiter, a wholly-owned subsidiary of Fremont, will merge with and into Juno, with Juno surviving the merger.

     You may find more information regarding the merger consideration in the following sections of this proxy statement/prospectus: "The Recapitalization and Merger -- Merger Consideration" on page 30,

"-- Conversion/Retention of Shares; Procedures for Exchange of Certificates" on page 36 and "-- Fractional Shares" on page 37.

     You may find information regarding the treatment in the merger of outstanding Juno stock options under "The Recapitalization and Merger -- Interests of Certain Persons in the Merger" on page 40.

     You may find information regarding the indemnification of our directors and officers, and the maintenance of our directors' and officers' liability insurance under the caption "The Recapitalization and Merger -- Interests of Certain Persons in the Merger" on page 40.

CLOSING OF THE MERGER

     Unless the parties agree otherwise, the closing of the merger will take place as soon as practicable after the date on which all closing conditions have been satisfied or waived. The closing of the merger is expected to take place shortly after the approval of the Juno stockholders at the special meeting, which is expected to occur in the fiscal quarter ending August 31, 1999.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later date as is agreed upon by the parties and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the special meeting.

SURVIVING CORPORATION

     Juno will be the surviving corporation of the merger and shall continue to be governed by the laws of the State of Delaware. Immediately prior to the effective time of the merger, Juno has agreed to file the amended and restated certificate of incorporation of Juno with the Secretary of State of the State of Delaware. After the merger, the bylaws of Juno as in effect immediately prior to the merger will continue to be the certificate of incorporation and bylaws of Juno, until thereafter further lawfully amended. The initial directors and senior executive officers of Juno following the merger will be as described in "The Recapitalization and Merger -- Directors of Juno after the Merger" on page 41.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Fremont and Juno relating to, with respect to Juno and its respective subsidiaries, among other things:

     - organization, standing and similar corporate matters;

     - capital structure;

     - the authorization, execution, delivery, performance and enforceability of the merger agreement;

     - the recommendation of the Board of Directors with respect to the merger agreement, the merger and related transactions;

     - consents and approvals;

     - the accuracy of information contained in documents filed by Juno with the Commission and the absence of undisclosed liabilities;

     - the quality and quantity of inventory;

     - the absence of certain changes or events since the date of the most recent audited financial statements filed by Juno with the Commission;

     - the absence of pending or threatened material litigation and compliance with applicable laws;

     - benefit plans and other related employment matters;

     - tax matters;

     - title to property;

     - condition of plant and equipment;

     - environmental matters;

     - labor matters;

     - the absence of defaults under material contracts;

     - insurance matters;

     - the receipt of an opinion of Juno's financial advisor;

     - brokers' fees and expenses;

     - intellectual property matters;

     - the Board of Directors' exemption of Fremont and Jupiter and the transactions contemplated by the merger agreement under Juno's stockholders' rights plan;

     - the absence of certain transactions with affiliates;

     - the accuracy of information supplied by Juno in connection with this proxy statement/prospectus;

     - legal and accounting fees; and

     - cash and marketable securities.

     The merger agreement also contains customary representations and warranties of Fremont Investors and Jupiter relating to, among other things:

     - organization, standing and similar corporate matters;

     - the authorization, execution, delivery, performance and enforceability of the merger agreement;

     - consents and approvals;

     - the financing commitment and highly confident letter obtained from third parties in connection with the merger;

     - ownership of shares of Juno common stock;

     - capital structure; and

     - brokers' fees and expenses.

     All the representations and warranties are subject to various qualifications and limitations.

CERTAIN COVENANTS

     Juno has agreed that, prior to the merger, it will conduct its business only in the ordinary course and in compliance with applicable laws, and will use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve its present relationships with customers, suppliers, creditors and other persons with which it has significant business relations.

     Accordingly, Juno agreed that, it will not, without the prior written consent of Fremont:

     - amend its certificate of incorporation, bylaws or other similar organizational documents;

     - issue, sell, transfer, pledge or otherwise dispose of its securities other than as specified in the merger agreement;

     - declare or pay dividends except pursuant to the terms of the Juno's stockholders' rights agreement and except for the cash dividend declared by Juno on March 15, 1999;

     - change its share capital, including, among other things, by effecting a stock split, combination or reclassification, or repurchase or redeem capital stock;

     - incur or modify any indebtedness or other liability, or materially modify, amend or terminate any material contract, or waive, release or assign any material rights, outside the ordinary course of business;

     - change the compensation of directors and officers, or other employees other than in the ordinary course of business, or provide any new or change any existing employment, severance, consulting or termination agreement or employee benefit plans;

     - permit any insurance policy naming Juno as a beneficiary to be cancelled or terminated, outside the ordinary course of business;

     - enter into any contract relating to the purchase of material assets, outside the ordinary course of business;

     - pay any material liabilities or obligations other than in the ordinary course of business;

     - adopt a plan of liquidation or dissolution, merger or other reorganization;

     - make changes in its accounting methods other than as required by generally accepted accounting principles, or make any material tax election;

     - take any action reasonably likely to result in any conditions to the purchase of preferred stock as contemplated by the merger agreement not being satisfied;

     - amend or waive any provision of its rights agreement or redeem the rights except as contemplated by the merger agreement; or

     - take, or offer to take, or agree to take in writing or otherwise, any of the above actions.

NO SOLICITATION

     The merger agreement restricts Juno's ability to take actions with respect to acquisition proposals other than the recapitalization and merger. We use the term acquisition proposal to mean any of the following:

     - any tender or exchange offer involving Juno;

     - any proposal for a merger, consolidation or other business combination involving Juno;

     - any proposal or offer to acquire in any manner 20% or more of the equity interest in, or 20% or more of the business or assets of, Juno;

     - any proposal or offer with respect to any recapitalization or restructuring with respect to Juno; or

     - any proposal or offer with respect to any other transaction similar to any of the foregoing.

     A repurchase of shares by Juno which is consummated without the issuance to any third party of any equity or convertible debt securities of Juno or any subsidiary of Juno is not considered an acquisition proposal for purposes of the merger agreement.

     Juno has agreed that it will:

     - not encourage, solicit or initiate, or take other action to facilitate an acquisition proposal or furnish information to any third party concerning an acquisition proposal;

     - not, in the event of an unsolicited acquisition proposal, engage in discussions or negotiations with, or provide any information to, any person relating to such acquisition proposal;

     - notify Fremont if Juno receives any offers related to an acquisition proposal or a possible acquisition proposal, and include in such notice the name of the person making such proposal or offer and the terms and conditions of such proposal or offer;

     - not withdraw, qualify or modify its recommendation of the recapitalization and merger or cause Juno to enter into any agreement with respect to an acquisition proposal.

     However, the merger agreement does not prevent Juno from:

     - furnishing information to Juno stockholders in order to comply with Rules 14d-9 and 14e-2(a) under the Exchange Act with regard to a tender or exchange offer made by someone other than Fremont;

     - making any disclosures to Juno stockholders, if the Juno Board of Directors, with the advice of outside counsel, determines in good faith that the failure to make such disclosures would constitute a breach of the fiduciary duties of the Juno Board of Directors;

     - taking any action which, in the opinion of outside counsel, is required by a final, non-appealable court order.

     The merger agreement also allows Juno to take certain actions after the receipt by Juno of an unsolicited acquisition proposal which is a superior proposal. We use the term superior proposal to mean an acquisition proposal which the Juno Board of Directors determines in good faith, based on the opinion of its financial advisor, to be more favorable to the Company's stockholders than the recapitalization and merger agreement, taking into account all relevant factors. With respect to any such superior proposal, Juno may:

     - furnish information to any person or entity which has made such superior proposal, pursuant to a customary confidentiality agreement; or

     - participate in negotiations with respect to such superior proposal, so long as Juno keeps Fremont informed of the status and terms of such proposal.

     In addition, after determining in good faith, based on the advice of outside counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties, the Juno Board of Directors may, in each case after providing Fremont with three business days to make adjustments to the merger agreement which would allow the Juno Board of Directors to proceed with the recapitalization and merger:

     - withdraw, qualify or modify its recommendation of the recapitalization and merger;

     - approve or recommend a superior proposal; or

     - cause Juno to enter into an agreement with respect to a superior proposal.

EMPLOYEE BENEFITS

     For at least 12 months following the effective time of the merger, Fremont will cause Juno and its subsidiaries to provide to their employees benefits which will, in the aggregate, be substantially comparable to those provided to employees of Juno as of March 26, 1999. However, Fremont will not be obligated to provide employees with a plan similar to the equity-based compensation plans currently maintained by Juno.

     The merger agreement also states that Fremont shall cause Juno to honor the change of control agreements in place between Juno and certain executive officers and other officers.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The respective obligations of Juno, Fremont and Jupiter to effect the merger are subject to various conditions which include, in addition to other customary closing conditions, the following:

     - the Juno stockholders must approve the merger, the merger agreement and the transactions contemplated thereby, the amended and restated certificate of incorporation and the 1999 Stock Award and Incentive Plan;

     - there must be no law, order, injunction or other legal restraint or prohibitions restricting or preventing the consummation of the merger;

     - the waiting period under the Hart-Scott-Rodino Act must have terminated or expired;

     - the Board of Directors must have received a solvency opinion;

     - there must be no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part; and

     - the debt financing for the merger, substantially on the terms contemplated by the commitment letters, must have been obtained.

     The obligations of Fremont and Jupiter to effect the merger are also subject, in addition to other customary conditions, to the following additional conditions:

     - since March 26, 1999, no event shall have occurred and be continuing that shall be materially adverse to the financial condition, business or results of operations of Juno or its subsidiaries;

     - the amended and restated certification of incorporation must have been filed with the Secretary of State of the State of Delaware; and

     - Juno and Fremont Partners L.L.C. must have entered into a management services agreement.

     The obligations of Juno to effect the merger are also subject, in addition to other customary conditions, to the following additional conditions:

     - since March 26, 1999, no event or change shall have occurred which would have, or is reasonably likely to have, a material adverse effect on Fremont Investors or Jupiter; and

     - Fremont Investors must have purchased the Series A convertible preferred stock.

TERMINATION

     The merger agreement provides that the merger agreement may be terminated and the transactions contemplated in the merger agreement abandoned at any time prior to the effective time, whether before or after approval by the Juno stockholders:

     - by mutual written consent of Fremont Investors and Juno;

     - by either Fremont Investors or Juno if:

      - the merger has not been completed on or prior to September 30, 1999, so long as the party seeking to terminate did not prevent consummation by failing to fulfill any of its obligations under the merger agreement; or

      - any governmental entity issues a non-appealable final order, decree or ruling or takes any other final action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or any of the transactions contemplated by the merger agreement.

     - by Juno if:

      - Fremont Investors or Jupiter breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the merger agreement or breaches its representations and warranties in any material respect;

      - the Juno stockholders fail to approve the merger agreement and the transactions contemplated thereby, the amended and restated certificate of incorporation of Juno and the 1999 Stock Award and Incentive Plan; or

      - if Juno enters into a written agreement with respect to a superior proposal.

     - by Fremont if:

      - Juno breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the merger agreement or breaches its representations and warranties in any material respect;

      - the Juno stockholders fail to approve the merger;

      - if any person, entity or group, other than Fremont Investors or its affiliates, acquires beneficial ownership of more than 20% of any class or series of capital stock of Juno or shall have been granted an option, warrant or other right to acquire beneficial ownership of more than 20% of any class or series of capital stock of Juno; or

      - if Juno's Board of Directors have (i) failed to include in the proxy statement its recommendation, without modification or qualification, that stockholders approve the merger agreement, merger and transactions contemplated by the merger; (ii) withdrawn, modified or qualified its recommendation in a manner adverse to the interests of Fremont Investors; or (iii) approved a superior proposal.

TERMINATION FEES AND EXPENSES

     The merger agreement provides that Juno will pay Fremont Investors a termination fee of $12 million and up to $3 million of reasonable out-of-pocket expenses of Fremont Investors, Jupiter and their affiliates incurred in connection with the merger if the merger agreement is terminated under the following circumstances:

     (1) Fremont Investors terminates the merger agreement because:

          (a) a person, entity or group, other than Fremont Investors or its affiliates, shall have acquired beneficial ownership of 20% of any class or series of capital stock of Juno or shall have been granted an option, right or warrant to acquire beneficial ownership of more than 20% of any class or series of capital stock of Juno; or

          (b) Juno's Board of Directors:

        - failed to include in the Proxy Statement its recommendation, without modification or qualification, that its stockholders approve the merger agreement, the merger and the transactions contemplated thereby;

        - has withdrawn, modified or qualified its recommendation in a manner adverse to the interests of Fremont Investors; or

        - approved or recommended a superior proposal.

     (2) Juno's Board of Directors terminates the merger agreement because Juno enters into a written agreement with respect to a superior proposal.

     (3) Either (x) Fremont Investors terminates the merger agreement because Juno breaches or fails in any material way to perform any of the material covenants and agreements contained in the merger agreement or breaches its representations and warranties in any material respect or (y) either party terminates the merger agreement because the Juno stockholders failed to approve the merger agreement; and either of the following occurs:

        (a) (i) prior to the meeting of stockholders, there had been a publicly disclosed acquisition proposal interest and (ii) within one year of termination under this clause (3), Juno shall have entered into or consummated a definitive agreement with respect to a acquisition proposal or similar business combination; or

        (b) (i) prior to the meeting of stockholders, there had been a acquisition proposal interest, whether or not publicly disclosed, and
        (ii) within one year of termination under this clause (3), Juno shall have entered into or consummated a definitive agreement with the person or entity who made such acquisition proposal interest with respect to a transaction that is superior in value to the transactions contemplated by the merger agreement.

     When we use "acquisition proposal interest," we mean any inquiry, expression of interest, proposals or offers relating to an acquisition proposal or the possibility or consideration of making an acquisition proposal.

     Notwithstanding the above, Juno would be obligated to pay Fremont Investors reasonable out-of-pocket fees and expenses actually paid or incurred by Fremont Investors, Jupiter, and their affiliates up to $3 million (whether or not Juno enters into a definitive agreement for a competing acquisition proposal as described above) if either Fremont Investors or Juno's Board of Directors were to terminate the merger agreement because:

     (1) Juno's stockholders had failed to approve the merger agreement; and

     (2) Either (a) prior to the time of the special meeting of Juno stockholders, there had been a publicly disclosed acquisition proposal interest, or (b) prior to the time of the special meeting of Juno stockholders, there had been an acquisition proposal interest (whether publicly disclosed or not) and within one year of the termination of the merger agreement between Juno and Fremont, Juno enters into a definitive agreement with respect to such competing proposal or similar business combination.

     The parties have agreed that the aggregate amount payable by either party in the event of any material breach of the merger agreement by the other party shall in no event exceed $15 million.

TRANSACTION FEES

     The merger agreement provides that upon the effective time of the merger, each party's reasonable out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by Juno. Such expenses include, without limitation, attorneys' fees and expenses of financial advisors and accountants. In addition, Juno shall pay Fremont Partners, LLC a transaction fee of $4.54 million.

AMENDMENT AND WAIVER

     The parties may amend the merger agreement by written agreement of the parties, by action taken by their respective managers or Board of Directors, at any time prior to the closing date of the merger. After Juno stockholders approve the merger, the parties may not amend the merger agreement in any way which would reduce the amount or change the form of consideration to be received by Juno stockholders. At any time prior to the effective time of the merger, any party may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

     - waive compliance with any of the agreements or conditions in the merger agreement.

     Any extension or waiver described above will be valid if set forth in writing and signed by the parties to be bound.

       APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors of Juno has adopted, subject to stockholder approval, the amended and restated certificate of incorporation of Juno. The amended and restated certificate of incorporation is identical to Juno's existing certificate of incorporation, except that the amended and restated certificate of incorporation:

     - authorizes the issuance of 5,000,000 shares of the Juno preferred stock, and designates 1,060,000 of those shares as Series A convertible preferred stock;

     - decreases the authorized number of shares of Juno common stock to 45,000,000 from 50,000,000;

     - decreases the par value of the Juno common stock to $.001 per share from $.01 per share; and

     - eliminates the current division of the Board of Directors into three classes.

     In accordance with the merger agreement, immediately prior to the effective time of the merger, Juno has agreed to file the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

VOTE

     The affirmative vote by the holders of a majority of the outstanding Juno shares is required for approval of the amended and restated certificate of incorporation. Accordingly, abstentions or broker non-votes will have the same effect as votes against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to approve the amended and restated certificate of incorporation.

     This section of the proxy statement/prospectus describes the material terms of the amended and restated certificate of incorporation. Because the description of the terms in this document is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the amended and restated certificate of incorporation attached as Annex C to this document and incorporated herein by reference before you decide how to vote.

COMMON STOCK

     The amended and restated certificate of incorporation decreases the authorized number of shares of Juno common stock to 45,000,000 from 50,000,000 and decreases the par value of such stock to $.001 per share from $.01 per share.

PREFERRED STOCK

     The amended and restated certificate of incorporation gives Juno the authority to issue 5,000,000 shares of Juno preferred stock, par value $.001 per share, and designates 1,060,000 of those shares as Series A convertible preferred stock.

     SERIES A CONVERTIBLE PREFERRED STOCK. In accordance with the merger agreement, Juno will issue 1,060,000 shares of Series A convertible preferred stock with an initial stated amount of $100 per share to Fremont Investors in connection with the merger. The material terms of the Series A convertible preferred stock are summarized below.

     Dividends. Holders of the Series A convertible preferred stock will be entitled to receive cumulative quarterly dividends, whether or not declared by the Board of Directors, in an amount equal to the greater of:

          (1) dividends which would have been payable to the holders of Series A convertible preferred stock in such quarter had they converted their Series A convertible preferred stock into Juno common stock prior to the record date of dividends declared on the common stock in such quarter; and

          (2) the stated amount then in effect multiplied by 2%.

For the first five years following issuance, the dividends on the Series A convertible preferred stock will be payable by an increase in the stated amount of such stock.

     The following example illustrates the effect of a cumulative 2% quarterly dividend upon the stated amount of a share of Series A convertible preferred stock during the first four quarters following issuance:

                                                                               STATED AMOUNT
                                    STATED AMOUNT      STATED AMOUNT X 2%      AFTER DIVIDEND
                                    -------------      ------------------      --------------
Quarter 1.......................       $100.00               $2.00                $102.00
Quarter 2.......................       $102.00               $2.04                $104.04
Quarter 3.......................       $104.04               $2.08                $106.12
Quarter 4.......................       $106.12               $2.12                $108.24

     Assuming that a share of Series A convertible preferred stock remains outstanding for five years following issuance, the stated amount of such share would be approximately $148.59.

     After five years from the issuance date, and continuing until redemption or conversion, the dividends on the Series A convertible preferred stock, calculated as described above, will be payable in cash.

     Ranking. The Series A convertible preferred stock will rank senior to all other capital stock of Juno, including the shares of Juno common stock to be retained by stockholders in the merger.

     Liquidation. The Series A convertible preferred stock will be entitled, upon any liquidation, dissolution or winding up of Juno (including any sale of all or substantially all of the assets of Juno or any acquisition of Juno or other transaction which results in the voting securities of Juno outstanding immediately prior thereto representing less than 50% of the combined voting power of Juno immediately after such transaction), to payments out of Juno's assets prior to any payment to any other equity holders of Juno in an amount equal to the stated amount of Series A convertible preferred stock then in effect plus:

     - if such liquidation occurs during the first five years following issuance, a pro-rated amount of the increase to the stated amount that would have resulted from the next dividend which would otherwise have been payable on the preferred stock, or

     - if such liquidation occurs after the first five years following issuance, any accrued but unpaid cash dividends on such preferred stock.

     Conversion. The Series A convertible preferred stock will be convertible at the option of the holder at any time after issuance into a number of shares of Juno common stock equal to the stated amount of the Series A convertible preferred stock then in effect (including any increase to the stated amount for unpaid dividends, pro-rated to the date of such conversion) plus accrued but unpaid cash dividends, if any, divided by the conversion price of $26.25 per share (which conversion price is subject to adjustment for stock splits, stock dividends, recapitalizations and similar transactions or events). Juno may elect to automatically convert the Series A convertible preferred stock into Juno common stock if at any time there are 250,000 or fewer outstanding shares of Series A convertible preferred stock.

     The following table illustrates the percentage interest, on an as-converted basis, in shares of Juno's outstanding common stock on a fully-diluted basis which will be held by the holders of the Series A convertible preferred stock assuming they continue to hold such shares for five years from the issuance date.

     PERCENTAGE OF
   JUNO COMMON STOCK
      BENEFICIALLY          ISSUANCE      1ST YEAR       2ND YEAR       3RD YEAR       4TH YEAR       5TH YEAR
        OWNED BY              DATE       ANNIVERSARY    ANNIVERSARY    ANNIVERSARY    ANNIVERSARY    ANNIVERSARY
   -----------------        --------     -----------    -----------    -----------    -----------    -----------
Holders of Series A
convertible preferred
stock...................    60.5%        62.4%          64.2%          66.0%          67.8%          69.5%
                            (4,038,095   (4,370,964     (4,731,272     (5,121,281     (5,543,439     (6,000,397
                            shares)      shares)        shares)        shares)        shares)        shares)
Other stockholders
(2,400,000 shares plus
234,300 option
  shares)...............    39.5%        37.6%          35.8%          34.0%          32.2%          30.5%

     The foregoing table assumes the exercise of outstanding options to purchase 234,300 shares of Juno common stock following the merger. The foregoing table:
(1) excludes the effect of any future issuances of capital stock by Juno, including those which may result from 940,000 shares of Juno common stock underlying options available for future grants under the 1999 Stock Award and Incentive Plan (see "Approval of the Juno 1999 Stock Award and Incentive Plan"); and (2) assumes no adjustments to the $26.25 conversion price.

     Redemption. The Series A convertible preferred stock will be redeemable in whole at the option of Juno, subject to restrictions under applicable credit agreements or indentures of Juno, at any time after the ninth anniversary of the issuance of such stock, at a price per share equal to the stated amount then in effect (plus any accumulated but unpaid cash dividends as of the date of such redemption).

     Voting Rights. Except as otherwise required by law, the Series A convertible preferred stock will vote together with Juno common stock on all matters, on an as-converted basis.

     Protective Provisions. For so long as at least 500,000 shares of Series A convertible preferred stock remain outstanding, the consent of the holders of at least a majority of the Series A convertible preferred stock will be required for any action that:

     - alters or changes the rights, preferences or privileges of the Series A convertible preferred stock;

     - increases or decreases the authorized number of shares of common stock or preferred stock;

     - creates any new class or series of shares having rights, preferences or privileges senior to or ranking on parity with the Series A convertible preferred stock, authorizes any security exchangeable for, convertible into or evidencing the right to purchase any stock senior to or on parity with the Series A convertible preferred stock, or reclassifies, converts or exchanges any existing stock of the company into stock senior to or on parity with the Series A convertible preferred stock;

     - results in the repurchase or redemption of any shares of common stock, or

     - amends or waives any provision of the amended and restated certificate of incorporation or bylaws relating to the Series A convertible preferred stock.

     OTHER PREFERRED STOCK. After the issuance of 1,060,000 shares of Series A convertible preferred stock to Fremont Investors, Juno, by action of its Board of Directors, will have the authority under the amended and restated certificate of incorporation at any time and from time to time to issue up to an additional 3,940,000 shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are permitted by Delaware law, including, but not limited to, the authority to provide that any such class or series be:

     - subject to redemption at such time or times and at such price or prices;

     - entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

     - entitled to preferential rights upon the dissolution of, or upon any distribution of the assets of, Juno; or

     - convertible into, or exchangeable for, shares of any class or classes of stock, or other securities or property, of Juno at such price or prices or at such rates of exchange and with such adjustments; all as the Board determines by resolution.

     The Board of Directors believes that the authorization of the preferred stock is in the best interests of Juno and its stockholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financing, strategic alliances, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of Juno. In addition, the Board of Directors believes that it is desirable that Juno have the flexibility to issue shares of preferred stock without further stockholder action, except as otherwise provided by law.

     It is not possible to determine the actual effect of the issuance of other preferred stock on the rights of the stockholders of Juno until the Board of Directors determines the rights of the holders of a series of such preferred stock. However, such effects might include: (1) restrictions on the payments of dividends to holders of Juno common stock; (2) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights;
(3) dilution of the equity interests and voting power if the preferred stock is convertible into common stock; and (4) restrictions upon any distribution of assets to the holders of the common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock. Holders of Juno common stock will not have preemptive rights to subscribe for shares of preferred stock.

     The Board of Directors is required by Delaware law to make any determination to issue shares of preferred stock based upon its judgment as advisable and in the best interests of the stockholders and Juno. Although the Board of Directors has no present intention of doing so, and Fremont has no present intention of causing it to do so, it could issue shares of preferred stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of Juno by means of a merger, tender offer, proxy contest or other means, when, in the judgment of the Board of Directors, such action would be in the best interests of the stockholders and Juno. The issuance of shares of preferred stock could be used to create voting or other impediments or to discourage persons seeking to gain control of Juno, for example, by the sale of preferred stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote either separately as a class or with the holders of Juno common stock on any merger, sale or exchange of assets by Juno or any other extraordinary corporate transaction. The issuance of new shares of preferred stock could also be used to dilute the stock ownership of the person or entity seeking to obtain control of Juno should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and Juno. Such issuance of preferred stock could also have the effect of diluting the earnings per share and book value per share of Juno common stock.

BOARD OF DIRECTORS

     Juno's existing certificate of incorporation divides the Board of Directors into three classes. The directors serve staggered terms of three years, with the members of one class being elected in any year.

     The amended and restated certificate of incorporation of Juno eliminates the classified Board of Directors. Accordingly, each director of Juno will serve for a term which expires at the next annual meeting following his or her election or until his or her successor is elected and qualified.

OTHER

     As authorized by Delaware law, the amended and restated certificate of incorporation retains the provision in Juno's existing certificate of incorporation which provides that no director of Juno will be liable to Juno or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Juno or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of Juno and its stockholders (through stockholders' derivative suits on behalf of Juno) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) to
(4) of the preceding sentence.

            APPROVAL OF THE JUNO 1999 STOCK AWARD AND INCENTIVE PLAN

     The Juno Board of Directors has adopted, subject to stockholder approval, the Juno Lighting Inc., 1999 Stock Award and Incentive Plan, which provides for the grant of various types of stock-based compensation to directors (including non-employee directors not affiliated with Fremont), selected employees and independent contractors of Juno and any of its subsidiaries and affiliates, whose employees, directors or independent contractors are participants in the plan. The plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 ("Rule 16b-3") of the Exchange Act. The summary that follows is subject to the actual terms of the plan, a copy of which is attached hereto as Annex D.

VOTE

     The affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the plan. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to approve the plan.

THE PLAN

     The purposes of the plan are to reinforce the long-term commitment to Juno's success of those directors (including non-employee directors not affiliated with Fremont), selected employees and independent contractors of Juno who are or will be responsible for such success; to facilitate the ownership of Juno's stock by such individuals, thereby aligning their interests with those of Juno's stockholders; and to assist Juno in attracting and retaining individuals with experience and ability.

     The plan provides for the granting of "incentive stock options" as described in Section 422 of the Code ("ISOs"), non-qualified stock options ("NSOs") or both. Options granted under the 1999 Stock Plan may be accompanied by stock appreciation rights ("SARs"), limited stock appreciation rights ("LSARs") or both. Such stock appreciation rights or limited stock appreciation rights may also be granted independently of options. NSOs, stock appreciation rights and limited stock appreciation rights may also be accompanied by dividend equivalents. The plan also provides for the granting of restricted stock, deferred stock and performance shares and other stock- and cash-based awards. The plan also permits the plan administrator to authorize loans to Grantees in connection with the grant of awards, on terms and conditions determined solely by the plan administrator. Each of the foregoing awards will be evidenced by an agreement setting forth the terms and conditions applicable thereto.

ELIGIBILITY

     Awards may be made by the Committee (as defined below) to any director (including non-employee directors not affiliated with Fremont), selected employee or independent contractor of Juno who is eligible to participate in the plan, consistent with the purposes of the Plan; provided that, ISOs may only be granted to employees of Juno. At the time the plan goes into effect, there will
be approximately           ,           and           directors not affiliated
with Fremont (including non-employee directors), selected employees and independent contractors of Juno, respectively, eligible to participate in the plan.

PLAN ADMINISTRATION

     The plan is administered by the Board of Directors or a committee of the Board of Directors the composition of which will at all times comply with the requirements of Rule 16b-3 under the Exchange Act (the "Committee"). Subject to the terms of the plan, the Committee has the right to grant awards to eligible participants and to determine the terms and conditions of award agreements, including the vesting schedule and exercise price of such awards, and the effect, if any, of a change in control on such awards.

SHARES SUBJECT TO THE PLAN

     The plan covers 940,000 shares of Juno common stock. Such shares may be treasury, authorized but unissued shares or shares reacquired by Juno. In order to prevent dilution or enlargement of the rights of grantees, the plan permits the Committee to make adjustments to the aggregate number of shares subject to the plan or any award, and to the purchase price to be paid or the amount to be received in connection with the realization of any award. The Committee has the authority, in the event of any such adjustment, to provide for the cancellation of any outstanding award in exchange for payment in cash or other property.

TERMS AND CONDITIONS OF OPTIONS

     Options will vest and become exercisable over the exercise period, at such times and upon such conditions as the Committee determines and sets forth in the award agreement. The Committee may accelerate the exercisability of any outstanding option at such time and under such circumstances as it deems appropriate. options that are not exercised within ten years from the date of grant, however, will expire without value. options are exercisable during a grantee's lifetime only by the grantee. The award agreements will contain provisions regarding the exercise of options following termination of employment with or service to Juno, including terminations due to the death, disability or retirement of the grantee, or upon a change in control. In addition to the terms and conditions governing NSOs, ISOs awarded under the plan must comply with the requirements of Section 422 of the Code.

     The option price will be as determined by the Committee and may be fully paid in cash, by delivery of common stock previously owned by the grantee equal in value to the option price, by means of a loan from Juno, or by having shares of common stock with a fair market value (on the date of exercise), equal to the option price, withheld by Juno or sold by a broker-dealer under qualifying circumstances (or in any combination of the foregoing). A grantee of an option award (and any tandem SAR or LSAR) will not have the rights of a stockholder until certificates for the option shares are actually received.

STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS

     Unless the Committee determines otherwise, a SAR or LSAR (1) granted in tandem with an NSO may be granted at the time of grant of the related NSO or at any time thereafter or (2) granted in tandem with an ISO may be granted only at the time of grant of the related ISO. A SAR will be exercisable only to the extent the underlying option is exercisable. Tandem SARs and LSARs will terminate upon the termination or exercise of the pertinent portion of the related option, and the pertinent portion of the related option will terminate upon the exercise of any such SAR or LSAR.

     Upon exercise of a SAR the grantee will receive, with respect to each share subject thereto, an amount equal in value to the excess of (1) the fair market value of one share of Juno common stock on the date of exercise over (2) the grant price of the SAR (which in the case of a SAR granted in tandem with an option will be the option price, and which in the case of any other SAR will be the price determined by the Committee).

     Upon exercise of a LSAR, the grantee will receive, with respect to each share subject thereto, automatically upon the occurrence of a change in control, an amount equal in value to the excess of (1) the consideration payable in respect of one share of Juno common stock on the date of such change in control (which in the case of a LSAR granted in tandem with an ISO will be the fair market value), over (2) the grant price of the LSAR (which in the case of a LSAR granted in tandem with an option will be the option exercise price, and which in the case of any other LSAR will be the price determined by the Committee). An LSAR grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act, however, will only be entitled to receive such amount if the LSAR has been outstanding for at least six months on the date of the change in control.

RESTRICTED STOCK AWARDS

     A restricted stock award is an award of Juno common stock that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period of ten years, or such shorter period as the Committee determines, from the date on which the award is granted (the "Restricted Period"). The Committee may also impose such other restrictions and conditions on such award as it deems appropriate. The Committee may provide that the foregoing restrictions will lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of the award. In addition, the Committee has the authority to cancel all or any portion of any restrictions prior to the expiration of the Restricted Period. A grant of deferred stock creates a right to receive Juno common stock at the end of a specified deferral period. Performance shares are shares of Juno common stock subject to restrictions based upon the attainment of performance objectives. Such performance objectives may be based on various financial measures of Juno's performance. In addition, performance goals may be based upon a grantee's attainment of specific objectives set by Juno for that grantee's performance.

     Upon the award of any restricted stock or performance shares, the grantee will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the grantee's award agreement. Upon an award of deferred stock, the grantee will not have stockholder rights, other than the right to receive dividends, during the specified deferral period.

DIVIDEND EQUIVALENTS

     Dividend Equivalents may be granted in conjunction with NSOs and in conjunction with Rights that do not relate to ISOs. The value of a dividend equivalent is equal to the product of (1) the number of shares of Juno common stock subject to the related NSO or right and (2) the cash dividend payable per share of such Juno common stock. Dividend equivalents may be payable either in cash or in shares of Juno common stock, and payment may occur either as the dividend equivalents accrue or at such later time as the related NSO, stock appreciation right or limited stock appreciation right is exercised. Dividend equivalents expire at the time the related NSO or right expires, and no dividends are payable or credited with respect to the dividend equivalents themselves.

OTHER STOCK OR CASH-BASED AWARDS

     The Committee may grant Juno common stock as a bonus or in lieu of Company commitments to pay cash under other plans or compensatory arrangements of Juno. The Committee may also grant other stock- or cash-based awards as an element of or supplement to any other award under the plan. Such awards may be granted with value and payment contingent upon the attainment of specified individual or

Company financial goals, or upon any other factors designated by the Committee The Committee may determine the terms and conditions of such awards at the date of grant or thereafter.

DEATH -- TERMINATION OF EMPLOYMENT -- RESTRICTIONS ON TRANSFER

     The award agreements will state whether and to what extent awards will be exercisable upon termination of employment or service for any reason, including death or disability. In no event may any option be exercisable more than ten years from the date it is granted. Except as otherwise determined by the Committee in accordance with Rule 16b-3, options, stock appreciation rights and limited stock appreciation rights are not transferable and are exercisable during the grantee's lifetime only by the grantee.

AMENDMENT; TERMINATION

     The Board may terminate or amend the plan at any time, except that stockholder approval is required for any such amendment required to fulfill the conditions of Rule 16b-3, Section 162(m) and any other applicable laws (but only if Juno intends to fulfill such requirements). Termination or amendment of the plan will not affect previously granted awards, which will continue in effect in accordance with their terms.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of certain relevant Federal income tax effects applicable to awards granted under the plan is a summary only, and reference is made to the Code for a complete statement of all relevant Federal tax provisions. Holders of awards should consult their tax advisors before realization of any such awards, and holders of Juno common stock pursuant to awards should consult their tax advisors before disposing of any such shares.
Section 16 Individuals should note that somewhat different rules than those described below may apply to them.

     Under current Federal income tax laws, awards under the plan will generally have the following tax consequences:

     NON-QUALIFIED STOCK OPTIONS. A grantee will generally not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO (and in the case of an untimely exercise of an ISO), the grantee will recognize ordinary income for Federal income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased, over the option exercise price and will have a tax basis in such shares equal to the option exercise price, plus the amount taxable as ordinary income to the grantee. Juno will generally be entitled to a tax deduction at such time and in the same amount as the grantee recognizes ordinary income.

     If shares acquired upon exercise of an NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such shares on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the Juno common stock is a capital asset of the grantee) depending upon whether the such shares have been held for more than one year after such date.

     INCENTIVE STOCK OPTIONS. A grantee will generally not be taxed upon the grant of an ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the grantee remains an employee of Juno at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee). Exercise of an ISO will also be timely, if made by the legal representative of a grantee who dies (1) while in the employ of Juno or (2) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO is the same as those described for NSOs, above.

     If Juno common stock acquired pursuant to a timely exercised ISO is later disposed of, the grantee will, except as noted below with respect to a "disqualifying disposition," recognize long-term capital gain or loss at the time of the disposition (if the Juno common stock is a capital asset of the employee) equal to the difference between the amount realized upon such sale and the option price. Juno, under these circumstances, will not be entitled to any Federal income tax deduction in connection with either the exercise of the ISO or the sale of such Juno common stock by the grantee.

     If, however, a grantee disposes of Juno common stock acquired pursuant to the exercise of an ISO (1) prior to the expiration of two years from the date of grant of the ISO or (2) within one year from the date such Juno common stock is transferred to him upon exercise (a "disqualifying disposition"), generally (a) the grantee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the option price, and (b) if the Juno common stock is a capital asset of the grantee, any additional gain recognized will be taxed as short-term or long-term capital gain. At the time of such disqualifying disposition Juno may claim a Federal income tax deduction only for the amount taxable to the grantee as ordinary income. Any capital gain recognized by the grantee will be long-term capital gain if the grantee's holding period for the shares at the time of disposition is more than one year; otherwise, it will be short-term.

     The amount by which the fair market value of the shares on the exercise date of an ISO exceeds the option price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

     EXERCISE WITH SHARES. Special rules may pertain to a grantee who exercises an option and pays the option price with shares already owned.

     STOCK APPRECIATION RIGHTS. A grantee will not be taxed at the time of grant of SARs or LSARs. Upon the exercise of SARs or LSARs (other than a free standing right that is an LSAR), the amount of any cash and the fair market value as of the date of exercise of Juno common stock received is taxable to the grantee as ordinary income. With respect to a free standing right that is an LSAR, however, a grantee should be required to include as taxable income on the date of a change in control an amount equal to the amount of cash that could be received upon the exercise of the LSAR, even if the LSAR is not exercised until a date subsequent to the date of a change of control. Juno will generally be entitled to a deduction at the same time and in an amount equal to the amount included in the grantee's income. Upon the sale of shares acquired upon the exercise of SARs or LSARs, a grantee will recognize capital gain or loss (assuming such Juno common stock was held as a capital asset) in an amount equal to the difference between the amount realized upon such sale and the fair market value of such Juno common stock on the date that governs the determination of his ordinary income. The capital gain or loss will be long-term or short-term depending upon whether the shares have been held for more than one year after the date on which the income was realized by the grantee.

     DIVIDEND EQUIVALENTS. A grantee will not be taxed upon the award of a dividend equivalent, but will recognize ordinary income in an amount equal to the value of the dividend equivalent at the time the dividend equivalent becomes payable. Juno will be entitled to a deduction at such time and in the amount as the grantee recognizes ordinary income with respect to the dividend equivalent.

     RESTRICTED AWARDS. In the case of a restricted award, generally, a grantee will not be taxed upon the grant of the award. The grantee will recognize ordinary income in an amount equal to (1) the fair market value of the Juno common stock at the time the shares become transferable or are otherwise no longer subject to a "substantial risk of forfeiture" (as defined in the Code), minus (2) the price, if any, paid by the grantee to purchase such stock. Juno will be entitled to a deduction at the time when, and in the amount that, the grantee recognizes ordinary income. However, a grantee may elect (not later than 30 days after acquiring such shares) to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value of the shares at that time, less the purchase price paid for such shares, notwithstanding the fact that such shares are subject to restrictions on transfer and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the grantee at the time the restrictions lapse. Juno will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by the grantee. However, if shares in respect of which such election was made are later forfeited, no tax deduction is allowable to the grantee for the forfeited shares, and Juno will be deemed to recognize ordinary income equal to the amount of the deduction allowed to Juno at the time of the election.

     No awards have been made under the 1999 plan.

                      STOCK PRICE AND DIVIDEND INFORMATION

     Shares of Juno common stock are traded on the Nasdaq National Market under the symbol "JUNO." The table below sets forth, for the fiscal quarters indicated, the high and low closing prices of shares of Juno common stock as reported by the Nasdaq National Market.

                                                                                               DIVIDENDS
                                                               HIGH              LOW           PER SHARE
                                                           ------------      ------------      ---------
FISCAL 1997
  First Quarter........................................     16  7/8           14  1/2            $.08
  Second Quarter.......................................     17  1/8           14  1/2             .08
  Third Quarter........................................     17  1/2           14  7/8             .08
  Fourth Quarter.......................................     19  5/8           14  3/4             .08
FISCAL 1998
  First Quarter........................................     21  3/8           15  3/4            $.09
  Second Quarter.......................................     22  3/4           19  1/2             .09
  Third Quarter........................................     24  1/4           18  1/2             .09
  Fourth Quarter.......................................     25                18  1/4             .09
FISCAL 1999
  First Quarter........................................     24  1/2           19  3/4            $.10
  Second Quarter (through April 9, 1999)...............     23  3/4           19  1/8             .10(1)

-------------------------
(1) Payable on April 15, 1999 to stockholders of record on March 15, 1999.

     As of January 31, 1999 there were 397 holders of record of common stock, at least 300 of which own 100 or more shares.

     On March 26, 1999, the last full trading day prior to the public announcement of the proposed merger, the reported closing price of Juno common stock on the Nasdaq National Market was $20.50 per share.

     On April 9, 1999, the most recent practicable date prior to the printing of this proxy statement/ prospectus, the reported closing price of Juno common stock on the Nasdaq National Market was $21 15/16 per share.

     Juno's ability to pay dividends depends upon limitations under applicable law, certain covenants under its financing agreements and other factors your Board of Directors deems relevant, including results of operations, financial condition and capital and surplus requirements. Except for the dividend payable on April 15, 1999, Juno does not expect to pay dividends on its common stock prior to or after the merger.

                      INFORMATION CONCERNING THE COMPANIES

JUNO

     General. Juno is a specialist in the design, manufacture and marketing of a full line of recessed and track lighting fixtures for use in remodeling and new construction of commercial, institutional and residential buildings. Juno's principal products use incandescent, high intensity discharge and fluorescent light sources and are designed for attractive appearance, reliable and flexible function, efficient operation and simple installation and servicing. Through Indy Lighting, Inc., a wholly-owned subsidiary of Juno, Juno is also engaged in the marketing, design and manufacture of other incandescent and fluorescent lighting products with application in the commercial lighting market, primarily in department and chain stores. New product development is of prime importance to Juno and Juno has been innovative and responsive to its customers' needs both in the styling and technical development of its products.

     Approximately 93% of Juno's sales in fiscal 1998 were in the United States and most of the balance in Canada. Juno's sales are made primarily to electrical distributors, as well as to certain wholesale lighting outlets.

     Juno's products are marketed primarily to distributors who resell the products for use in remodeling residential, commercial and institutional structures and in new construction. Juno's sales, like those of the lighting fixture industry in general, are partly dependent on levels of activity in remodeling and new construction. No assurances can be given that historic levels of activity will increase or be maintained.

     Management and Additional Information. Certain information relating to various benefits plans (including Juno's stock option plans), certain relationships and related transactions and other related matters as to Juno is set forth in the Juno Annual Report on Form 10-K, as amended, for the year ended November 30, 1998, which is incorporated herein by reference. Juno was incorporated in Delaware in 1983 and its principal offices and corporate headquarters are located at 1300 South Wolf Road, Des Plaines, Illinois 60017-5065, telephone: (847) 827-9880.

FREMONT INVESTORS AND FREMONT PARTNERS

     Fremont Investors is a Delaware limited liability company, formed by Fremont Partners. It is not anticipated that, prior to the consummation of the purchase of Series A convertible preferred stock of Juno, Fremont Investors will have any significant assets or liabilities or will engage in any activities other than those incident to the recapitalization and merger and the financing thereof. Fremont Partners is a private equity fund with committed capital of $605 million. Fremont Partners, together with affiliated partnerships, is part of The Fremont Group, a private investment company with approximately $10 billion of assets under management. The offices of Fremont Investors and Fremont Partners are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895.

JUPITER

     Jupiter, a Delaware corporation, was recently organized at the direction of Fremont Investors for the purpose of effecting the merger. It has not engaged in any activities except in connection with the proposed merger. Jupiter is wholly-owned by Fremont Investors. The offices of Jupiter are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 15, 1999, the number and percentage of outstanding shares of common stock beneficially owned by each person known to Juno to be the beneficial owner of more than five percent of the outstanding shares of common stock.

                                                                   SHARES         PERCENTAGE OF
                                                                BENEFICIALLY         SHARES
                      NAME AND ADDRESS                             OWNED           OUTSTANDING
                      ----------------                          ------------      -------------
Harris Associates L.P.......................................    1,742,700(1)          9.37%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790
National Rural Electric Cooperative Association.............    1,340,000(2)          7.21%
4301 Wilson Blvd
Arlington, Virginia 22203
LENS Investment Management, LLC.............................    1,214,908(3)          6.53%
1200 G Street, N.W., Suite 800
Washington, D.C. 30005
Royce & Associates, Inc., Royce Management
Company and Charles M. Royce................................      975,800(4)          5.25%
1414 Avenue of the Americas
New York, New York 10019
Bank One Corporation........................................      945,800(5)          5.09%
One First National Plaza
Chicago, Illinois 60670

-------------------------
(1) Harris Associates L.P. ("Harris") beneficially owns 1,742,700 shares, has shared power to vote or direct the votes of such shares, has sole power to dispose or direct the disposition of 581,400 shares and has shared power to dispose or direct the disposition of 1,161,300 shares of which 1,085,000 shares are owned by the Oakmark Fund, an investment trust whereby Harris serves as investment advisor.

(2) National Rural Electric Cooperative Association beneficially owns 1,340,000 shares, has sole power to vote or direct the vote and dispose or direct the disposition of such shares.

(3) LENS Investment Management, LLC ("LENS") beneficially owns 1,214,908 shares, has sole power to vote or direct the vote and dispose or direct the disposition of 835,236 shares. Ram Trust Services, Inc. ("RAM") has sole power to vote or direct the vote and dispose or direct the disposition of 375,147 shares. Mr. Robert B. Holmes, a client of LENS, has sole power to vote or direct the vote and dispose or direct the disposition of 2,800 shares. As a result of Mr. Holmes' participation in the management and ownership of LENS, Mr. Holmes and LENS may be deemed to be acting in concert and to have beneficial ownership of each others' shares within the meaning of Section 13(d) of the Exchange Act. Mr. John B. Goodrich, an employee of RAM and a client of LENS, has sole power to vote and dispose or direct the disposition of 1,725 shares. As a result of Mr. Goodrich's status as an employee of RAM and his participation in the ownership of RAM and in LEN'S activities relating to the shares of Juno common stock, Mr. Goodrich and LENS may be deemed to be acting in concert and to have beneficial ownership of each others' shares within the meaning of Section 13(d) of the Exchange Act.

(4) Royce & Associates, Inc. ("Royce") beneficially owns 949,100 shares, has sole power to vote or direct the vote and dispose or to direct the disposition of such shares. Royce Management Company ("RMC") beneficially owns 26,700 shares, has sole power to vote or direct the vote and dispose or to direct the disposition of such shares. Mr. Royce may be deemed to be a controlling person of Royce and RMC, and, as such, may be deemed to beneficially own the shares, beneficially owned by Royce and RMC. Mr. Royce disclaims beneficial ownership of such shares.

(5) Bank One Corporation ("Bank One") beneficially owns 945,800 shares and has sole power to vote or direct the vote of 882,250 of such shares. Bank One has sole power to dispose or to direct the disposition of 922,300 shares and shared power to dispose or to direct the disposition of 18,000 shares.

DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP

     The following table sets forth, as of March 15, 1999, the number and percentage of outstanding shares of Juno common stock beneficially owned by each director, certain executive officers and all executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares of Juno common stock listed below, except as otherwise indicated.

                                                              SHARES         PERCENTAGE
                                                           BENEFICIALLY       OF SHARES
                         NAME                                 OWNED          OUTSTANDING
                         ----                              ------------      -----------
Robert S. Fremont(1)...................................      619,856            3.33%
Glenn R. Bordfeld(4)(5)................................       10,400               *
Thomas W. Tomsovic(1)(2)...............................       16,000               *
Julius Lewis(3)........................................        4,000               *
Allan Coleman(3).......................................        2,000               *
George M. Ball(3)......................................        2,500               *
George J. Bilek(4)(6)..................................       26,350               *
Charles F. Huber(4)(7).................................       20,800               *
All Directors and Executive Officers as a group(8).....      703,006            3.78%

-------------------------
(1) Executive Officer and Director

(2) Represents 16,000 shares which Mr. Tomsovic has the right to acquire within 60 days of March 15, 1999.

(3) Director

(4) Executive Officer

(5) Includes 4,000 shares which Mr. Bordfeld has the right to acquire within 60 days of March 15, 1999.

(6) Includes 16,000 shares which Mr. Bilek has the right to acquire within 60 days of March 15, 1999.

(7) Includes 16,000 shares which Mr. Huber has the right to acquire within 60 days of March 15, 1999.

(8) Includes 53,000 shares which five executive officers have the right to acquire within 60 days of March 15, 1999.

 *  Less than 1%

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table includes individual compensation information regarding all compensation awarded to, earned by, or paid during the fiscal years ended November 30, 1998, 1997 and 1996 to Juno's Chief Executive Officer, Mr. Fremont and the four other most highly compensated executive officers in the fiscal year ended November 30, 1998 in all capacities in which they served during the years in which they have been executive officers.

     As reflected in the following table, Mr. Fremont and the four other most highly paid executive officers of Juno currently participate in Juno's 401(k) Plan. In addition, the named executives participate in, and (except for Mr. Fremont) have received grants under, Juno's Stock Option Plans, effective July 18, 1983 (the "1983 Stock Option Plan") and December 2, 1993 (the "1993 Stock Option Plan"). No option grants were made to any of such named executive officers in the fiscal year ended November 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION      ---------------------------------
                                                ----------------------    AWARDS OPTIONS       ALL OTHER
      NAME & PRINCIPAL POSITION         YEAR     SALARY         BONUS     (# OF SHARES)     COMPENSATION(1)
      -------------------------         ----     ------         -----     --------------    ---------------
Robert S. Fremont....................   1998    $504,400       $    --          --              $21,479(2)
  Chairman of the Board and             1997     504,400            --          --               17,504(3)
  Chief Executive Officer               1996     504,000            --          --               30,000(4)
Glenn R. Bordfeld....................   1998    $186,539(5)    $23,491          --              $12,000
  President and Chief Operating         1997     176,154            --          --                9,750
     Officer
                                        1996     166,346            --          --                9,750
Thomas W. Tomsovic...................   1998    $230,000       $23,491          --              $12,000
  Vice President, Operations            1997     220,000            --          --                9,750
                                        1996     210,000            --          --                9,750
George J. Bilek......................   1998    $186,539       $23,491          --              $12,000
  Vice President, Finance and           1997     176,154            --          --                9,750
     Treasurer
                                        1996     165,481            --          --                9,750
Charles F. Huber.....................   1998    $190,721       $23,491          --              $12,000
  Vice President, Corporate             1997     180,077            --          --                9,750
     Development
                                        1996     169,471            --          --                9,750

-------------------------
(1) Includes Juno's matching and discretionary contributions under the 401(k) Plan. Amounts are included without regard to vesting of any Company discretionary contributions.

(2) Includes $9,479 for miscellaneous personal expenses.

(3) Includes $7,754 for miscellaneous personal expenses.

(4) Includes $20,250 for miscellaneous personal expenses.

(5) Mr. Bordfeld became Juno's President and Chief Operating Officer on January 19, 1999. Mr. Bordfeld previously served as Vice President-Sales.

     Juno and the named executive officers have entered into Change of Control Benefits Agreements. See "Interests of Certain Persons in the Merger -- Change in Control Benefits Arrangements."

STOCK OPTION PLAN EXERCISES AND YEAR-END VALUE TABLE

     The following table discloses, for each of the executive officers listed, information regarding stock options exercised during, or held at the end of, the fiscal year ended November 30, 1998 pursuant to Juno's 1983 and 1993 Stock Option Plans.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             TOTAL NUMBER OF              TOTAL VALUE OF UNEXERCISED
                            NUMBER                      UNEXERCISED OPTIONS HELD             IN-THE-MONEY OPTIONS
                           OF SHARES                      AT FISCAL YEAR END(1)            HELD AT FISCAL YEAR(1)(2)
                           ACQUIRED       VALUE      -------------------------------    -------------------------------
          NAME            ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE(3)    EXERCISABLE    UNEXERCISABLE(3)
          ----            -----------    --------    -----------    ----------------    -----------    ----------------
Robert S. Fremont.......        --       $     0            0                0            $     0          $     0
Glenn R. Bordfeld.......    12,000        45,250        4,000            4,000             25,375           35,750
Thomas W. Tomsovic......        --             0       16,000            4,000             91,125           35,750
George J. Bilek.........        --             0       16,000            4,000             91,125           35,750
Charles H. Huber........        --             0       16,000            4,000             91,125           35,750

-------------------------
(1) All options outstanding at the end of the fiscal year ended November 30, 1998, are incentive stock options and were granted at 100% of the fair market value of Juno's common stock on the date of the grant. For all such options, up to 20% of the shares covered by each option may be purchased commencing on the first anniversary of the date of the grant and the amount increases by 20% on each anniversary thereafter. Such options will expire at various dates between December 9, 2003 and October 19, 2008. For incentive stock options granted after December 31, 1986, the aggregate fair market value of common stock with respect to which Incentive Stock Options become exercisable for the first time by any individual grantee during any calendar year may not exceed $100,000.

(2) Total value of options is based on the difference between the fair market value of Juno common stock of $23.375, as of November 30, 1998, and the exercise price per share of the options.

(3) If the merger is completed, all outstanding stock options will vest and become fully exercisable.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are compensated at the rate of $1,000 per Board of Directors meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Fremont is a member of the Board and an executive officer of Juno. Mr. Lewis is a Board member and an officer of Juno but not an executive officer. Mr. Coleman and Mr. Ball are members of the Board but are not executive officers or officers of Juno. Other than the Compensation Committee members and Mr. Fremont, who attends meetings of the Compensation Committee at the request of the Compensation Committee and makes recommendations regarding the compensation level of executive officers other than himself, no current or former officer or employee of Juno or its subsidiaries participated in the deliberations of the Board concerning executive compensation during the fiscal year ended November 30, 1998. Mr. Lewis is a partner of the law firm of Sonnenschein Nath & Rosenthal, which provided legal services to Juno in the fiscal year ended November 30, 1998, and Mr. Ball is the Chairman of Philpott, Ball & Co., an investment banking firm which provided investment banking services to Juno in such fiscal year.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following pro forma consolidated financial statements of Juno (the "Pro Forma Consolidated Financial Statements"), include the unaudited pro forma consolidated balance sheet as of February 28, 1999 (the "Pro Forma Consolidated Balance Sheet") and the unaudited pro forma consolidated statements of income for the twelve months and the three months ended February 28, 1999 and for the year ended November 30, 1998 (the "Pro Forma Consolidated Statements of Income").

     The Pro Forma Consolidated Balance Sheet is based on the unaudited consolidated balance sheet of Juno as of February 28, 1999, and is adjusted to give effect to the merger and related transactions as if they had occurred on such date.

     The Pro Forma Consolidated Statements of Income are based on the audited consolidated statement of income of Juno for the year ended November 30, 1998 and the unaudited consolidated statements of income of Juno for each of the four quarters in the twelve month period ended February 28, 1999, are adjusted to give effect to the merger and related transactions as though they had occurred as of December 1, 1997.

     The Pro Forma Consolidated Financial Statements and the accompanying notes should be read in conjunction with Juno's historical consolidated financial statements and related notes thereto incorporated by reference herein.

     The Pro Forma Consolidated Financial Statements do not purport to represent what Juno's financial condition or the results of operations would actually have been had the merger and related transactions in fact occurred on the assumed date, nor do they project Juno's financial condition or results of operations for any future period or date.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF FEBRUARY 28, 1999
                                 (IN THOUSANDS)

                                                            HISTORICAL    ADJUSTMENTS         PRO FORMA
                                                            ----------    -----------         ---------
ASSETS
Current Assets:
  Cash and Cash Equivalents.............................     $  4,008      $  (3,008)(a)      $   1,000
  Marketable Securities.................................       79,992        (79,992)(b)             --
  Accounts Receivable, net..............................       24,773             --             24,773
  Inventories...........................................       29,284             --             29,284
  Prepaid Expenses......................................        4,197             --              4,197
                                                             --------      ---------          ---------
     Total Current Assets...............................      142,254        (83,000)            59,254
Property and Equipment, net.............................       46,691             --             46,691
Marketable Securities...................................       19,650        (19,650)(b)             --
Deferred Financing Costs................................           --          9,747(c)           9,747
Other Assets, net.......................................        4,502             --              4,502
                                                             --------      ---------          ---------
     Total Assets.......................................     $213,097      $ (92,903)         $ 120,194
                                                             ========      =========          =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts Payable......................................     $  4,477      $      --          $   4,477
  Accrued Liabilities...................................        8,285            640(d)           8,925
  Current Maturities of Existing Long-Term Debt.........          120           (120)(e)             --
  Current Maturities of New Senior Secured Term Loans...           --          3,500(f)           3,500
                                                             --------      ---------          ---------
     Total Current Liabilities..........................       12,882          4,020             16,902
Deferred Income Taxes...................................        1,525           (640)(d)            885
Existing Long-Term Debt, less Current Maturities........        3,225         (3,225)(e)             --
New Senior Secured Revolving Facility...................           --          4,946(f)           4,946
New Senior Secured Term Loans, less Current
  Maturities............................................           --         86,500(f)          86,500
New Senior Subordinated Notes...........................           --        125,000(f)         125,000
Stockholders' Equity(Deficit)
  Series A Convertible Preferred Stock..................           --        106,000(g)         106,000
  Common Stock..........................................          186           (162)(h)             24
  Paid-in Capital.......................................        5,509         (4,798)(h)            711
  Cumulative Marketable Securities Valuation
     Adjustment.........................................        1,048         (1,048)(b)             --
  Cumulative Loss on Foreign Currency Translation.......         (601)            --               (601)
  Retained Earnings (Deficit)...........................      189,323       (399,966)(h)       (220,173)
                                                                              (9,530)(i)
                                                             --------      ---------          ---------
     Total Stockholders' Equity (Deficit)...............      195,465       (309,504)          (114,039)
                                                             --------      ---------          ---------
     Total Liabilities and Stockholders' Equity
       (Deficit)........................................     $213,097      $ (92,903)         $ 120,194
                                                             ========      =========          =========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) The net adjustment to cash and cash equivalents is anticipated to be as follows (in thousands):

Increases --
  Marketable securities.....................................    $  99,642
  Senior secured revolving facility.........................        4,946
  Senior secured term loans.................................       90,000
  Senior subordinated notes.................................      125,000
  Series A convertible preferred stock......................      106,000
                                                                ---------
                                                                  425,588
Decreases --
  Payment of cash consideration in the merger...............     (404,926)
  Repayment of outstanding indebtedness.....................       (3,345)
  Estimated fees and expenses...............................      (20,325)
                                                                ---------
                                                                 (428,596)
                                                                ---------
Net adjustment to cash and cash equivalents.................    $  (3,008)
                                                                =========

(b) Reflects the sale of Juno's marketable securities to finance a portion of the transactions contemplated by the merger agreement, including recognition of the after-tax gain which was previously recorded as a separate component of stockholders' equity.

(c) Represents deferred financing costs related to the transactions contemplated by the merger agreement financing.

(d) Reflects income taxes currently payable resulting from Juno's sale of marketable securities described in note (b) above, which were previously recorded as deferred income tax liabilities.

(e) Reflects the repayment of Juno's pre-existing debt obligations.

(f) Reflects new borrowings associated with the transactions contemplated by the merger agreement.

(g) Reflects the issuance of 1,060,000 shares of a new series of convertible preferred stock at a price of $100.00 per share.

(h) Reflects the redemption of 16,197,027 common shares at $25.00 per share.

(i) Reflects the net adjustment to retained earnings for the following non-recurring items directly attributable to the transactions contemplated by the merger agreement: (i) estimated transaction costs of $10,578,000 and
    (ii) an after-tax gain of $1,048,000 generated by the sale of Juno's marketable securities to finance a portion of the transactions contemplated by the merger agreement.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED FEBRUARY 28, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          HISTORICAL      ADJUSTMENTS(A)         PRO FORMA
                                                          ----------      --------------         ---------
Net Sales.............................................     $163,832          $     --            $163,832
Cost of Sales.........................................       80,820                --              80,820
                                                           --------          --------            --------
Gross Profit..........................................       83,012                --              83,012
Selling, General and Administrative Expenses..........       44,412               325(b)           44,737
                                                           --------          --------            --------
Operating Income......................................       38,600              (325)             38,275
Other Income (Expense)
  Interest expense....................................         (204)          (22,171)(c)         (22,375)
  Interest and dividend income........................        4,563            (4,563)(d)              --
  Miscellaneous.......................................          250                --                 250
                                                           --------          --------            --------
     Total Other Income (Expense).....................        4,609           (26,734)            (22,125)
                                                           --------          --------            --------
Income Before Taxes on Income.........................       43,209           (27,059)             16,150
Taxes on Income.......................................       15,341            (8,881)(e)           6,460
                                                           --------          --------            --------
Net Income............................................     $ 27,868          $(18,178)           $  9,690
                                                           ========          ========            ========
Less: Preferred Stock Dividends.......................           --             8,739(f)            8,739
                                                           --------          --------            --------
Income Available to Common Stockholders...............     $ 27,868          $(26,917)           $    951
                                                           ========          ========            ========
Per Share Data
  Net income
     Basic............................................     $   1.50                              $   0.40
     Diluted (g)......................................     $   1.50                              $   0.38
  Shares used in per share calculation
     Basic............................................       18,581                                 2,400
     Diluted (g)......................................       18,629                                 2,473
Other Data
  Depreciation and Amortization (h)...................     $  3,773                              $  3,773
  EBITDA (i)..........................................     $ 42,373                              $ 42,048
  EBITDA Margin (j)...................................        25.9%                                 25.7%

       See Notes to Unaudited Pro Forma Consolidated Statements of Income

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             HISTORICAL    ADJUSTMENTS(A)       PRO FORMA
                                                             ----------    --------------       ---------
Net Sales................................................     $37,277         $     --           $37,277
Cost of Sales............................................      18,554               --            18,554
                                                              -------         --------           -------
Gross Profit.............................................      18,723               --            18,723
Selling, General and Administrative Expenses.............      10,797               81(b)         10,878
                                                              -------         --------           -------
Operating Income.........................................       7,926              (81)            7,845
Other Income (Expense)
  Interest expense.......................................         (38)          (5,556)(c)        (5,594)
  Interest and dividend income...........................       1,123           (1,123)(d)            --
  Miscellaneous..........................................         174               --               174
                                                              -------         --------           -------
     Total Other Income (Expense)........................       1,259           (6,679)           (5,420)
                                                              -------         --------           -------
Income Before Taxes on Income............................       9,185           (6,760)            2,425
Taxes on Income..........................................       3,176           (2,206)(e)           970
                                                              -------         --------           -------
Net Income...............................................     $ 6,009         $ (4,554)          $ 1,455
                                                              =======         ========           =======
Less: Preferred Stock Dividends..........................          --            2,295(f)          2,295
                                                              -------         --------           -------
Income (Loss) Attributable to Common Stockholders........     $ 6,009         $ (6,849)          $  (840)
                                                              =======         ========           =======
Per Share Data
  Net income
     Basic...............................................     $  0.32                            $ (0.35)
     Diluted (g).........................................     $  0.32                            $ (0.35)
  Shares used in per share calculation
     Basic...............................................      18,596                              2,400
     Diluted (g).........................................      18,651                              2,400
Other Data
  Depreciation and Amortization(h).......................     $ 1,033                            $ 1,033
  EBITDA(i)..............................................     $ 8,959                            $ 8,878
  EBITDA Margin(j).......................................        24.0%                              23.8%

       See Notes to Unaudited Pro Forma Consolidated Statements of Income

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED NOVEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL    ADJUSTMENTS(A)      PRO FORMA
                                                           ----------    --------------      ---------
Net Sales..............................................     $160,941        $     --         $160,941
Cost of Sales..........................................       79,882              --           79,882
                                                            --------        --------         --------
Gross Profit...........................................       81,059              --           81,059
Selling, General and Administrative Expenses...........       44,083             325(b)        44,408
                                                            --------        --------         --------
Operating Income.......................................       36,976            (325)          36,651
Other Income (Expense)
  Interest expense.....................................         (166)        (22,209)(c)      (22,375)
  Interest and dividend income.........................        4,371          (4,371)(d)           --
  Miscellaneous........................................           76              --               76
                                                            --------        --------         --------
          Total other income (expense).................        4,281         (26,580)         (22,299)
                                                            --------        --------         --------
Income Before Taxes on Income..........................       41,257         (26,905)          14,352
Taxes on Income........................................       14,632          (8,891)(e)        5,741
                                                            --------        --------         --------
Net Income.............................................     $ 26,625        $(18,014)        $  8,611
                                                            ========        ========         ========
Less: Preferred Stock Dividends........................           --           8,739(f)         8,739
                                                            --------        --------         --------
Income (Loss) Attributable to Common Stockholders......     $ 26,625        $(26,753)        $   (128)
                                                            ========        ========         ========
Per Share Data
  Net income
     Basic.............................................     $   1.43                         $  (0.05)
     Diluted (g).......................................     $   1.43                         $  (0.05)
  Shares used in per share calculation
     Basic.............................................       18,576                            2,400
     Diluted (g).......................................       18,615                            2,400
Other Data
  Depreciation and Amortization(h).....................     $  3,678                         $  3,678
  EBITDA(i)............................................     $ 40,654                         $ 40,329
  EBITDA Margin(j).....................................         25.3%                            25.1%

       See Notes to Unaudited Pro Forma Consolidated Statements of Income

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(a) The pro forma adjustments do not include the following non-recurring items directly attributable to the transactions contemplated by the merger agreement: (i) an after-tax charge of $630,000 for management bonuses; and
    (ii) an after-tax realized gain of $1,048,000 generated by the sale of the Company's marketable securities to finance a portion of the transactions contemplated by the merger agreement.

(b) Reflects the fee Juno will pay Fremont Investors under the Management Services Agreement.

(c) The net adjustment to interest expense consists of the following (in thousands):

                                                                      THREE MONTHS
                                                  TWELVE MONTHS          ENDED        YEAR ENDED
                                                ENDED FEBRUARY 28,    FEBRUARY 28,   NOVEMBER 30,
                                                       1999               1999           1998
                                                ------------------    ------------   ------------
Elimination of interest expense related to
  the existing indebtedness repaid in
  connection with the transactions
  contemplated by the merger agreement......         $    204           $    38        $    166
Interest on the transactions contemplated by
  the merger agreement financing at an
  assumed weighted average interest rate of
  9.6% per annum............................          (21,206)           (5,302)        (21,206)
Amortization expense for deferred financing
  costs related to the above................           (1,169)             (292)         (1,169)
                                                     --------           -------        --------
  Total interest increment..................         $(22,171)          $(5,556)       $(22,209)
                                                     ========           =======        ========

      A 0.5% increase or decrease in the assumed weighted average interest rate on the transactions contemplated by the merger agreement financing would change pro forma interest expense by $1,109 for the twelve months ended February 28, 1999, and the year ended November 30, 1998, and by $277 for the three months ended February 28, 1999.

(d) Reflects the elimination of interest income generated by the marketable securities sold in connection with the transactions contemplated by the merger agreement.

(e) Reflects the adjustment necessary to state the pro forma taxes on income at an assumed effective tax rate of 40%. The increase in the effective tax rate relates to the elimination of interest income described in note (d) above.

(f) Reflects the cumulative series A convertible preferred stock dividend at a rate of 2% per quarter.

(g) If the convertible preferred stock were converted, pro forma diluted net income per share would have been $1.49, $.22, and $1.32 for the twelve months ended February 28, 1999, the three months ended February 28, 1999 and the year ended November 30, 1998, respectively. Such conversion is anti-dilutive, and therefore, excluded from pro forma diluted net income per share.

(h) Excludes amortization of deferred financing costs.

(i) EBITDA represents earnings before (a) taxes on income, (b) interest expense,
    (c) interest, dividend, and other miscellaneous income, and (d) depreciation and amortization. EBITDA data are included because management understands that such information is considered by certain investors as an additional basis on which to evaluate Juno's ability to pay interest, repay debt and make capital expenditures. Because all companies do not calculate EBITDA identically, the presentation of EBITDA herein is not necessarily comparable to similarly entitled measures of other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

(j) EBITDA margin represents EBITDA as a percentage of revenues.

             DESCRIPTION OF JUNO CAPITAL STOCK FOLLOWING THE MERGER

     The following description of Juno's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the amended and restated certificate of incorporation attached as Annex C to this document and incorporated herein by reference.

AUTHORIZED CAPITAL STOCK

     Under the amended and restated certificate of incorporation, the total number of shares of all classes of capital stock that Juno has authority to issue is 50,000,000, par value $.001 per share, of which 45,000,000 are shares of Juno common stock and 5,000,000 are shares of Juno preferred stock.

COMMON STOCK

     Holders of Juno common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Juno Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of Juno, holders of Juno common stock are entitled to share ratably in all assets remaining after payment of Juno's liabilities and payment of the liquidation preference of the Series A convertible preferred stock. Holders of Juno common stock have no right to convert their shares of Juno common stock into other securities, and there are no redemptive provisions with respect to such shares. All of the outstanding shares of Juno are, and the shares of Juno common stock following the merger will be, fully paid and non-assessable.

     The rights, preferences and privileges of holders of Juno common stock are subject to, and may be adversely affected by, the rights of holders of the Series A convertible preferred stock and the shares of any other series of Juno preferred stock which Juno may designate and issue in the future.

PREFERRED STOCK

     Under the amended and restated certificate of incorporation, the Juno Board of Directors is authorized at any time and from time to time to provide for the issuance of all or any shares of the Juno preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are permitted by Delaware law, including, but not limited to, the authority to provide that any such class or series be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Juno; or (d) convertible into, or exchangeable for, shares of any class or classes of stock, or other securities or property, of Juno at such price or prices or at such rates of exchange and with such adjustments; all as the Board determines by resolution.

     Under the amended and restated certificate of incorporation, Juno has designated 1,060,000 shares of Juno preferred stock as the Series A convertible preferred stock, which shares will be issued to Fremont Investors in connection with the merger.

     You may find more information regarding the Series A convertible preferred stock under "The Approval of Amended and Restated Certificate of Incorporation."

PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of Juno will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carry any right, option or warrant to subscribe for or acquire shares of any class of stock.

ANTI-TAKEOVER STATUTE

     Juno is a Delaware corporation that is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (1) the transaction resulting in the person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (2) the interested stockholder owned or acquired 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) as a result of the transactions by which it became a interested stockholder; or (3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at an annual or special meeting. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage; provided that, with certain limited exceptions, such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the amended and restated Certificate of incorporation nor the Juno bylaws contains any such exclusion.

                 COMPARISON OF THE RIGHTS OF JUNO STOCKHOLDERS
                          BEFORE AND AFTER THE MERGER

     The rights of Juno stockholders are currently governed by Delaware law and the existing certificate of incorporation and bylaws of Juno. In accordance with the merger agreement, immediately prior to the effective time of the merger, Juno will file the amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. In addition, the bylaws of Juno in effect at the effective time of the merger will be the bylaws of Juno following the merger until thereafter changed or amended as provided therein or by applicable law. Accordingly, upon consummation of the merger, the rights of Juno stockholders will be governed by Delaware law, the amended and restated certificate of incorporation and the Juno bylaws. The following are summaries of certain differences between the current rights of Juno stockholders and those of Juno stockholders following the merger.

     The rights of the holders of Juno common stock will be substantially the same under Delaware law and the amended and restated certificate of incorporation and Juno bylaws as they were under the Delaware law and bylaws with the following exceptions.

     The following summary is not intended to be complete and is qualified by reference to Delaware law, the amended and restated certificate of incorporation and the Juno bylaws. The amended and restated certificate of incorporation is attached as Annex C to this document and incorporated herein by reference.

AUTHORIZED CAPITAL

     Under the amended and restated certificate of incorporation, the total number of authorized shares of Juno common stock will be reduced to 45,000,000 from 50,000,000 and Juno will have the authority to issue 5,000,000 shares of preferred stock, of which 1,060,000 shares will be designated as Series A convertible preferred stock.

PAR VALUE

     The amended and restated certificate of incorporation reduces the par value of all of Juno's capital stock to $.001 per share from $.01 per share.

CLASSIFIED BOARD

     The amended and restated certificate of incorporation eliminates the classification of the Board of Directors into three classes. Accordingly, each director will serve until the next annual meeting of stockholders after his or her election.

ABSENCE OF RIGHTS PLAN

     In 1989, Juno entered into a stockholders' rights agreement, which has been amended so that it will not apply to the merger. Juno will not have an effective rights plan following the merger.

                           CERTAIN PENDING LITIGATION

     Juno, its directors, Fremont Investors and Fremont Partners have been named as defendants in a purported class action lawsuit commenced on or about April 1, 1999 in the Court of Chancery in and for New Castle County, Delaware. Such action is captioned Linda Barnes v. George M. Ball, Thomas Tomsovic, Allan Coleman, Robert S. Fremont, Julius Lewis, Fremont Investors I, LLC, Fremont Partners, L.P. and Juno Lighting, Inc. (Case No. 17084NC). The complaint in such lawsuit alleges, among other things, that the Juno Board of Directors breached their fiduciary duties to Juno stockholders by failing to appoint additional independent directors and by entering into the merger agreement, and that Fremont Investors and Fremont Partners aided and abetted such breach of fiduciary duties. More specifically, the plaintiff alleges, among other things, that the Juno Board of Directors failed to engage in any market check and agreed to sell control of Juno to Fremont Investors for a price that was less than Juno's true worth. As relief, the complaint seeks, among other things, an injunction against consummation of the merger or, to the extent the merger is concluded, a rescission of the merger, damages in an unspecified amount, a court order compelling Juno to appoint two additional independent directors, and an award to plaintiff of her costs and expenses, including attorneys' and expert's fees, incurred in connection with such lawsuit.

     Juno believes that the allegations contained in the complaint are without merit and intends to vigorously contest the action, on behalf of itself and its directors, if the plaintiff elects to proceed with her action.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     If the merger is consummated, stockholders of Juno: (1) who make the demand described below with respect to their shares, who continuously are the record holders of such shares through the effective time of the merger, (2) who otherwise comply with the statutory requirements of Section 262 of the Delaware General Corporation Law (a copy of which is attached hereto as Annex E to this proxy statement/ prospectus) and (3) who neither vote in favor of the merger agreement nor consent thereto in writing will be entitled to an appraisal by the Court of Chancery in Delaware ("Delaware Court") of the fair value of their shares of Juno common stock. Except as described herein, stockholders of Juno will not be entitled to appraisal rights in connection with the merger.

     A holder of shares of Juno common stock wishing to exercise dissenters' rights of appraisal must, before the taking of the vote on the merger at the special meeting, deliver to Juno a written demand for appraisal of such shares. A demand for appraisal will be sufficient if it reasonably informs Juno of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his or her shares.

     Within 10 days after the effective time of the merger, Juno is required to, and will, notify each stockholder of Juno who has satisfied the foregoing conditions on the date on which the merger became effective. Within 120 days after the effective time, either Juno or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Juno in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Juno to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Juno will file such a petition or that Juno will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Juno, a statement setting forth the aggregate number of shares of Juno common stock not voting in favor of the merger agreement and with respect to which demands for appraisal were received by Juno and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Juno.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Juno common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw lights on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Holders of shares of Juno common stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of Juno, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceedings, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     At any time within 60 days after the effective time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Juno. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, stockholders' rights to appraisal shall cease, and all holders of shares of Juno common stock will be entitled to receive the consideration offered pursuant to the merger Agreement. Inasmuch as Juno has no obligation to file such a petition, and Juno has no present intention to do so, any holder of shares of Juno common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Juno a written withdrawal of his or her demand for appraisal and acceptance of the merger, except (1) that any such attempt to withdraw made more than 60 days after the effective time will require written approval of Juno, and (2) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     The foregoing is only a summary of Section 262, and is qualified in its entirety by reference to the provisions thereof, the full text of which is set forth as Annex E to this proxy statement/prospectus. Each stockholder of Juno is urged to read carefully the full text of Section 262.

     Failure to take any required step in connection with the exercise of appraisal rights may result in termination of such rights. In view of the complexity of these provisions of the Delaware law, stockholders who are considering exercising their rights under Section 262 should consult with their legal advisors.

                                 LEGAL MATTERS

     The legality of the shares of Juno common stock to be issued or retained in connection with the merger and certain federal income tax consequences of the merger will be passed upon by Sonnenschein Nath & Rosenthal, Chicago, Illinois, counsel to Juno. A partner of such firm, who is a director of Juno, owns 4,000 shares of Juno common stock.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Juno at November 30, 1998 and November 30, 1997, and for each of the three years in the period ended November 30, 1998, included in Juno's Annual Report on Form 10-K, as amended, for the year ended November 30, 1998, incorporated by reference in this proxy statement/prospectus, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated therein. Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting. Such representatives will be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Juno is subject to the informational requirements of the Exchange Act, and files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

     Juno filed a Registration Statement on Form S-4 to register with the Commission its shares of common stock to be issued to Juno stockholders in the merger. This proxy statement/prospectus is a part of the Registration Statement and constitutes a prospectus of Juno. As allowed by Commission rules, this proxy statement/prospectus does not contain all of the information you can find in Juno's Registration Statement or in the exhibits to that Registration Statement.

     All information contained in this proxy statement/prospectus concerning Jupiter and its affiliates, including Fremont, has been supplied by Jupiter and has not been independently verified by Juno. Except as otherwise indicated, all other information contained in this proxy statement/prospectus (or, as permitted by applicable rules and regulations of the Commission, incorporated by reference herein) has been supplied or prepared by Juno.

     We have not authorized anyone to give any information or make any representation about the matters to be considered at the special meeting or Juno that differs from or adds to the information in this proxy statement/prospectus or in our documents that are publicly filed with the Commission and incorporated by reference herein. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than its date or such other date as this proxy statement/prospectus indicates. The mailing date of this proxy statement/prospectus to Juno stockholders does not create any implication to the contrary.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     As allowed by the Commission rules, this proxy statement/prospectus does not contain all the information set forth in Juno's Annual Report on Form 10-K, as amended for the year ended November 30, 1998. The Commission allows Juno to "incorporate by reference" information into this proxy statement/prospectus, which means that Juno can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Juno has previously filed with the Commission. These documents contain important information about Juno and its finances and should be carefully reviewed. Some of these filings have been amended by later filings, which are also listed.

     - Juno's Annual Report on Form 10-K for the fiscal year ended November 30, 1998, as amended by the Form 10-K/A filed with the Commission on March 29, 1999;

     - Juno's Quarterly Report on Form 10-Q for the quarter ended February 28, 1999;

     - Juno's Current Report on Form 8-K dated March 29, 1999; and

     - The description of Juno (a) common stock contained in Juno's Registration Statement on Form 8-A, dated February 24, 1984, and any amendment or report filed for the purpose of updating such description; and (b) common stock purchase rights contained in Juno's Registration Statement on Form 8-A, dated August 9, 1989, and any amendment or report filed for the purpose of updating such description.

     All documents filed by Juno with the Commission pursuant to Sections 13(a), 13(d), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting will be considered to be incorporated by reference in this proxy statement/prospectus from the date such documents are filed. To the extent the terms set forth in this Proxy Statement or any document currently or subsequently incorporated by reference differ from each other, rely on the terms set forth in the most recently filed document.

     Juno will provide without charge to each person to whom this Proxy Statement is delivered, on such person's request, copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to:
                            Juno Investor Relations
                              1300 South Wolf Road
                        Des Plaines, Illinois 60017-5065
                                 (847) 827-9880

     To obtain timely delivery of the requested documents prior to the special
meeting, you must request them no later than        , 1999, which is five
business days prior to the date of the special meeting.

                             STOCKHOLDER PROPOSALS

     Juno will schedule and hold its 1999 annual meeting of Juno stockholders after the special meeting. Any proposals of Juno stockholders intended to be presented at the 1999 annual meeting of Juno stockholders should be addressed to Juno's Vice President, Finance, 1300 South Wolf Road, P.O. Box 5065, Des Plaines, Illinois 60017-5065, and must be received by the Corporate Secretary of
Juno no later than           in order to be considered for inclusion in the Juno
1999 annual meeting proxy materials.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Juno Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before either the special meeting or any adjournments or postponements thereof to be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Board of Directors of Juno.

                                          By Order of the Board of Directors

                                          JULIUS LEWIS
                                          Secretary

            , 1999
Des Plaines, Illinois

                                                                         ANNEX A

                             AGREEMENT AND PLAN OF
                          RECAPITALIZATION AND MERGER

                                  BY AND AMONG

                            FREMONT INVESTORS I, LLC

                           JUPITER ACQUISITION CORP.

                                      AND

                              JUNO LIGHTING, INC.

                                  DATED AS OF

                                 MARCH 26, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                             PAGE
                                                                             ----
Section 1.1    The Merger..................................................    1
Section 1.2    Effective Time..............................................    2
Section 1.3    Closing.....................................................    2
Section 1.4    Directors and Officers of the Surviving Corporation.........    2
Section 1.5    Subsequent Actions..........................................    2
Section 1.6    Stockholders' Meeting.......................................    2

                                   ARTICLE II
    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1    Effect on Capital Stock.....................................    3
Section 2.2    Dissenting Shares...........................................    4
Section 2.3    Share Elections.............................................    4
Section 2.4    Proration...................................................    5
Section 2.5    Stock Options...............................................    6
Section 2.6    Surrender of Shares; Transfer Books.........................    6

                                   ARTICLE III
                             STOCK PURCHASE AND SALE

Section 3.1    Amendment of Certificate of Incorporation...................    8
Section 3.2    Purchase and Sale of Preferred Shares.......................    8
Section 3.3    Purchase Price..............................................    8
Section 3.4    Closing.....................................................    8
Section 3.5    Closing Deliveries by the Company...........................    8
Section 3.6    Closing Deliveries by Fremont...............................    8

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1    Organization; Qualification.................................    8
Section 4.2    Subsidiaries and Affiliates.................................    9
Section 4.3    Capitalization..............................................    9
Section 4.4    Authorization; Validity of Agreement; Company Action........   10
Section 4.5    Board Approvals Regarding Transactions......................   10
Section 4.6    Consents and Approvals; No Violations.......................   10
Section 4.7    SEC Reports and Financial Statements........................   10
Section 4.8    No Undisclosed Liabilities..................................   11
Section 4.9    Inventory...................................................   11
Section 4.10   Absence of Certain Changes..................................   11
Section 4.11   Litigation..................................................   11
Section 4.12   Employee Benefit Plans......................................   12
Section 4.13   Taxes.......................................................   13
Section 4.14   Title to Properties; Encumbrances...........................   14
Section 4.15   Plant and Equipment.........................................   14

                                                                             PAGE
                                                                             ----
Section 4.16   Environmental Laws..........................................   14
Section 4.17   Intellectual Property.......................................   15
Section 4.18   Labor Matters...............................................   15
Section 4.19   Employment Matters..........................................   16
Section 4.20   Compliance with Laws........................................   16
Section 4.21   Contracts...................................................   16
Section 4.22   Insurance...................................................   17
Section 4.23   Opinion of Financial Advisor................................   17
Section 4.24   Rights Agreement............................................   17
Section 4.25   Brokers or Finders..........................................   17
Section 4.26   Transactions with Affiliates................................   17
Section 4.27   Full Disclosure.............................................   17
Section 4.28   Legal and Accounting Fees...................................   17
Section 4.29   Cash and Marketable Securities..............................   17

                                    ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 5.1    Organization................................................   18
Section 5.2    Authorization; Validity of Agreement; Necessary Action......   18
Section 5.3    Consents and Approvals; No Violations.......................   18
Section 5.4    Sufficient Funds............................................   18
Section 5.5    Share Ownership.............................................   19
Section 5.6    Sub's Capitalization and Operations.........................   19
Section 5.7    Brokers or Finders..........................................   19

                                   ARTICLE VI
                                    COVENANTS

Section 6.1    Interim Operations of the Company...........................   19
Section 6.2    Access; Confidentiality.....................................   21
Section 6.3    Reasonable Best Efforts.....................................   22
Section 6.4    Proxy Statement; Form S-4...................................   23
Section 6.5    No Solicitation of Competing Transaction....................   23
Section 6.6    Publicity...................................................   25
Section 6.7    Notification of Certain Matters.............................   25
Section 6.8    Directors' and Officers' Insurance and Indemnification......   25
Section 6.9    State Takeover Laws.........................................   26
Section 6.10   Actions Regarding the Rights................................   26
Section 6.11   Recapitalization............................................   26
Section 6.12   Financial Statements........................................   26
Section 6.13   Employee Plan and Benefit Arrangements......................   27
Section 6.14   NASDAQ Listing..............................................   27

                                   ARTICLE VII
                                   CONDITIONS

Section 7.1    Conditions to the Stock Purchase............................   27
               Conditions to Each Party's Obligation to Effect the
Section 7.2    Merger......................................................   27
Section 7.3    Conditions to the Obligations of Fremont and Sub............   28
Section 7.4    Conditions to the Obligations of the Company................   28

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
                                  ARTICLE VIII
                                   TERMINATION

Section 8.1    Termination.................................................   29
Section 8.2    Effect of Termination.......................................   30

                                   ARTICLE IX
                         DEFINITIONS AND INTERPRETATION

Section 9.1    Definitions.................................................   30
Section 9.2    Interpretation..............................................   34

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1   Fees and Expenses...........................................   35
Section 10.2   Amendment and Modification..................................   36
Section 10.3   Nonsurvival of Representations and Warranties...............   36
Section 10.4   Notices.....................................................   36
Section 10.5   Counterparts................................................   37
Section 10.6   Entire Agreement; No Third Party Beneficiaries..............   37
Section 10.7   Severability................................................   37
Section 10.8   Governing Law...............................................   37
Section 10.9   Enforcement.................................................   37
Section 10.10  Time of Essence.............................................   38
Section 10.11  Extension; Waiver...........................................   38
Section 10.12  Assignment..................................................   38

                  AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

     AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER, dated as of March 26, 1999, by and among Fremont Investors I, LLC, a Delaware limited liability company ("Fremont"), Jupiter Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Fremont ("Sub") and Juno Lighting, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article IX hereof.

     WHEREAS, the Board of Managers of Fremont and the respective Boards of Directors of the Company and Sub have determined that the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be advisable and in the best interests of their respective members or stockholders, and have approved the Merger, pursuant to which each Share issued and outstanding immediately prior to the Effective Time, will, except as otherwise provided herein, be converted into either (i) the right to retain such Shares at the election of the holder thereof and subject to the terms hereof or (ii) the right to receive $25.00 per Share in cash; and

     WHEREAS, the Company Board of Directors has resolved to recommend that the holders of such Shares approve the Merger and this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, the Board of Managers of Fremont and the Board of Directors of each of Sub and the Company have approved this Agreement and the Merger in accordance with the DGCL and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, also in furtherance thereof, the Board of Managers of Fremont and the Board of Directors of the Company have approved the purchase by Fremont concurrently with the consummation of the Merger, of an aggregate of 1,060,000 shares of newly-authorized and issued Preferred Stock of the Company at a purchase price of $100 per share (the "Stock Purchase"); and

     WHEREAS, the parties hereto intend that the transactions contemplated hereby be treated as a recapitalization for financial accounting purposes; and

     WHEREAS, Fremont, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Stock Purchase.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, the Company and Sub shall consummate the Merger, pursuant to which (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section. Pursuant to the Merger, (x) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (y) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects specified in the DGCL.

     Section 1.2 Effective Time. Fremont and the Company shall cause a certificate of merger to be executed and filed on the Closing Date (or on such other date as Fremont and the Company may agree) with the Secretary of State of Delaware as provided in the DGCL. The Merger shall become effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the certificate of merger.

     Section 1.3 Closing. The closing of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, IL at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII hereof (the "Closing Date"), unless another date, time or place is agreed to in writing by the parties hereto.

     Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Company Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     Section 1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     Section 1.6  Stockholders' Meeting.

     (a) In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special or annual meeting of its stockholders (the "Special Meeting") as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger, the approval and adoption of this Agreement, the approval of the Amendment of the Certificate of Incorporation of the Company (the "Amendment") as described in Section 3.1 hereof, the approval of the Stock Purchase and the approval of the creation of a new stock option plan of the Company having a share reserve of 940,000 shares of Common Stock (the "New Option Plan") in the form attached hereto as Exhibit A;

          (ii) prepare and file with the SEC a preliminary Proxy Statement relating to the Merger, this Agreement, the Amendment, the Stock Purchase and the New Option Plan and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and in the Registration Statement on Form S-4 in which the Proxy Statement shall be included (the "Form S-4") and, after consultation with Fremont, to respond promptly to any comments made by the SEC with respect to the Form S-4 and cause a definitive Proxy Statement, including any amendment or supplement thereto, to be mailed to its stockholders, provided that no amendment or supplement to such Proxy Statement will be made by the Company without consultation with Fremont and its counsel;

          (iii) subject to Section 6.5 hereof, include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger, the approval and adoption of this Agreement, the approval of the Amendment, the approval of the Stock Purchase and the approval of the New Option Plan;

          (iv) subject to Section 6.5 hereof, use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger, the Agreement, the Amendment, the Stock Purchase and the New Option Plan.

     (b) Fremont will provide the Company with the information concerning Fremont and Sub required to be included in the Proxy Statement. Fremont shall vote, or cause to be voted, all of the Shares then owned by it, Sub or any of its other Subsidiaries or Affiliates in favor of the approval of the Merger, the approval and adoption of this Agreement, and the approval of the Amendment, the Stock Purchase and the New Option Plan.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

     Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any Shares or any shares of capital stock of Sub:

          (a) Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

          (b) Each Share that is owned by Sub, Fremont or any Subsidiary or Affiliate of Sub or Fremont shall automatically be cancelled and retired and shall cease to exist, and no cash, Shares or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Except as otherwise provided herein and subject to Section 2.4, each issued and outstanding Share (other than any such Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

             (i) for each Share with respect to which an election to retain a Share has been effectively made and not revoked or lost, pursuant to Sections 2.3(c), (d) and (e) (such Shares, "Electing Shares"), the right to retain one fully paid and nonassessable Share (a "Non-Cash Election Share"); and

             (ii) for each Share (other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $25.00 (the "Cash Election Price").

          (d) As of the Effective Time, all Shares (other than Shares referred to in Section 2.1(c)(i) (but subject to Section 2.4) and Section 2.2) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive cash, including cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.6.

     Section 2.2  Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration, but, instead, the holders thereof shall be entitled only to such rights as are granted by the DGCL; provided, however, that if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted and represent only the right to receive the Merger Consideration set forth in Section 2.1(c) of this Agreement, but subject to Section 2.4 of this Agreement, without any interest thereon, upon surrender of the certificate or certificates representing such Shares pursuant to Section 2.6 hereof.

     (b) The Company shall give Fremont (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Fremont, make any payment with respect to any such demands for appraisal or settle or offer to settle any such demands.

     Section 2.3  Share Elections.

     (a) Each person who, on or prior to the Election Date referred to in
Section 2.3(c) below, is a record holder of Shares will be entitled, with respect to all or any portion of his Shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

     (b) Not later than five (5) business days prior to the mailing of the definitive Proxy Statement, Fremont shall appoint a nationally recognized bank or trust company (or another entity reasonably satisfactory to the Company) to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

     (c) Fremont shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), and such Form of Election shall be mailed with the Proxy Statement to the record holders of Shares as of the record date for the Stockholders Meeting, which Form of Election shall be used by each record holder of Shares who wishes to elect to retain Non-Cash Election Shares for any or all Shares held, subject to the provisions of Section 2.4 hereof, by such holder. The Company will use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the date of the Stockholders Meeting (the "Election Date"). Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the Election Date, a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within five NASDAQ trading days after the date of execution of such guarantee of delivery).

     (d) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Fremont and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same to the Exchange Agent.

     (e) The determination of the Exchange Agent shall be binding as to (i) whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.3 with respect to Shares and (ii) when elections and revocations were received by the Exchange Agent. If the Exchange Agent determines that any election to retain Non-Cash Election Shares was not properly made with respect to Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares at the Effective Time, and, subject to Section 2.4, such Shares shall be exchanged in the Merger for cash pursuant to Section 2.1(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.4, and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of Fremont and the Company, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for herein as shall be necessary or desirable to effect fully such elections.

     Section 2.4  Proration.

     (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares to be converted into the right to retain Shares at the Effective Time shall be equal to 2,400,000 shares (the "Non-Cash Election Number") (excluding for this purpose any Shares to be cancelled pursuant to
Section 2.1(b)).

     (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares and receive cash in accordance with the terms of Section 2.1(c) in the following manner:

          (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

          (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election;

          (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.4(b)(ii), shall be converted into cash (on a consistent basis among stockholders who made the election referred to in Section 2.1(c)(i), pro rata in accordance with the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with terms of Section 2.1(c)(ii).

     (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

          (i) all Electing Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 2.1(c)(i);

          (ii) additional Shares other than Electing Shares and Dissenting Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of 2.1(c)(i) in the following manner:

             (A) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the Non-Cash Election Number less the number of Electing Shares, by (y) the total number of Shares issued and outstanding immediately prior to the Effective Time other than Electing Shares and Dissenting Shares; and

             (B) the number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of Shares issued and outstanding immediately prior to the Effective Time other than Electing Shares and Dissenting Shares.

          (iii) subject to Section 2.2, Shares subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.1(c)(i) (on a consistent basis among stockholders who held Shares as to which they did not make the election referred to in Section 2.1(c)(i), pro rata in accordance with the number of shares as to which they did not make such election).

     (d) If the number of Electing Shares equals the Non-Cash Election Number, then there shall be no proration pursuant to this Section 2.4.

     Section 2.5  Stock Options.

     Stock Options outstanding as of the Effective Time shall remain outstanding subject to the terms of such Stock Option and the applicable Company Stock Plan. The Company will take all actions reasonably necessary to provide that, after June 30, 1999, no new offering period will be commenced under the Company's 1996 Employee Stock Purchase Plan.

     Section 2.6  Surrender of Shares; Transfer Books.

     (a) As soon as reasonably practicable as of or after the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of Shares, the cash portion of the Merger Consideration for exchange in accordance with this Article 2. Such funds shall be invested by the Exchange Agent as directed by the Company. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Company.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of Shares of record at the Effective Time who did not submit a valid Form of Election in accordance with Section 2.3 hereof a letter of transmittal and instruction for use in surrendering the certificates for such shares in return for the Merger Consideration. Each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full Non-Cash Election Shares, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be against delivery of cash and, if appropriate, certificates for Non-Cash Election Shares. If any certificate of such Non-Cash Election Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.6(b), each certificate for Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Non-Cash Election Shares.

     (c) No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Shares with respect to the Non-Cash Election Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6(e) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Non-Cash Election Shares issued in connection therewith, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Non-Cash Election Shares to which such holder is entitled pursuant to Section 2.6(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

     (d) All cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.6(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares (and the associated Rights) exchanged for cash theretofore represented by such certificates.

     (e) With respect to fractional shares:

          (i) No certificates or scrip representing fractional shares of Non-Cash Election Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger; and

          (ii) Notwithstanding any other provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in lieu of such fractional shares in an amount equal to the Cash Election Price.

     (f) In the event any certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such Non-Cash Election Shares and cash (and cash in lieu of fractional shares) as may be required pursuant to the foregoing provisions of this Section 2.6; provided, however, that Fremont or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Fremont, the Surviving Corporation or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

     (g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.6 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing Shares for six months after the Effective Time shall be delivered to the Company upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with this Article 2 shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, Non-Cash Election Shares, if any, any cash in lieu of fractional shares of Non-Cash Election Shares, or any dividends or distributions with respect to Non-Cash Election Shares, as applicable, to which such holders my be entitled.

     (h) None of Fremont, Sub, the Company nor the Exchange Agent shall be liable to any person in respect of any shares of Non-Cash Election Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of Non-Cash Election Shares, or any dividends or distributions with respect to Non-Cash Election Shares in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

                                  ARTICLE III

                            STOCK PURCHASE AND SALE

     Section 3.1 Amendment of Certificate of Incorporation. The Company shall take all actions necessary, subject to the required approval of the stockholders of the Company, to file with the Secretary of State of the State of Delaware, immediately prior to the Effective Time, the Amendment to the Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B, creating a new class of stock of the Company, to be entitled "Preferred Stock," authorizing for issuance 5,000,000 shares of such Preferred Stock and designating 2,000,000 of such shares as "Series A Convertible Preferred Stock" (the "Series A Preferred").

     Section 3.2  Purchase and Sale of Preferred Shares.

     (a) Upon the terms and subject to the conditions of this Agreement, the Company shall sell to Fremont, and Fremont shall purchase from the Company, an aggregate of 1,060,000 shares of Series A Preferred (the "Preferred Shares").

     (b) The Company represents and warrants that the Preferred Shares, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free of preemptive rights, options, liens, encumbrances or security interests.

     Section 3.3 Purchase Price. The purchase price for the Preferred Shares shall be $100 per share, or an aggregate of $106,000,000 (the "Purchase Price").

     Section 3.4 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Preferred Shares contemplated by this Agreement shall take place on the Closing Date, as such date may be determined in accordance with Section 1.3.

     Section 3.5 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Fremont:

          (a) stock certificates evidencing the Preferred Shares; and

          (b) a receipt for the amounts paid to the Company pursuant to Section
     3.6 hereto.

     Section 3.6 Closing Deliveries by Fremont. At the Closing, Fremont shall deliver to the Company, in immediately available funds by check or by wire transfer to an account at a United States bank designated in writing by the Company, which designation shall be delivered to Fremont at least three (3) business days prior to the Closing, an amount equal to the Purchase Price.

                                   ARTICLE IV

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule prepared and signed by the Company and delivered to Fremont simultaneously with the execution hereof, the Company represents and warrants to Fremont and Sub that as of the date hereof (or, if made as of a specified date, as of such date):

     Section 4.1 Organization; Qualification. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required or, if the Company is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" or "Company Material Adverse Change" means any change(s) or effect(s) that, individually or in the aggregate, are materially adverse to the financial condition, business or results of operations of the Company and the Company

Subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which the Company and the Company Subsidiaries operate or arising from changes in general business or economic conditions; (ii) any change or effect resulting from any change in law or generally accepted accounting principles, which generally affects entities such as the Company; and (iii) any change or effect resulting from compliance by the Company with the terms of this Agreement or any agreement contemplated hereby.

     Section 4.2 Subsidiaries and Affiliates. Section 4.2 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business and the Company does not own, directly or indirectly, any capital stock or other equity securities of any other corporation or have any direct or indirect equity or ownership interest in any other business, other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any person except the Company. Each Company Subsidiary (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required or, if a Company Subsidiary is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without a Company Material Adverse Effect. The Company has heretofore delivered to Fremont complete and correct copies of the certificate of incorporation and by-laws or comparable charter documents of each Company Subsidiary, as presently in effect.

     Section 4.3  Capitalization.

     (a) The authorized capital stock of the Company consists of 50,000,000 Shares. As of March 26, 1999, (i) 18,597,027 Shares are issued and outstanding,
(ii) no Shares were issued and held in the treasury of the Company, (iii) 600,000 Shares were reserved for issuance upon exercise of Company Options under the Company's 1993 Stock Option Plan (the "1993 Plan") and (iv) 400,000 shares were reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "1996 Plan"). All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth above and except for (i) the Rights, (ii) the Transactions, and (iii) changes in the number of outstanding Shares since March 26, 1999, resulting from the exercise of Stock Options outstanding as of March 26, 1999, under the 1993 Plan, and the exercise of options to purchase up to 11,064 shares under the 1993 Plan (x) there are no shares of capital stock of the Company authorized, issued or outstanding; (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (z) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares, or the capital stock, of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

     (b) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

     (c) No material indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any such indebtedness of the Company or any Company Subsidiary, (ii) the incurrence of indebtedness by the Company or any Company Subsidiary or (iii) the ability of the Company or any Company Subsidiary to grant any lien on the properties or assets of the Company or any Company Subsidiary.

     Section 4.4 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and assuming the required approval of the stockholders of the Company as contemplated by Section 1.6 hereof to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions have been duly authorized by the Company Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.6, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by the other parties thereto, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 4.5 Board Approvals Regarding Transactions. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement, the Merger, the Stock Purchase, the Amendment and the New Stock Option Plan are fair to and in the best interests of the stockholders of the Company, (ii) approved the Transactions, and (iii) resolved to recommend (subject to Section 6.5 hereof) that the stockholders of the Company approve and adopt this Agreement, the Merger, the Amendment, the Stock Purchase and the New Stock Option Plan and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of the Merger, the Amendment, the Stock Purchase and the other Transactions by the Company Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the other Transactions and, to the Company's knowledge, no other state takeover statute is applicable to the Merger or the other Transactions.

     Section 4.6 Consents and Approvals; No Violations. Except for such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Securities Act, the Exchange Act, the HSR Act, the DGCL and any applicable state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii),
(iii) and (iv) such failures to make such filings, or obtain such permits, authorizations, consents or approvals or such violations, breaches or defaults which would not have a Company Material Adverse Effect.

     Section 4.7 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Fremont, true and complete copies of, the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. The Financial Statements have been prepared from, and are in accordance with, in all material respects, the books and records of the Company and the Company Subsidiaries, on a consolidated basis, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by Rule 10.01 of Regulation S-X promulgated under the Exchange Act) applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries, on a consolidated basis, as of the times and for the periods referred to therein (subject, in the case of unaudited financial statements, to customary year-end audit adjustments).

     Section 4.8 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements or the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (c) liabilities incurred in connection with the Transactions, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Company Material Adverse Effect. To the knowledge of the Company, the reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

     Section 4.9 Inventory. All of the inventories of the Company and each Company Subsidiary, whether reflected in the Balance Sheet or otherwise, consist, in all material respects, of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which have been written off or written down on the Balance Sheet to fair market value or for which reserves believed by the Company to be adequate have been provided therein. All material inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive in any material respect, but are reasonable and warranted in the present circumstances of the Company and each Company Subsidiary. All work in process and finished goods inventory is free of any material defect or other material deficiency.

     Section 4.10 Absence of Certain Changes. Since the Balance Sheet Date, except as disclosed in the Company SEC Documents filed prior to the date hereof,
(i) the Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise or any changes in the Company's relationships with its customers and suppliers) having or reasonably likely to have a Company Material Adverse Effect, and (iii) the Company has not taken any action which would have been prohibited under Section 6.1 if such section applied to the period between the Balance Sheet Date and the date of execution of this Agreement.

     Section 4.11 Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of the Company, threatened against or involving the Company or any Company Subsidiary which, if determined or resolved adversely to the Company or any Company Subsidiary, would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which may have a Company Material Adverse Effect.

     Section 4.12  Employee Benefit Plans.

     (a) The Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement (the "Company Stock Plans"); each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (each, a "Plan"). Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any commitment or formal plan to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Company Subsidiary, except for modifications or changes contemplated herein or required by law as a condition of obtaining or retaining the Company's intended ERISA, tax, securities or accounting treatment with respect to such Plan.

     (b) The Company has heretofore delivered to Fremont true and complete copies of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Insofar as the representation made in this Section 4.12(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five year period ending on the last day of the most recent plan year ended prior to the Closing Date.

     (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

     (e) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (f) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made.

     (g) No Title IV Plan is a "multi-employer pension plan," as defined in
Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

     (h) Neither the Company or any Company Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code.

     (i) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code, except where the failure to so operate or administer such Plan would have a Company Material Adverse Effect.

     (j) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

     (k) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (l) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

     (m) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (n) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     Section 4.13  Taxes.

     (a) The Company and the Company Subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate Tax Authorities (as hereinafter defined) all material Tax Returns (as hereinafter defined) required to be filed by Company and the Company Subsidiaries and such Tax Returns are true, correct, and complete in all material respects;

     (b) The Company and the Company Subsidiaries have paid, or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of, all Taxes (as hereinafter defined) for all periods ending through the Closing Date;

     (c) There are no material Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Liens for Taxes not yet due or being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

     (d) No Federal, state, local or foreign audits, investigations, claims or other administrative proceedings ("Audits") are presently pending with regard to any material Taxes or material Tax Returns of the Company or the Company Subsidiaries, and to the knowledge of Company and the Company Subsidiaries, no Audit is threatened;

     (e) The Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable Tax Authority, and for any year that a Tax Return was examined, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or the Company Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any such period not so audited which, if such deficiency were finally resolved against the Company or the Company Subsidiaries, would have a Company Material Adverse Effect;

     (f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or the Company Subsidiaries, and no power of attorney granted by the Company or the Company Subsidiaries with respect to any Taxes is currently in force;

     (g) Neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes; and

     (h) Neither the Company nor any Company Subsidiary has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) and is not subject to Treas. Reg. 1.1502-6 for any period.

     Section 4.14 Title to Properties; Encumbrances. Each of the Company and the Company Subsidiaries has good, valid and marketable title to all the material properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for property disposed of since the Balance Sheet Date in the ordinary course of business and consistent with past practice), and all the material properties and assets purchased by the Company and the Company Subsidiaries since the Balance Sheet Date, which subsequently acquired material properties and assets (other than inventory and short term investments) are listed in the Disclosure Schedule. All properties and assets reflected in the Balance Sheet are free and clear of all Liens except, with respect to all such properties and assets, (a) Liens shown on the Balance Sheet and Liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the Balance Sheet, with respect to which no default exists; (b) Liens which do not materially detract from the value or impair the use of the property subject thereto, or materially impair the operations of the Company or any Company Subsidiary; and (c) Liens for current taxes not yet due. The rights, properties and other assets presently owned, leased or licensed by the Company and the Company Subsidiaries and described elsewhere in this Agreement include all rights, properties and other assets reasonably necessary to permit the Company and the Company Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

     Section 4.15 Plant and Equipment. The plants, structures and equipment of the Company and each Company Subsidiary are in reasonably good operating condition and repair, ordinary wear and tear excepted, and are reasonably adequate for the uses to which they are being put. None of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

     Section 4.16 Environmental Laws. Except as disclosed in the Company SEC Documents filed prior to the date hereof, (a) the Company and each Company Subsidiary are in compliance in all respects with all Environmental Laws, including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof except where the failure to so comply would not have a Company Material Adverse Effect; (b) neither the Company nor any Company Subsidiary has received any communication or notice, whether from a Governmental Entity or otherwise, alleging any violation of or noncompliance with any Environmental Laws by the Company any Company Subsidiary or for which the any of them is responsible, and there is no pending or, to the Company's knowledge, threatened Environmental Claim, except where such Environmental Claim would not have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Documents; and (c) to the Company's knowledge, there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect or otherwise require disclosure in the Company SEC Documents. All material permits and other governmental authorizations currently held or required to be held by the Company and the Company Subsidiaries pursuant to any Environmental Laws are identified in the Disclosure Schedule. The Company has provided to Fremont all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of the Company regarding environmental matters pertaining to, or the environmental condition of the business of, the Company and the Company Subsidiaries, or the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.

     Section 4.17  Intellectual Property.

     (a) The Company owns or has the right to use all the Company Intellectual Property, free and clear of all Liens, except where the failure to own or posses such Company Intellectual Property would not have a Company Material Adverse Effect. The Company or one of the Company Subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for all material applications, registrations or patents included in the Company Intellectual Property, and all of the foregoing are listed on Section 4.17(a) of the Disclosure Schedule and are validly subsisting.

     (b) Section 4.17(b) of the Disclosure Schedule sets forth a list of all license agreements under which the Company or any of the Company Subsidiaries has granted the right to use the Company Intellectual Property or received the right to use any Intellectual Property of any third party, and the Company is not in default under any such license.

     (c) No person has a right to receive a royalty or similar payment in respect of any item of the Company Intellectual Property pursuant to any contractual arrangements entered into by the Company or otherwise. To the knowledge of the Company, no former or present employees, officers or directors of the Company hold any right, title or interest, directly or indirectly, in whole or in part, in or to any of the Company Intellectual Property.

     (d) To the knowledge of the Company, the conduct of the business of the Company does not violate or infringe upon any Intellectual Property right of any third party, and there is no pending or, to the knowledge of the Company, threatened opposition, interference, re-examination, cancellation, claim of invalidity or other legal or governmental proceeding in any jurisdiction involving any of the Company Intellectual Property. There are no claims or suits pending or, to the knowledge of the Company, threatened, and the Company has received no written notice of any claim or suit (i) alleging that the conduct of the Company's business infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of the Company Intellectual Property which, if adversely determined, would have a Company Material Adverse Effect. To the knowledge of the Company, none of the Company Intellectual Property of the Company is being violated or infringed upon by any third party. There are no settlements, consents, judgments, orders or other agreements which restrict the Company's rights to use any of the Company Intellectual Property.

     (e) The Company has taken reasonable steps to ensure that all Date Data and Date-Sensitive Systems of the Company and the Company Subsidiaries will be Year 2000 Compliant by December 31, 1999. As used herein: (i) "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information, (ii) "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or any Company Subsidiary for its internal use, or which the Company or any Company Subsidiary sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company or any Company Subsidiary provides the benefit, to its customers, vendors, suppliers, affiliates or any other third party, and (iii) "Year 2000 Compliant" means (A) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (B) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

     Section 4.18 Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary. None of the employees of the Company or any Company Subsidiary are represented by any labor organization and neither the Company or any Company Subsidiary has any knowledge of any current union organizing activities among the employees of the Company or any Company Subsidiary, nor does any question concerning representation exist concerning such employees. Within the past twelve (12) months, neither the Company nor any Company Subsidiary has received notice from any union of its desire to terminate any collective bargaining agreements. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company or any Company Subsidiary, threatened before the National Labor Relations Board. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and during the past five (5) years there has not been any such action. There is no grievance or arbitration proceeding which could reasonably have a Company Material Adverse Effect. No collective bargaining agreement which is binding on the Company or any Company Subsidiary restricts any of them from relocating or closing any of their operations.

     Section 4.19  Employment Matters.

     (a) There are no employment contracts or severance agreements with any employees of the Company or any Company Subsidiary and there are no written personnel policies, rules or procedures applicable to employees of the Company or any Company Subsidiary. To the Company's knowledge, no key employee or group of employees has any plans to terminate their employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise.

     (b) To the knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), the Company and the Company Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of facility of the Company or any Company Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary; nor has the Company or any Company Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. To the knowledge of the Company, none of the employees of the Company and the Company Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) in the past five years.

     Section 4.20 Compliance with Laws. The Company and the Company Subsidiaries are in compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of the Company and the Company Subsidiaries except where such non-compliance or violation would not have a Company Material Adverse Effect, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any such violation, except for any matter which does not have a Company Material Adverse Effect. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

     Section 4.21 Contracts. Each Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a Company Material Adverse Effect, and there are no defaults thereunder, except those defaults that would not have a Company Material Adverse Effect. Section 4.21 of the Disclosure Schedule sets forth a true and complete list of (i) all material Company Agreements entered into by the Company or any of the Company Subsidiaries since November 30, 1998 and all amendments to any Company Agreements included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1998 and (ii) all non-competition agreements imposing restrictions on the ability of the Company or any of the Company Subsidiaries to conduct business in any jurisdiction or territory.

     Section 4.22 Insurance. The Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company and each Company Subsidiary. All such policies are in full force and effect, all premiums due and payable have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

     Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor dated as of the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view. The Company has been authorized by to include such opinion in its entirety in the Proxy Statement.

     Section 4.24 Rights Agreement. The Company has taken all action which may be necessary under the Rights Agreement, including entering into any necessary amendments to the Rights Agreement and the approval of such amendments by the Company Board of Directors, so that the execution of this Agreement and any amendments thereto by the parties hereto and the consummation of the Transactions shall not cause (i) Fremont and/or Sub to become an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) to occur, or (iii) the provisions of Section 13 of the Rights Agreement to be triggered.

     Section 4.25 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for the Financial Advisor. True and correct copies of all agreements between the Company and the Financial Advisor including, without limitation, any fee arrangements have been provided to Fremont prior to the date hereof.

     Section 4.26 Transactions with Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 4.26 of the Disclosure Schedule, since November 30, 1998, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section 4.27 Full Disclosure. The Company has not failed to disclose to Fremont any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company. No representation or warranty by the Company in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by the Company to Fremont or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. The representations and warranties contained in this Section 4.27 shall not apply to (i) financial projections or pro forma information, or (ii) any event or condition generally affecting the industry in which the Company and the Company Subsidiaries operate.

     Section 4.28 Legal and Accounting Fees. As of February 28, 1999, there were unpaid, incurred and accrued legal and accounting fees and disbursements of the Company and the Company Subsidiaries aggregating approximately $500,000.

     Section 4.29 Cash and Marketable Securities. As of February 28, 1999, the Company possessed cash and marketable securities in an amount at least equal to $103,650,000.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

     Fremont and Sub represent and warrant to the Company that:

     Section 5.1 Organization. Fremont is a limited liability company and Sub is a corporation and each is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of Fremont and Sub is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required or, if Fremont or Sub is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without preventing or materially delaying the consummation of the Transactions or impairing its ability to perform its obligations hereunder.

     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Fremont and Sub has full corporate or other power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Fremont and Sub of this Agreement and the consummation of the Merger, the Stock Purchase and the Transactions have been duly authorized by the Board of Managers of Fremont, Board of Directors of Sub and by Fremont as the sole stockholder of Sub, and no other corporate or other action on the part of Fremont or Sub is necessary to authorize the execution and delivery by Fremont and Sub of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Fremont and Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Fremont and Sub, enforceable against each of them in accordance with its terms.

     Section 5.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Securities Act, the Exchange Act, the HSR Act, the DGCL, and any applicable state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Fremont or Sub, the consummation by Fremont or Sub of the Transactions or compliance by Fremont or Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or formation, by-laws, operating agreement, or similar organizational documents of Fremont or Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any private third party, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Fremont, or any of its Subsidiaries or Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fremont, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, either prevent the consummation of the Transactions or impair its ability to perform its obligations hereunder.

     Section 5.4 Sufficient Funds. Fremont has obtained, on behalf of the Company, (i) an executed commitment letter dated March 26, 1999 from NationsBank, N.A. and NationsBanc Montgomery Securities, LLC for a senior secured credit facility in the aggregate amount of $125,000,000, and (ii) an executed highly confident letter dated March 26, 1999 from NationsBanc Montgomery Securities, LLC for a private placement offering of debt securities which contemplates the Company receiving gross proceeds of not less than $125,000,000 (such credit facility and private placement offering, collectively, the "Debt Financing" and such commitment letter and highly confident letter, collectively, the "Debt Financing Letters"). Fremont will have available to it at the Closing the funds necessary to pay the Purchase Price for the Preferred Shares. Assuming the accuracy of the representations and warranties of the Company contained herein and that the Company has unrestricted cash of at least $107,000,000 immediately prior to the Effective Time (the "Unrestricted Cash"), the Debt Financing, the Unrestricted Cash and the proceeds received by the Company from the issuance of the Preferred Shares to Fremont will provide sufficient funds to (i) pay the aggregate Merger Consideration, (ii) prepay, redeem, refinance or renegotiate the Company's existing indebtedness, if required to consummate the Merger and the other transactions contemplated hereby, (iii) pay the fees and expenses of the Financial Advisor and the Company's legal counsel, (iv) consummate all of the other transactions contemplated by this Agreement, and (v) provide sufficient working capital needs of the Company following the Merger. True and complete copies of the Debt Financing Letters have been furnished to the Company. Neither Fremont, Sub nor any of their Affiliates will terminate, amend or modify in any respect the Debt Financing Letters in a manner which will prevent the consummation of such financing, or materially delay the timing thereof, without prior written consent of the Company. Fremont has fully paid any and all commitment fees or other fees required by the Debt Financing Letters to be paid as of the date hereof (and, subject to Section 10.1(b), will duly pay any such fees after the date hereof). Fremont expects that it will cause the Surviving Corporation to pay all outstanding trade payables and other liabilities of the Company incurred prior to the Closing in the ordinary course of business consistent with past practice. The Debt Financing Letters are valid and in full force and effect and no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of Fremont or Sub thereunder or would prevent the consummation of the Debt Financing. As of the date hereof, Fremont does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Debt Financing Letters not being satisfied. Fremont believes that the Debt Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law. Fremont is currently solvent and further believes that, upon the consummation of the Transactions and any other transactions or operations involving the Surviving Corporation hereafter, including, without limitation, the Debt Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and that the capital of the Company will not become impaired.

     Section 5.5 Share Ownership. None of Fremont, Sub or any of their respective Affiliates or Associates beneficially owns any Shares.

     Section 5.6 Sub's Capitalization and Operations. The authorized capital stock of Sub consists of one thousand (1,000) shares of Common Stock, one hundred (100) of which are outstanding and owned by Fremont. Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement, Sub has not incurred, directly or indirectly, any obligation or liabilities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person.

     Section 5.7 Brokers or Finders. Neither Fremont nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except for fees payable in connection with the financing of the Transactions.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Interim Operations of the Company. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Disclosure Schedule, or
(iii) as consented to in writing by Fremont (which consent shall not be unreasonably withheld), after the date hereof:

          (a) the business of the Company and the Company Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, keep available the services of its current officers and key employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it;

          (b) neither the Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares (and associated Rights) reserved for issuance on the date hereof pursuant to the exercise of Stock Options outstanding on the date hereof, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock except (A) pursuant to the Rights Agreement and (B) for a cash dividend in the amount of $0.10 per share declared by the Board of Directors on March 15, 1999 and payable on April 15, 1999; (iv) split, combine or reclassify any shares of any class or series of its stock; or
     (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

          (c) neither the Company nor any of the Company Subsidiaries shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or
     (ii) materially modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

          (d) neither the Company nor any of the Company Subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) materially modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except as described in the Disclosure Schedule as being in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Subsidiaries of the Company); or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate) except in the ordinary course of business consistent with past practice;

          (e) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

          (f) except as otherwise specifically provided in this Agreement, make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice) or to Persons providing management services, except as required by any Plan, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

          (g) except as otherwise specifically contemplated by this Agreement or as specifically set forth in the Disclosure Schedule and except as required by law, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit not required by any Plan to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or (except as required pursuant to any Plan) pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or, except as required by law, amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

          (h) except in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Fremont;

          (i) neither the Company nor any of the Company Subsidiaries shall enter into any contract or transaction relating to the purchase of material assets other than in the ordinary course of business consistent with prior practices;

          (j) neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, or as required by law;

          (k) neither the Company nor any of the Company Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger and the Transactions);

          (l) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

          (m) neither the Company nor any of the Company Subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Stock Purchase or the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein (other than representations and warranties which address matters only at a certain date or dates) inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Fremont, Sub or the holders of Shares to consummate the Merger or the Stock Purchase in accordance with the terms hereof or materially delay such consummation; and

          (n) neither the Company nor any of the Company Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 6.2 Access; Confidentiality. Upon prior notice by Fremont, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Fremont, reasonable access during normal business hours prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to the Fremont (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Fremont may reasonably request. Access shall include the right to conduct such environmental studies as Fremont, in its discretion, shall deem appropriate, subject to the limitations set forth in the preceding sentence. Until the Effective Time, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Financing Documents (as defined in Section 6.3 below) or the Proxy Statement, Fremont will hold, and will cause its officers, employees, accountants, counsel, financing sources and other representatives to hold, any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

     Section 6.3  Reasonable Best Efforts.

     (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Fremont, Sub and the Company agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable, including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any disclosure documents requested by Fremont in order to facilitate financing of any of the Transactions (the "Financing Documents"),
(iii) the use of reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would constrain, prevent or delay the consummation of the Merger and the Transactions, and (iv) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any third party or Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of the Company Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Fremont's or Sub's freedom of action with respect of, or its ability to retain, the Company or any of the Company Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of the Company Subsidiaries, without Fremont's prior written consent.

     (b) Prior to the Closing, and subject to the Confidentiality Agreement, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger, the Stock Purchase, and the other Transactions; provided, however, that Fremont and/or Sub shall not be required to provide the Company with copies of any filings made by Fremont and/or Sub pursuant to the HSR Act. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use its reasonable best efforts to effect such transfers, amendments or modifications.

     (c) The Company and Fremont shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Fremont shall each request early termination of the HSR Act waiting period.

     (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Fremont or Sub to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions.

     (e) Fremont shall use its reasonable best efforts to cause the Debt Financing to be obtained substantially on the terms set forth in the Debt Financing Letters and Schedule 7.2(f) or to obtain alternative financing on terms no more onerous than the terms of the Debt Financing Letters and Schedule 7.2(f).

     (f) The Company agrees to provide, and will cause the Company, the Company Subsidiaries and its and their respective officers, employees and advisers to provide, reasonable cooperation in connection with the arrangement of the Debt Financing; provided that the terms and conditions of such financing may not require, prior to the Effective Time, the payment of any commitment or other similar fees by the Company, or the incurrence of any liabilities by the Company. Subject to Section 10.1(b), the parties acknowledge that the payment of any fees by the Company in connection with the Debt Financing shall be conditioned upon the consummation of the Merger.

     Section 6.4 Proxy Statement; Form S-4. Promptly following the date of this Agreement, the Company shall prepare the preliminary Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. The Company will use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filings. The Company will use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of common stock of the Company following the Merger. The information provided by the Company for use in the Form S-4 and the Proxy Statement, and to be supplied by Fremont and Sub in writing specifically for use in the Form S-4 and the Proxy Statement shall, at the time the Form S-4 becomes effective and at the time of the mailing of the Proxy Statement and on the date of the Special Meeting referred to in Section 1.6, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. The Company, Fremont and Sub each agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading. Fremont, Sub and the Company will cooperate with each other in the preparation of the Form S-4 and the Proxy Statement; without limiting the generality of the foregoing, the Company will notify Fremont as promptly as practicable of the receipt of any comments from the SEC with respect to the Form S-4, of any request by the SEC for any amendment to the Form S-4 or for additional information, and of the effectiveness of the Form S-4. All filings with the SEC, including the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Fremont (which consent or approval by Fremont shall not be unreasonably withheld or delayed). Fremont and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Form S-4 and any preliminary version of the Proxy Statement filed by it and to cause the definitive Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

     Section 6.5  No Solicitation of Competing Transaction.

     (a) The Company (and the Company Subsidiaries and Affiliates of the Company) will not, and the Company (and the Company Subsidiaries and Affiliates of the Company) will use their reasonable best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to knowingly facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Company Subsidiary or

Affiliate or an inquiry with respect thereto or (ii) in the event of an unsolicited written Takeover Proposal for the Company or any Company Subsidiary or Affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Fremont or any of its Affiliates or representatives) relating to any Takeover Proposal. The Company shall notify Fremont as promptly as practicable of any inquiries, expressions of interest, proposals or offers received by the Company or any of the Company's representatives relating to any Takeover Proposal or the possibility or consideration of making a Takeover Proposal (a "Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. At any time prior to adoption of this Agreement by the holders of Shares, the Company Board of Directors may, and may direct its officers, directors, employees, investment bankers, attorneys, accountants and other agents to, in response to any such Takeover Proposal Interest that has been determined by it to be a Superior Proposal (as defined in Section 6.5(d)), that was not solicited by it and that did not otherwise result from a breach of this
Section 6.5(a), (x) furnish information with respect to the Company and the Company Subsidiaries to any Person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement and (y) participate in negotiations regarding such Takeover Proposal. The Company agrees that it shall keep Fremont informed, on a current basis, of the status and terms of any Takeover Proposal Interest.

     (b) As used in this Agreement, "Takeover Proposal" when used in connection with the Company shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner 20% or more of the equity interest in, or 20% or more of the business or assets of, the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person other than pursuant to the Transactions). Notwithstanding the foregoing, a "Takeover Proposal" shall not include any repurchase of Shares by the Company which is consummated without the issuance, directly or indirectly, to any third party of any equity securities of the Company or any Company Subsidiary or of debt securities of the Company or any Company Subsidiary convertible into equity securities, whether by direct issuance, merger or other transaction or series of transactions.

     (c) Nothing contained in this Agreement shall prevent the Company or the Company Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-9 or complying with Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to its stockholders, if, in the good faith judgment of the Company Board of Directors, with the advice of outside counsel, failure to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law (including a duty of candor), (iii) issuing a press release or publicly disclosing the terms of this Agreement in accordance with Section 6.6 hereof; (iv) proceeding with the Transactions or (v) taking any action which in the opinion of outside counsel is required pursuant to a final, non-appealable order entered by a court of competent jurisdiction.

     (d) Neither the Company Board of Directors nor any committee thereof shall
(i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Fremont, the approval or recommendation of the Company Board of Directors or such committee of the Merger, this Agreement and the Transactions, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement, letter of intent, or agreement in principle with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of Shares, the Company Board of Directors determines in good faith, after it has received an unsolicited Superior Proposal (as defined below) in writing that was not solicited in violation of Section 6.5(a) hereof, that, based on the advice of the Company's outside counsel, the failure to do so would be reasonably likely to constitute a breach by the Company Board of Directors of its fiduciary duties to the Company's stockholders, the Company Board of Directors may (subject to this sentence and the following sentences) withdraw, qualify or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any Superior Proposal or, immediately following termination of this Agreement and concurrent payment of the Termination Fee, cause the Company to enter into an agreement with respect to a Superior Proposal, in each case only at a time that is after the third business day following Fremont's receipt of written notice advising Fremont that the Company Board of Directors has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the person making such Superior Proposal and stating that it intends to take one of the foregoing actions. After providing such notice during such three business day period, the Company shall provide a reasonable opportunity to Fremont to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms without taking any of the foregoing actions; provided, however, that any such adjustment shall be at the discretion of Fremont. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by any Person other than Fremont or its Affiliates (an "Offering Party") to enter into a Takeover Proposal which the Company Board of Directors determines in its good faith judgment (based on the opinion of the Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Company Board of Directors, after obtaining the opinion of a financial advisor of nationally recognized reputation, the Offering Party is reasonably able to finance the transaction, and changes to this Agreement that are proposed by Fremont, if any, in response to such Takeover Proposal).

     Section 6.6 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Fremont and the Company. Thereafter, until the Effective Time, or the date the Transactions are terminated or abandoned pursuant to Article VIII, neither the Company, Fremont nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, the Stock Purchase, this Agreement or the other Transactions without prior agreement with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market and, in such event, only after prior consultation with the other party.

     Section 6.7 Notification of Certain Matters. The Company and Fremont shall give prompt notice to each other, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Fremont, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any party.

     Section 6.8  Directors' and Officers' Insurance and Indemnification.

     (a) For six years after the Effective Time, Fremont shall, and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Fremont or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under applicable Delaware law, and the terms of the Company's certificate of incorporation or the by-laws or similar organizational documents, as in effect at the date hereof (which, except as otherwise set forth herein, will survive the Merger and continue in full force and effect after the Effective Time); provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Without limiting the foregoing, (i) Fremont shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Party with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled

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

to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by Fremont or the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

     (b) The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Time; provided, that there may be substituted therefor policies of providing at least as favorable coverage and amounts containing terms no less favorable to such former directors or officers so long as such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Company be required to pay aggregate premiums for insurance under this Section 6.8(b) in excess of 300% of the aggregate premiums paid by the Company in 1998 on an annualized basis for such purpose; and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.8(b) for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 300% of the aggregate premiums paid by the Company in 1998 on an annualized basis for such purpose.

     (c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and successors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise. The Surviving Corporation shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party which is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided for in this Section 6.8.

     (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 6.8, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.8 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

     Section 6.9 State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board of Directors of the Company. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the Merger, the Stock Purchase or the other Transactions, the Company shall take reasonable steps to assist in any effort by Fremont to render such statute inapplicable to all of the foregoing.

     Section 6.10 Actions Regarding the Rights. The Company shall not, except as specifically provided herein, (i) modify or waive the terms of its Rights Agreement, or (ii) take any action to redeem the Rights; provided, however, that the Company may take any action necessary to prevent or delay a Distribution Date (as defined in the Rights Agreement) in the event any Person other than Fremont or an Affiliate of Fremont acquires more than 15% of the outstanding Shares.

     Section 6.11 Recapitalization. The Company shall cooperate with Fremont or the SEC as necessary or appropriate with respect to the reporting of the Transactions as a recapitalization for financial reporting purposes, including, without limitation, assisting Fremont and its Affiliates with any presentation to the SEC with regard to such reporting, including appropriate disclosure with regard to such reporting in all filings with the SEC and mailings to the stockholders of the Company made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Fremont for the approval of Fremont's advisors (which approval shall not be unreasonably withheld) any description of the Transactions which is meant to be disseminated. The Company will use its reasonable best efforts not to take any action that would adversely affect the ability of the Transactions to be accounted for as a recapitalization for financial reporting purposes.

     Section 6.12 Financial Statements. The Company shall promptly prepare at the end of each month and promptly deliver to Fremont upon completion the balance sheet, income statement and statement of

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

cash flows prepared in accordance with GAAP of the Company for each month ended between the date of this Agreement and the Effective Time. The Company shall promptly prepare in accordance with GAAP all financial statements required to be included in the Financing Documents.

     Section 6.13  Employee Plan and Benefit Arrangements.

     (a) From and after the Effective Time, subject to applicable law, the Surviving Corporation will honor obligations incurred pursuant to the Change of Control Benefits Agreements described on Section 4.10 of the Disclosure Schedule.

     (b) For at least one year from the Effective Time, subject to applicable law, Fremont will cause the Surviving Corporation and its Subsidiaries to, and the Surviving Corporation and its Subsidiaries will, provide benefits to their employees which will, in the aggregate, be substantially comparable to those currently provided by the Company and its Subsidiaries to their employees. Notwithstanding the foregoing, nothing herein shall obligate or require the Surviving Corporation or any of its Subsidiaries to provide its employees with a plan or arrangement similar to the equity-based compensation plans currently maintained by the Company.

     Section 6.14 NASDAQ Listing. Neither the Company nor Fremont will take any action, for at least three years after the Effective Time, to cause the Shares to be delisted from The NASDAQ National Market System; provided, however, that Fremont may cause or permit the Shares to be delisted in connection with a transaction which results in the termination of registration of such securities under Section 12 of the Exchange Act.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to the Stock Purchase. The respective obligations of each party to effect the Stock Purchase shall be subject to the satisfaction (or waiver by each party) at or prior to the Stock Purchase Closing Date of the conditions to the Merger set forth in Sections 7.2, 7.3 and 7.4 hereof other than the condition set forth in Section 7.4(e).

     Section 7.2  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Fremont or Sub, as the case may be, to the extent permitted by applicable law:

          (a) The vote of the stockholders necessary for the approval of the Merger, the approval and adoption of this Agreement, the approval of the Amendment, the approval of the Stock Purchase and the approval of the New Option Plan shall have been obtained;

          (b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making any of the Transactions illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions;

          (c) The applicable waiting period under the HSR Act shall have expired or been terminated;

          (d) The Board of Directors of the Company shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to it, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions, including the Debt Financings;

          (e) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

          (f) The Company shall have received the Debt Financing substantially on the terms contemplated by the Debt Financing Letters and Schedule 7.2(f) or alternative financing on terms no less favorable than those set forth in the Debt Financing Letters and Schedule 7.2(f).

     Section 7.3 Conditions to the Obligations of Fremont and Sub. The obligations of Fremont and Sub to consummate the Merger are subject to the satisfaction (or waiver by Fremont) of the following further conditions:

          (a) The representations and warranties made by the Company herein shall be true and correct in all material respects (except for representations qualified by materiality or Company Material Adverse Effect which shall be correct in all respects) on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations qualified by materiality or material adverse effect which shall be correct in all respects) only as of such specific date or time, provided that, notwithstanding any other term or provision hereof, the entering into or modification or amendment of any contract or agreement, in form and substance mutually agreeable to the parties hereto, in contemplation of the completion of the Merger (including, without limitation, employment agreements (and the options granted pursuant thereto), any option plan, any management services agreement and any indemnity agreements) shall not be deemed to cause any breach of, or inaccuracy in, any of the representations and warranties or covenants of the parties contained in this Agreement;

          (b) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (c) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

          (d) The Amendment shall have been filed with the Secretary of State of the State of Delaware;

          (e) The Company shall have furnished Fremont with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President to the effect that the conditions set forth in Sections 7.3(a),
     (b) and (c) have been satisfied; and

          (f) The Company and Fremont (or an Affiliate of Fremont) shall have entered into a management services agreement, to be effective upon the Effective Time, in the form attached hereto as Exhibit C.

     Section 7.4 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

          (a) The representations and warranties made by Fremont and Sub herein shall be true and correct in all material respects (except for representations qualified by materiality or material adverse effect which shall be correct in all respects) on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations qualified by materiality or material adverse effect which shall be correct in all respects) only as of such specific date or time;

          (b) Each of Fremont and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Fremont or Sub, as the case may be, at or prior to the Effective Time;

          (c) Since the date of this Agreement, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Fremont or Sub;

          (d) Fremont shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by any duly authorized officer to the effect that the conditions set forth in Sections 7.4(a) through (c) have been satisfied; and

          (e) Fremont (and/or its assignee(s)) shall have purchased the Preferred Shares.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger, the Stock Purchase and other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof (and regardless of any time that may have elapsed since the event giving rise to the right to terminate hereunder) solely as follows:

          (a) By the mutual consent of Fremont and the Board of Directors of the Company.

          (b) By either of the Company Board of Directors or Fremont, as follows:

             (i) if the Merger shall not have occurred on or prior to September 30, 1999; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By the Company Board of Directors, as follows:

             (i) if Fremont or Sub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

             (ii) if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof.

             (iii) if the Company enters into a written agreement with respect to a Superior Proposal.

          (d) By Fremont, as follows:

             (i) if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect;

             (ii) if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

             (iii) if any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) (an "Acquiring Person"), other than Fremont or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right, or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company; or

             (iv) if the Company Board of Directors shall have (i) failed to include in the Proxy Statement, its recommendation without modification or qualification that such stockholders approve this Agreement, the Merger and the Transactions, (ii) withdrawn, modified or qualified such recommendation in a manner adverse to the interests of Fremont or (iii) approved or recommended any Superior Proposal.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and except for the obligation of the parties under the Confidentiality Agreement, as set forth in Section 6.2 hereof, this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Fremont, Sub or the Company (or any of their directors, officers, employees, agents, legal and financial advisors or other representatives) except (A) for fraud or for material breach of this Agreement and/or (B) as set forth in Section 10.1 hereof; provided, however, that (x) the aggregate amount payable by the Company pursuant to this Agreement (including
Section 10.1 hereof) with respect to any damages incurred, if any, as a result of any or all material breaches of this Agreement by the Company shall in no event exceed the sum of the Termination Fee and the Termination Expenses and (y) the aggregate amount payable by Fremont and Sub pursuant to this Agreement with respect to any damages incurred, if any, as a result of any or all material breaches of this Agreement by Fremont and/or Sub shall in no event exceed the sum of $15,000,000.

                                   ARTICLE IX

                         DEFINITIONS AND INTERPRETATION

     Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

          "1993 Plan" shall have the meaning set forth in Section 4.3(a).

          "1996 Plan" shall have the meaning set forth in Section 4.3(a).

          "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          "Agreement" or "this Agreement" shall mean this Agreement and Plan of Recapitalization and Merger, together with the Exhibits hereto and the Disclosure Schedule.

          "Amendment" shall have the meaning set forth in Section 1.6(a)(i).

          "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

          "Audit" shall have the meaning set forth in Section 4.13.

          "Balance Sheet" shall mean the most recent audited balance sheet of the Company and its consolidated subsidiaries included in the Financial Statements.

          "Balance Sheet Date" shall mean the date of the Balance Sheet.

          "Cash Election Price" shall have the meaning set forth in Section 2.1(c)(ii).

          "Cash Proration Factor" shall have the meaning set forth in Section 2.4(c)(ii)(A).

          "Closing Date" shall have the meaning set forth in Section 1.3.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning set forth in the preamble.

          "Company Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

          "Company Board of Directors" shall mean the board of directors of the Company.

          "Company Intellectual Property" shall mean all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary or that is necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted or as currently proposed to be conducted.

          "Company Material Adverse Effect" shall have the meaning set forth in
     Section 4.1.

          "Company SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Company since January 1, 1997 under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

          "Company Stock Plans" shall have the meaning set forth in Section 4.12(a).

          "Company Subsidiary" shall mean each Person which is a Subsidiary of the Company.

          "Company's knowledge" or "knowledge of the Company" shall mean the knowledge that each of Robert S. Fremont, Glenn R. Bordfeld, Joel W. Chemers, Charles F. Huber, George J. Bilek, Thomas W. Tomsovic, Scott Roos and Jacques LeFevre have or would possess after reasonable investigation and inquiry.

          "Confidentiality Agreement" shall mean a letter agreement between the Company or the Financial Advisor and Fremont.

          "Copyrights" shall mean U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same.

          "Date Data" shall have the meaning set forth in Section 4.17(e).

          "Date-Sensitive System" shall have the meaning set forth in Section 4.17(e).

          "Debt Financing" shall have the meaning set forth in Section 5.4.

          "DGCL" shall mean the General Corporation Law of the State of Delaware, as now or hereafter amended.

          "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Fremont simultaneously with the execution hereof.

          "Dissenting Shares" shall mean any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal.

          "Effective Time" shall mean the date and time at which the certificate of merger referred to in Section 1.1 is duly filed with the Secretary of State of the State of Delaware or such other date and time as is specified in such certificate of merger as the date and time the Merger becomes effective.

          "Electing Shares" shall have the meaning set forth in Section
     2.1(c)(i).

          "Election Date" shall have the meaning set forth in Section 2.3(c).

          "Environmental Claim" shall mean any claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees and expenses or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

          "Environmental Law" shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including, without limitation, each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning set forth in Section 2.3(b).

          "Exchange Fund" shall have the meaning set forth in Section 2.6(g).

          "Financial Advisor" shall mean William Blair & Company, LLC.

          "Financial Statements" shall mean the financial statements and related notes of the Company included in the Company SEC Documents.

          "Financing Documents" shall have the meaning set forth in Section 6.3(a).

          "Form of Election" shall have the meaning set forth in Section 2.3(c).

          "Form S-4" shall have the meaning set forth in Section 1.6(a)(ii).

          "Fremont" shall have the meaning set forth in the preamble.

          "GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

          "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Party" shall mean each present and former officer and director of the Company and the Company Subsidiaries.

          "Intellectual Property" shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

          "Licenses" shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

          "Liens" shall mean any and all liens, claims, charges, security interests, mortgages, title defects or objections, or other encumbrances of any nature whatsoever, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention contracts.

          "Materials of Environmental Concern" shall mean pollutants, contaminants, toxic or hazardous substances, materials and wastes, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon and lead or lead-based paints and materials.

          "Merger" shall mean the merger of Sub into the Company referred to in the Recitals.

          "Merger Consideration" shall have the meaning set forth in Section 2.1(c).

          "Non-Cash Election" shall have the meaning set forth in Section
     2.3(a).

          "Non-Cash Election Number" shall have the meaning set forth in Section 2.4(a).

          "Non-Cash Election Share" shall have the meaning set forth in Section 2.1(c)(i).

          "Non-Cash Proration Factor" shall have the meaning set forth in
     Section 2.4(b)(i).

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

          "Offering Party" shall have the meaning set forth in Section 6.5(d).

          "Patents" shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Plan" shall mean a plan, program, agreement, arrangement or program required to be included in the Disclosure Schedule pursuant to Section 4.12(a).

          "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Preferred Shares" shall have the meaning set forth in Section 3.2(a).

          "Preferred Stock" shall have the meaning set forth in Section 3.1.

          "Proxy Statement" shall mean the proxy statement to be filed by the Company with the SEC pursuant to Section 1.6(a)(ii), together with all amendments and supplements thereto and including the exhibits thereto.

          "Purchase Price" shall have the meaning set forth in Section 3.3.

          "Rights" shall mean the rights to purchase Shares granted pursuant to the Rights Agreement.

          "Rights Agreement" shall mean the Rights Agreement between the Company and The First National Bank of Chicago, as Rights Agent, dated as of August 3, 1989.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Section 203 Approval" shall mean the action taken by the Company Board of Directors referred to in Section 4.5 causing Section 203 of the DGCL not to apply to this Agreement or the other Transactions.

          "Series A Preferred" shall have the meaning set forth in Section 3.1.

          "Shares" shall mean the shares of common stock, par value $0.01, of the Company, including, for all purposes of this Agreement, the associated Rights.

          "Special Meeting" shall mean the special meeting of stockholders of the Company referred to in Section 1.6(a)(i).

          "Stock Option" shall mean an option to purchase Shares granted pursuant to the Company's 1993 Stock Option Plan or pursuant to the Company's 1996 Employee Stock Purchase Plan.

          "Stock Purchase" shall have the meaning set forth in the Recitals.

          "Sub" shall have the meaning set forth in the preamble.

          "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such party or any other Subsidiary of such party general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

          "Superior Proposal" shall have the meaning set forth in Section
     6.5(d).

          "Surviving Corporation" shall mean the successor or surviving corporation in the Merger.

          "Takeover Proposal" shall have the meaning set forth in Section
     6.5(b).

          "Takeover Proposal Interest" shall have the meaning set forth in
     Section 6.5(a).

          "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Tax Authority.

          "Tax Authority" shall mean any Governmental Authority responsible for the imposition of Taxes.

          "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or other statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Termination Fee" shall mean the sum of $12,000,000 in U.S. currency.

          "Title IV Plan" shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          "Trademarks" shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

          "Trade Secrets" shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including, but not limited to, business information.

          "Transactions" shall mean the transactions provided for or contemplated by this Agreement, including, but not limited to, the Merger, the Stock Purchase and the creation of the New Option Plan.

          "Trigger Event" shall have the meaning set forth in Section 10.1(a).

          "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

          "WARN Act" shall have the meaning set forth in Section 4.19(b).

          "Year 2000 Compliant" shall have the meaning set forth in Section 4.17(e).

     Section 9.2  Interpretation.

     (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

     (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

     (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

     (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

     (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1  Fees and Expenses.

     (a) If (x) Fremont shall terminate this Agreement pursuant to Section 8.1(d)(iii) or 8.1(d)(iv) hereof or the Company Board of Directors shall terminate this Agreement pursuant to Section 8.1(c)(iii), or (y) Fremont shall terminate this Agreement pursuant to Section 8.1(d)(i) or 8.1(d)(ii) hereof, or the Company Board of Directors shall terminate this Agreement pursuant to
Section 8.1(c)(ii) hereof, and, in any event, either (i) (A) prior to the time of the Special Meeting there had been a publicly disclosed Takeover Proposal Interest and (B) within one year of any such termination under this clause
(y)(i), a definitive agreement is entered into with the Company or is consummated with respect to a Takeover Proposal or similar business combination or (ii) (A) prior to the time of the Special Meeting there had been a Takeover Proposal Interest (whether or not publicly disclosed) and (B) within one year of any such termination under this clause (y)(ii), a definitive agreement is entered into between the Company and a Person who made any such Takeover Proposal Interest or is consummated by a Person who made any such Takeover Proposal Interest, in either case described in this clause (B) with respect to a transaction that is superior in value to the Transactions, then, in any such case as described in clause (x) or (y) (each such case of termination being referred to as a "Trigger Event"), the Company shall (i) pay to Fremont (not later than simultaneously with any such Trigger Event) the Termination Fee and
(ii) promptly after being furnished documentation in respect thereto by Fremont, pay, or reimburse Fremont for, all reasonable out-of-pocket fees and expenses actually paid or incurred by Fremont, Sub and their Affiliates (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources but excluding any fees payable to Fremont, Sub or any of their respective affiliates) in connection with the Merger and the consummation of the Transactions contemplated by this Agreement (the "Termination Expenses") up to a maximum amount of $3,000,000; provided, however, that in the event that Fremont or the Company Board of Directors shall terminate this Agreement pursuant to Section 8.1(d)(ii) or
Section 8.1(c)(ii) hereof, respectively, and either (X) prior to the time of the Special Meeting there had been a publicly disclosed Takeover Proposal Interest notwithstanding that none of the events described in clause (y)(i)(B) has yet occurred, or (Y) prior to the time of the Special Meeting there had been a Takeover Proposal Interest (whether publicly disclosed or not) and within one year of such termination, a definitive agreement is entered into with the Company or is consummated with respect to a Takeover Proposal or similar business combination, the Company shall promptly, after being furnished documentation in respect thereto by Fremont, pay the Termination Expenses, up to a maximum of $3,000,000.

     (b) Upon the Effective Time, all reasonable out-of-pocket costs and expenses incurred by each party hereto in connection with this Agreement and the Transactions (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the Company, or the Company shall promptly reimburse such party, as the case may be, and a transaction fee equal to $4,540,000 shall be paid to Fremont by the Company.

     (c) Except as otherwise specifically provided in this Section 10.1 each party shall bear its own expenses in connection with this Agreement and the Transactions.

     (d) Notwithstanding anything to the contrary in this Agreement, in no event shall there be more than one payment each of the Termination Fee and the Termination Expenses.

     Section 10.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Board of Managers or Boards of Directors, as applicable, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

     Section 10.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Fremont or Sub, to:

            Fremont Investors I, LLC
            50 Fremont Street; Ste. 3700
            San Francisco, CA 94105
            Attention: Mark Williamson and Kevin Baker
            Telephone No.: (415) 284-8701
            Telecopy No.: (415) 512-7121

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            Four Embarcadero Center, Suite 3800
            San Francisco, California 94111
            Attention: Kenton J. King, Esq.
            Telephone No.: (415) 984-6400
            Telecopy No.: (415) 984-2698

        (b) if to the Company, to:

            Juno Lighting, Inc.
            1300 S. Wolf Road
            P.O. Box 5065
            Des Plaines, Illinois 60017
            Attention: Robert S. Fremont
            Telephone No.: (847) 827-9880
            Telecopy No.: (847) 813-8201

            with a copy to:

            Sonnenschein Nath & Rosenthal
            8000 Sears Tower
            Chicago, IL 60606-6404
            Attention: Julius Lewis
            Telephone No.: (312) 876-8000
            Telecopy No.: (312) 876-7934

     Section 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except with respect to Section 6.8 and 6.13(a) hereof, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

     Section 10.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 10.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

     Section 10.10 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 10.11 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Fremont may assign, in part, its right to purchase Preferred Shares and Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Fremont or to any direct or indirect wholly owned Subsidiary of Fremont provided that any such assignment by Fremont or Sub shall not relieve it of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns

     IN WITNESS WHEREOF, Fremont, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          FREMONT INVESTORS I, LLC

                                          By: /s/ M. N. WILLIAMSON
                                            ------------------------------------
                                              Name: M. N. Williamson
                                              Title: Vice President, CFO

                                          JUNO LIGHTING, INC.

                                          By: /s/ ROBERT S. FREMONT
                                            ------------------------------------
                                              Name: Robert S. Fremont
                                              Title: Chief Executive Officer and
                                              Chairman

                                          JUPITER ACQUISITION CORP.

                                          By: /s/ KEVIN BAKER
                                            ------------------------------------
                                              Name: Kevin Baker
                                              Title: Vice President & Secretary

     The undersigned, Fremont Partners, L.P., a Delaware limited partnership, hereby undertakes and agrees to cause each of Fremont and Sub to perform its obligations and agreements under this Agreement and the undersigned expressly agrees to be liable for such obligations and agreements in the event Fremont or Sub fails to perform any of its obligations or agreements under this Agreement; provided, however, that this undertaking and agreement shall terminate at the Effective Time. The undersigned hereby represents and warrants to the Company that (i) it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this Agreement by it,
(iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its organizational documents, and (iv) this Agreement is the legal, valid and binding obligation of Fremont Partners, L.P., enforceable in accordance with its terms.

                                          FREMONT PARTNERS, L.P.

                                          By: FP Advisors, L.L.C.
                                          Its: General Partner

                                             By: Fremont Group, L.L.C.
                                             Its: Managing Member

                                             By: Fremont Investors, Inc.
                                             Its: Manager

                                                By:      /s/ R.S. KOPF
                                                  ------------------------------
                                                    Name: R.S. Kopf
                                                    Title: Managing Director

                                                                         ANNEX B

                           [WILLIAM BLAIR LETTERHEAD]

                                                                  March 26, 1999

Board of Directors
Juno Lighting, Inc.
1300 S. Wolf Road
P.O. Box 5065
Des Plaines, Illinois 60017-5065

Dear Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of Juno Lighting, Inc. (the "Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Recapitalization and Merger dated as of March 26, 1999 (the "Merger Agreement") by and among the Company, Fremont Investors I, LLC ("Parent") and Jupiter Acquisition Corp., a wholly-owned subsidiary of Parent ("Purchaser").

     Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, Purchaser will be merged (the "Merger") into the Company in a merger in which each of the outstanding shares of common stock of the Company will be converted at the election of the holder thereof into either (i) the right to receive $25.00 in cash, or (ii) the right to retain one share of common stock of the Company, subject to proration as more fully described in the Merger Agreement (the "Stock Consideration"); provided that the aggregate number of shares of common stock to be converted into the Stock Consideration will be 2,400,000. In addition, pursuant to the terms of, and subject to the conditions of the Merger Agreement, simultaneously with the closing of the Merger, the Company will sell to Parent, and Parent will buy from the Company, 1,060,000 shares of Series A Preferred Stock of the Company, containing the terms set forth in the Amended and Restated Certificate of Incorporation attached as an Exhibit to the Merger Agreement (the "Amended Certificate") (the "Preferred Stock Issuance" and, together with the Merger, the "Transactions").

     We have acted as financial advisor to the Company in connection with the Transactions. In connection with our review of the Transactions and the preparation of our opinion herein, we have: (a) reviewed the terms and conditions of the Merger Agreement (including the Amended Certificate) and the financial terms of the Transactions as set forth in the Merger Agreement (including the Amended Certificate); (b) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization of both the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (c) analyzed certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial projections and information regarding certain pro forma effects on the Company's capital structure after giving effect to the Transactions; (d) discussed the past and current operations and financial condition and prospects of the Company with senior executives of the Company;
(e) reviewed the historical market prices and trading volume of the common stock of the Company; (f) reviewed the financial terms, to the extent publicly available, of selected actual business combinations we believe to be relevant; and (g) performed such other analyses as we have deemed appropriate. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

     We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts and information regarding certain pro forma effects on the Company's capital structure after giving effect to the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, as to the future financial performance of the Company and as to such pro forma effects on the Company's capital structure, respectively. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion relates to financial fairness only, and we express no opinion as to the appropriateness of the financial structure or the soundness of the financial condition of the Company subsequent to the consummation of the Merger. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion (except as provided in the Merger Agreement). We have further assumed, with your consent, that the Merger will be accounted for as a recapitalization under generally accepted accounting principles.

     In rendering our opinion, we have assumed that the Transactions will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transactions will not have an adverse effect on the Company.

     William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Merger, and indemnify us against certain liabilities. William Blair & Company has provided investment banking and financial advisory services to the Company in the past for which we have received customary compensation.

     We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time or as to the effect of the Transactions on the trading price of the common stock of the Company. Such trading price may be effected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the effective date of the Transactions, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Transactions on terms and conditions that are acceptable to all parties at interest.

     Our engagement and the opinion expressed herein are solely for the benefit of the Company's Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon the Company, Shareholders of the Company or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in a proxy statement mailed to Shareholders by the Company with respect to the Transactions and the Form S-4 to be filed with the Securities and Exchange Commission in connection with the Transactions.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of March 26, 1999, the consideration to be received by the Shareholders of the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such Shareholders.

                                          Very truly yours,

                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX C

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                              JUNO LIGHTING, INC.

     Juno Lighting, Inc. (the "Corporation"), a corporation organized and duly existing under the General Corporation Law of the State of Delaware (the "GCL") does hereby certify as follows:

          (a) The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on July 13, 1983.

          (b) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the GCL.

          (c) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented (the "Certificate of Incorporation").

          (d) The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

             FIRST: The name of the Corporation is Juno Lighting, Inc. (hereinafter the "Corporation").

             SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company

             THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

             FOURTH:

                A. The total number of shares of stock which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of capital stock, consisting of Forty-Five Million (45,000,000) shares of Common Stock, each having a par value of $0.001 per share, and Five Million (5,000,000) shares of Preferred Stock, each having a par value of $0.001 per share, of which One Million Sixty Thousand (1,060,000) shares shall be designated Series A Convertible Preferred Stock (the "Series A Preferred").

                B. The Board of Directors is expressly authorized to provide for the issuance of all or any of the remaining shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
           (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

                C. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

1. Dividends

     (a) The holders of shares of Series A Preferred shall be entitled to receive, whether or not declared by the Board of Directors, cumulative quarterly dividends equal to the greater of: (i) dividends which would have been payable to such holders of shares of Series A Preferred in such quarter had such holders converted such shares of Series A Preferred into Common Stock immediately prior to the record date of any dividend declared on the Common Stock in such quarter, or (ii) 2% of the Stated Amount (as defined below) per share. Dividends payable in respect of outstanding shares of Series A Preferred shall begin to accrue and compound quarterly (by virtue of the increase to the Stated Amount per share in accordance with Section 1(b) hereof) on the last day of each of November, February, May and August in each year (each such date being a "Quarterly Dividend Accrual Date") commencing in respect of each outstanding share of Series A Preferred on the first Quarterly Dividend Accrual Date occurring on or after the date that the first share of Preferred Stock is issued (the "Original Issuance Date"), and continuing up to and including the last Quarterly Dividend Accrual Date occurring on or prior to the fifth anniversary of the Original Issuance Date (the "Final Quarterly Dividend Accrual Date"). For purposes hereof, the Stated Amount shall mean $100 per share, as adjusted pursuant to
Section 1(b).

     (b) The dividend set forth in Section 1(a) hereof shall be not be payable in cash, but shall be payable by an increase, effective on each Quarterly Dividend Accrual Date, in the Stated Amount Per Share equal to all dividends which have accumulated on each outstanding share of Series A Preferred during the quarterly period ending on the Quarterly Dividend Accrual Date (or for such shorter period beginning on the date of issuance in the case of the initial Quarterly Dividend Accrual Date).

     (c) With respect to periods after the Final Quarterly Dividend Accrual Date, the holders of shares of Series A Preferred shall be entitled to receive, on the last day of such fiscal quarter and each fiscal quarter thereafter (each such date, a "Cash Dividend Payment Date") out of funds legally available for such purpose, cash dividends in an amount equal to the greater of: (i) dividends which would have been payable to such holders of shares of Series A Preferred in such quarter had such holders converted such shares of Series A Preferred into Common Stock immediately prior to the record date of any dividend declared on the Common Stock in such quarter, or (ii) 2% of the Stated Amount then in effect. Such dividends shall be cumulative and shall accrue from and after each Cash Dividend Payment Date whether or not declared by the Board of Directors and whether or not there are any funds of the Corporation legally available for the payment of dividends. Accrued but unpaid dividends shall not bear interest.

     (d) The Board of Directors of the Corporation may fix a record date for the determination of holders of Series A Preferred entitled to receive payment of a dividend thereon pursuant to Section 1(a) or Section 1(c) hereof, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof. All cash payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     (e) As long as any shares of Series A Preferred shall remain outstanding, in no event shall any dividend be declared or paid upon, nor shall any distribution be made upon, any capital stock of the Corporation other than the Series A Preferred ("Junior Capital Stock"), including the Common Stock, other than a dividend or distribution payable solely in shares of Common Stock, nor shall any Junior Capital Stock be purchased or redeemed by the Corporation, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of shares of any Junior Capital Stock, unless, in each such case, (i) full cumulative dividends payable pursuant to Section 1(c) hereof on the outstanding shares of Series A Preferred have been declared and paid and (ii) any arrears or defaults in any redemption of shares of Series A Preferred shall have been cured.

2. Protective Provisions

     So long as at least 500,000 shares of Series A Preferred shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of then-outstanding shares of Series A Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not:

          (a) authorize or create any class or series, or any shares of any class or series, of capital stock of the Corporation having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over the Series A Preferred ("Senior Stock");

          (b) authorize or create any class or series, or any shares of any class or series, of capital stock of the Corporation ranking on parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred ("Parity Stock"); or

          (c) reclassify, convert or exchange any shares of any capital stock of the Corporation into shares of Senior Stock or Parity Stock;

          (d) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock;

          (e) amend, alter, repeal or waive any provision of the Corporation's Certificate of Incorporation, as it may be amended from time to time, or the Corporation's By-Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred Stock;

          (f) redeem or repurchase any, shares of Junior Capital Stock, other than from time to time during the period in which shares of Series A Preferred Stock are outstanding, redemptions or repurchases of Junior Stock held by management of the Corporation in connection with termination of employment, retirement and similar circumstances; or

          (g) increase or decrease the number of authorized shares of Preferred Stock, Common Stock or any other capital stock of the Company.

3. Redemption

     (a) Subject to the provisions of any credit agreement, loan agreement or indenture entered into by the Corporation, the Corporation may, at any time after the ninth anniversary of the original Issuance Date, redeem, out of funds legally available therefor, all, but not less than all, outstanding shares of Series A Preferred Stock by paying for each share of Series A Preferred an amount in cash equal to the Stated Amount then in effect plus the amount of any accumulated but unpaid cash dividends as of the Redemption Date (as defined below).

     (b) Notice of any redemption of shares of Series A Preferred pursuant to
Section 3(a) (the "Redemption Notice") shall be mailed not less than 60 days prior to the date fixed for redemption to each holder of shares of Series A Preferred to be redeemed, at such holder's address as it appears on the transfer books of the Corporation, notifying each such holder of the redemption to be effected and specifying the redemption date (the "Redemption Date"), redemption price (the "Redemption Price"), the place at which payment may be obtained and requesting each such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series A Preferred to be redeemed. On or after the Redemption Date, each holder of Series A Preferred who has not previously elected to convert its shares of Series A Preferred into Common Stock pursuant to Section 5 hereof shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In order to facilitate the redemption of shares of Series A Preferred, the Board may fix a record date for the determination of the holders of shares of Series A Preferred to be redeemed, not more than 60 days or less than 10 days prior to the date fixed for such redemption.

     (c) From and after any Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (d) On or prior to any Redemption Date, the Corporation shall deposit the aggregate Redemption Price of all shares of Series A Preferred with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares of Series A Preferred not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to section 3(b) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 3(d) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section 5 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 3(d) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of the Board of Directors.

4. Liquidation, Dissolution or Winding Up

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any shares of Junior Capital Stock by reason of their ownership thereof, an amount (the "Liquidation Preference") equal to the greater of (i) the amount the holders of Series A Preferred would have received had they converted their shares of Preferred Stock into Common Stock, in accordance with the provisions of Section 5 hereof, immediately prior to such liquidation, dissolution or winding up and (ii) the Stated Amount then in effect plus (A) if such liquidation, dissolution or winding up occurs prior to the Final Quarterly Dividend Accrual Date, the increase in the Stated Amount which would have occurred on the Quarterly Dividend Accrual Date next following such liquidation, dissolution or winding up, pro rated to the date of such liquidation, dissolution or winding up or (B) if such liquidation, dissolution or winding up occurs after the Final Quarterly Dividend Accrual Date, the amount of any accumulated but unpaid cash dividends as of the date of such event. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred the full amount to which they shall be entitled pursuant to this
Section 4(a), the holders of shares of Series A Preferred, and any other shares ranking on a parity therewith, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (b) After the payment of all amounts required to be paid pursuant to
Section 4(a) to the holders of shares of Series A Preferred, and any other shares ranking on a parity therewith, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Capital Stock then outstanding shall share in any distribution of the remaining assets and funds of the Corporation in the manner provided by law, in the Restated Certificate of Incorporation of the Corporation, as amended, or as provided in any pertinent Certificate of Designations of the Corporation, as the case may be.

     (c) For purposes of this Section 4, (i) any acquisition of the Corporation by means of a merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), (ii) any other transaction or series of transactions which result in the voting securities of the Company outstanding immediately prior thereto representing less than 50% of the combined voting power of the Corporation immediately after such transaction or (iii) any sale of all or substantially all of the assets of the Corporation other than to a subsidiary of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Preferred Stock to receive at the closing of such transaction the Liquidation Preference.

5. Conversion

     (a) Subject to the terms and conditions of this Section 5, the holder of any share or shares of Series A Preferred shall have the right, at his, her or its option at any time, to convert any such shares of Series A Preferred into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by dividing (i) the Stated Amount per share then in effect plus (A) if such conversion occurs prior to the Final Quarterly Dividend Accrual Date, the increase in the Stated Amount which would have occurred on the Quarterly Dividend Accrual Date next following such conversion, pro rated to the date of such conversion or (B) if such conversion occurs after the Final Quarterly Dividend Accrual Date, the amount of any accumulated but unpaid cash dividends as of the date of such conversion, by (ii) the conversion price of $26.25 per share, or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series A Preferred are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Conversion Price"). Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series A Preferred) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock shall be issued.

     (b) Promptly after the receipt by the Corporation of the written notice referred to in Section 5(a) above and surrender of the certificate or certificates for the share or shares of the Series A Preferred to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such shares or shares of Series A Preferred shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

     (c) (i) No fractional shares shall be issued upon conversion of the Series A Preferred into Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If any fractional interest in a share of Common Stock would, except for the provisions of this Section 5(c), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional interest based upon the closing price of the Common Stock on the NASDAQ National Market or, any other national securities exchange on which such Common Stock is then traded, on the trading day prior to the date of the notice of conversion, or if such Common Stock is not then traded on a national securities exchange, as determined in good faith by the Board of Directors of the Corporation.

     (ii) In case the number of shares of Series A Preferred represented by the certificate or certificates surrendered pursuant to Section 5(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

     (d) In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration (other than any dividend or distribution made pursuant to any rights agreement entered into by the Company after the date hereof, the terms of which provide for a dividend or distribution to be made upon the occurrence of events substantially similar to those events which would have resulted in a dividend or distribution under the terms of that certain Rights Agreement between the Company and The First National Bank of Chicago, as Rights Agent, dated as of August 3, 1989, as in effect immediately prior to the date hereof (any such dividend or distribution, a "Rights Plan Distribution")), or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event that the then outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price for the Series A Preferred in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the then outstanding shares of Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (e) In the event that the Corporation shall declare or pay, without consideration, any dividend or other distribution on the then outstanding shares of Common Stock payable in securities of the Corporation other than Common Stock or in any right to acquire securities of the Corporation other than Common Stock for no consideration (other than a Rights Plan Distribution) and other than as otherwise adjusted in this Section 5, then in each such event provision shall be made so that the holders of the Series A Preferred shall be entitled to receive a proportionate share of any such dividend or distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such dividend or other distribution.

     (f) If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(d) above or a merger or other reorganization referred to in Section 4(c) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class of classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred after the capital reorganization, reclassification or other action to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after such action and be as nearly equivalent as possible.

     (g) Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series A Preferred at the address of such holder as shown on the books of the Corporation (or its transfer agent, if any), which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (h) In case at any time:

          (i) the Corporation shall declare any dividend upon its Common stock or make any other distribution to the holders of its Common Stock;

          (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

          (iii) there shall be any reorganization, recapitalization or reclassification of the capital stock of the Corporation (a
     "Reorganization") or the Corporation shall enter into an agreement with respect to any transaction described in Section 4(c) hereof (a "Change of Control Transaction"); or

          (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Preferred at the address of such holder as shown on the books of the Corporation (or its transfer agent, if any), (A) at least 15 days' prior written notice of the date on which the books of the Corporation (or its transfer agent) shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Reorganization or Change of Control Transaction, and (B) in the case of any such Reorganization or Change of Control Transaction, at least 15 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Reorganization or Change of Control Transaction, as the case may be.

     (i) All outstanding shares of Convertible Preferred Stock shall, at the option of the Corporation, be automatically converted into Common Stock, in accordance with the provisions of this Section 5, if at any time the number of outstanding shares of Series A Preferred is less than or equal to 250,000.

     (j) The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges arising out of or by reason of the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed.

     (k) Shares of Series A Preferred that are converted into shares of Common Stock as provided herein shall not be reissued.

     (l) The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Series A Preferred which is being converted.

     (m) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

     6. Voting Except as otherwise provided by law or in Section 2 above, the holders of the Series A Preferred shall vote together with the holders of Common Stock on all matters to be voted on by the stockholders of the Corporation, and each holder of Series A Preferred shall be entitled to one vote for each whole share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred held by such holder on the record date for the determination of stockholders entitled to vote.

     SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (2) The directors shall have concurrent power with the stock holders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

     (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no ByLaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the President of the Corporation hereby declare and certify that this is my act and deed and the facts herein stated are true,
and accordingly have hereunto set my hand this      day of           , 1999.

                                          --------------------------------------
                                          Name:
                                          Title:

                                                                         ANNEX D

                              JUNO LIGHTING, INC.

                      1999 STOCK AWARD AND INCENTIVE PLAN

                              JUNO LIGHTING, INC.

                      1999 STOCK AWARD AND INCENTIVE PLAN

1. PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

     The purpose of the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan (the "Plan") is to afford an incentive to directors (including non-employee directors), selected employees and independent contractors of Juno Lighting, Inc. (the "Company"), or any Subsidiary or Affiliate which now exists or hereafter is organized or acquired, to acquire a proprietary interest in the Company, to continue as directors, employees or independent contractors, as the case may be, to increase their efforts on behalf of the Company and to promote the success of the Company's business in the interest of its stockholders. Pursuant to Section 6 of the Plan, there may be granted Stock Options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights and limited stock appreciation rights (either in connection with options granted under the Plan or independently of options), restricted stock, restricted stock units, dividend equivalents, performance shares and other stock- or cash-based awards. The Plan also provides the authority to make loans to purchase shares of common stock of the Company. The Plan is designed to comply with the requirements of Regulation T (12 C.F.R. Section 220) and Regulation U (12 C.F.R. Section 221) and the requirements for "performance-based compensation" under Section 162(m) of the Code and the conditions for exemption from short-swing profit recovery rules under Rule 16b-3 of the Exchange Act, and shall be interpreted in a manner consistent with the requirements thereof.

2. DEFINITIONS.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Affiliate" means any entity if, at the time of granting of an Award or a Loan, (i) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

          (b) "Award" means any Option, SAR (including a Limited SAR), Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Share or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

          (c) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (d) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Grantee in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his or her death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (e) "Board" means the Board of Directors of the Company.

          (f) "Change in Control" means a change in control of the Company which will be deemed to have occurred if:

             (i) any "person," as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates,
        (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock, or (E) any person or group as used in Rule 13d-1(b) under the Exchange

        Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the combined voting power of the Company's then outstanding securities;

             (ii) there is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 40% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 60% or more of the combined voting power of the Company's then outstanding securities; or

             (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect) other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 40% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their owner ship of the Company immediately prior to such sale.

          (g) "Change in Control Price" means the higher of (i) the highest price per share paid in any transaction constituting a Change in Control or
     (ii) the highest Fair Market Value per share at any time during the 60-day period preceding or following a Change in Control.

          (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (i) "Committee" means the Board or the commit tee established by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Rule 16b-3.

          (j) "Company" means Juno Lighting, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

          (k) "Dividend Equivalent" means a right, granted to a Grantee under
     Section 6(g), to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

          (m) "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean
     (i) the closing sales price per share of Stock on the national securities exchange on which the Stock is principally traded, for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

          (n) "Grantee" means a person who, as an employee or independent contractor of the Company, a Subsidiary or an Affiliate, has been granted an Award or Loan under the Plan.

          (o) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (p) "Limited SAR" means a right granted pursuant to Section 6(c) which shall, in general, be automatically exercised for cash upon a Change in Control.

          (q) "Loan" means the proceeds from the Company borrowed by a Plan participant under Section 8 of the Plan.

          (r) "NQSO" means any Option that is designated as a nonqualified stock option.

          (s) "Option" means a right, granted to a Grantee under Section 6(b), to purchase shares of Stock. An Option may be either an ISO or an NQSO; provided that, ISO's may be granted only to employees of the Company, a Subsidiary or an Affiliate.

          (t) "Other Cash-Based Award" means cash awarded under Section 6(h), including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

          (u) "Other Stock-Based Award" means a right or other interest granted to a Grantee under Section 6(h) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, including, but not limited to (1) unrestricted Stock awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan, and (2) a right granted to a Grantee to acquire Stock from the Company for cash and/or a promissory note containing terms and conditions prescribed by the Committee.

          (v) "Performance Share" means an Award of shares of Stock to a Grantee under Section 6(h) that is subject to restrictions based upon the attainment of specified performance criteria.

          (w) "Plan" means this Juno Lighting, Inc. 1999 Stock Award and Incentive Plan, as amended from time to time.

          (x) "Restricted Stock" means an Award of shares of Stock to a Grantee under Section 6(d) that may be subject to certain restrictions and to a risk of forfeiture.

          (y) "Restricted Stock Unit" means a right granted to a Grantee under
     Section 6(e) to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

          (z) "Rule 16b-3" means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

          (aa) "Stock" means shares of the common stock, par value $.001 per share, of the Company.

          (ab) "SAR" or "Stock Appreciation Right" means the right, granted to a Grantee under Section 6(c), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, or property as specified in the Award or determined by the Committee.

          (ac) "Securities Act" means the Securities Act of 1933, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

          (ad) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Administration.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards and make Loans; to determine the persons to whom and the time or times at which Awards shall be granted and Loans shall be made; to determine the type and number of Awards to be granted and the amount of any Loan, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award or Loan; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to reduce the exercise price of any Stock Option to the then Fair Market Value, if the Fair Market Value of the Stock covered by such Stock Option has declined since the date the Stock Option was granted; to make adjustments in the terms and conditions of, and the criteria and performance objectives (if any) included in, Awards and Loans in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; to designate Affiliates; to construe and interpret the Plan and any Award or Loan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements and any promissory note or agreement related to any Loan (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

     No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted or Loan made hereunder.

4. ELIGIBILITY.

     Subject to the conditions set forth below, Awards and Loans may be granted to directors, including non-employee directors, selected employees and independent contractors of the Company and its present or future Subsidiaries and Affiliates, in the discretion of the Committee. In determining the persons to whom Awards and Loans shall be granted and the type of any Award or the amount of any Loan (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. STOCK SUBJECT TO THE PLAN.

     The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be [940,000] shares of Stock, subject to adjustment as provided herein. No more than 40% of the total shares available for grant may be awarded to a single individual in a single year. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan; provided that, in the case of forfeiture, cancellation, exchange or surrender of shares of Restricted Stock or Restricted Stock Units with respect to which dividends or Dividend Equivalents have been paid or accrued, the number of shares with respect to such Awards shall not be available for Awards hereunder unless, in the case of shares with respect to which dividends or Dividend Equivalents were accrued but unpaid, such dividends and Dividend Equivalents are also forfeited, cancelled, exchanged or surrendered. Upon the exercise of any Award granted in tandem with any other Awards or awards, such related Awards or awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan.

     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share ex change, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Commit tee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other securities which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other securities issued or issuable in respect of outstanding Awards, and
(iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code.

6. SPECIFIC TERMS OF AWARDS.

     (a) General. The term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Commit tee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Commit tee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

     (b) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

          (i) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

          (ii) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be deter mined by the Committee; provided that, in the case of an ISO, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option, and in no event shall the exercise price for the purchase of shares be less than par value. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, or a combination of both, in an amount having a combined value equal to such exercise price. A Grantee may also elect to pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer under circumstances meeting the requirements of 12 C.F.R. Section 220 or any successor thereof.

          (iii) Term and Exercisability of Options. Unless otherwise provided in an Award Agreement, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its designated agent.

          (iv) Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of, or then maintains an independent contractor relationship with, the Company or a Subsidiary or an Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed, or continuously maintained such relationship, since the date of grant of the Option; provided that, the Award Agreement may contain provisions extending the exercisability of Options, in the event of specified terminations, to a date not later than the expiration date of such Option.

          (v) The Committee may require the voluntary surrender of all or a portion of any Option granted under the Plan as a condition precedent to the grant of a new Option. Subject to the provisions of the Plan, such new Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Option is granted. Consistent with the provisions of Section 162(m), to the extent applicable, upon their surrender, Options shall be canceled and the shares previously subject to such canceled Options shall again be available for grants of Options and other Awards hereunder.

          (vi) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

     (c) SARs and Limited SARs. The Committee is authorized to grant SARs and Limited SARs to Grantees on the following terms and conditions:

          (i) In General. Unless the Committee deter mines otherwise, an SAR or a Limited SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. An SAR or Limited SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

          (ii) SARs. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine).

          (iii) Limited SARs. A Limited SAR shall confer on the Grantee a right to receive with respect to each share subject thereto, automatically upon the occurrence of a Change in Control, an amount equal in value to the excess of (1) the Change in Control Price (in the case of a LSAR granted in tandem with an ISO, the Fair Market Value), of one share of Stock on the date of such Change in Control over (2) the grant price of the Limited SAR (which in the case of a Limited SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other Limited SAR shall be such price as the Committee determines); provided that, in the case of a Limited SAR granted to a Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act (a "Section 16 Individual"), such Section 16 Individual shall only be entitled to receive such amount if such Limited SAR has been outstanding for at least six (6) months as of the date of the Change in Control.

     (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

          (i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual, divisional or Company-wide performance goals, sales volume increases or increases in earnings per share. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

          (ii) Forfeiture. Upon termination of employment with or service to the Company, or upon termination of the independent contractor relationship, as the case may be, during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

          (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

          (iv) Dividends. Dividends paid on Restricted Stock shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

     (e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

          (i) Award and Restrictions. Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Restricted Stock Units by the Committee. In addition, Restricted Stock Units shall be subject to such restrictions as the Committee may impose, at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. Such restrictions may include factors relating to the increase in the value of the Stock or to individual or Company performance such as the attainment of certain specified individual, divisional or Company-wide performance goals, sales volume increases or increases in earnings per share.

          (ii) Forfeiture. Upon termination of employment or termination of the independent contractor relation ship during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

     (f) Stock Awards in Lieu of Cash Awards. The Committee is authorized to grant Stock as a bonus, or to grant other Awards, in lieu of Company commitments to pay cash under other plans or compensatory arrangements. Stock or Awards granted hereunder shall have such other terms as shall be determined by the Committee.

          (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Grantees. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

          (h) Performance Shares and Other Stock- or Cash-Based Awards. The Committee is authorized to grant to Grantees Performance Shares and/or Other Stock-Based Awards or Other Cash-Based Awards as an element of or supplement to any other Award under the Plan, as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon performance of the Company or any other factors designated by the Committee, or valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at the date of grant or, to the extent permitted by Section 162(m) of the Code, thereafter; provided, that performance objectives for each year shall be established by the Committee not later than the latest date permissible under Section 162(m) of the Code. Such performance objectives may be expressed in terms of one or more financial or other objective goals. Financial goals may be expressed, for example, in terms of sales, earnings per share, stock price, return on equity, net earnings growth, net earnings, related return ratios, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets or total stockholder return. Other objective goals may include the attainment of various productivity and long-term growth objectives, including, without limitation reductions in the Company's overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms or as compared to another corporation or corporations. To the extent applicable, any such performance objective shall be determined (i) in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon by the Company's independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such performance objective is met. Performance objectives shall include a threshold level of performance below which no Award payment shall be made, levels of performance above which specified percentages of target Awards shall be paid, and a maximum level of performance above which no additional Award shall be paid. Performance objectives established by the Committee may be (but need not be) different from year-to-year and different performance objectives may be applicable to different Grantees.

7. CHANGE IN CONTROL PROVISIONS.

     The following provisions shall apply in the event of a Change of Control unless otherwise determined by the Committee or the Board in writing, at or after the grant of an Award, but prior to the occurrence of such Change in
Control:

          (a) no Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and

          (b) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan shall remain in full force and effect.

8. LOAN PROVISIONS.

     Subject to the provisions of the Plan and all applicable federal and state laws, rules and regulations (including, if applicable, the requirements of Regulation T (12 C.F.R. Section 220) and Regulation U (12 C.F.R. Section 221)), the Committee shall have the authority to make Loans to Grantees (on such terms and conditions as the Committee shall deter mine), to enable such Grantees to purchase shares in connection with the realization of Awards under the Plan. Loans shall be evidenced by a promissory note or other agreement, signed by the borrower, which shall contain provisions for repayment and such other terms and conditions as the Committee shall determine.

9. GENERAL PROVISIONS.

     (a) Approval of Shareholders. The Plan shall take effect upon its adoption by the Board but the Plan (and any grants of Awards made prior to the shareholder approval mentioned herein) shall be subject to ratification by the holder(s) of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which ratification must occur within twelve (12) months of the date that the Plan is adopted by the Board. In the event that the shareholders of the Company do not ratify the Plan at a meeting of the shareholders at which such issue is considered and voted upon, then upon such event the Plan and all rights hereunder shall immediately terminate and no Grantee (or any permitted transferee thereof) shall have any remaining rights under the Plan or any Award Agreement entered into in connection herewith.

     (b) Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

     (c) No Right to Continued Employment, etc. Nothing in the Plan or in any Award or Loan granted or any Award Agreement, promissory note or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of or to continue as an independent contractor of the Company, any subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, promissory note or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment or independent contractor relationship.

     (d) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

     (e) Amendment and Termination of the Plan. The Board may at any time and from time-to-time alter, amend, suspend, or terminate the Plan in whole or in part; provided that, no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3, shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award or Loan theretofore granted under the Plan.

     (f) No Rights to Awards or Loans; No Stockholder Rights. No Grantee shall have any claim to be granted any Award or Loan under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

     (g) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

     (h) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (i) Regulations and Other Approvals.

          (i) The obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

          (ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not accept able to the Committee.

          (iii) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

     (j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

     (k) Effective Date; Plan Termination. The Plan shall take effect upon its adoption by the Board (the "Effective Date"), but the Plan (and any grants of Awards made prior to the stockholder approval mentioned herein), shall be subject to the approval of the holder(s) of a majority of the issued and outstanding shares of voting securities of the Company entitled to vote, which approval must occur within twelve months of the date the Plan is adopted by the Board. In the absence of such approval, such Awards shall be null and void. Notwithstanding the foregoing, the effectiveness of the Plan and the validity of any Award or Loan granted hereunder is conditioned upon the consummation of the merger of Jupiter Acquisition Corp. with and into the Company (the "Merger") and shall be of no force and effect if the Merger is not consummated.

                                                                         ANNEX E

                      GENERAL CORPORATION LAW OF DELAWARE

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by the Delaware General Corporation Law ("DGCL"), the Certificate of Incorporation of Juno provides that no director of Juno shall be personally liable to Juno or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Juno or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violating of law, (iii) under Section 174 of the DGCL (relating to any willful or negligent declaration of an unlawful dividend, stock purchase or redemption) or (iv) for any transaction from which the director derived any improper personal benefits. The effect of this provision is to eliminate the rights of Juno and its stockholders (through stockholders' derivative suits on behalf of Juno) to recover monetary damages against a director for breach of his fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. This provision does not limit the liability of directors under federal securities laws and have no effect on non-monetary remedies that may be available to Juno or its stockholders.

     The By-Laws of Juno provides for indemnification by Juno of its directors and officers to the fullest extent permitted by the DGCL. The By-Laws also provide that Juno may advance litigation expenses to a director, officer, employee or agent upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it is ultimately determined that the director, officer, employee or agent is not entitled to be indemnified by Juno.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT NO.                        EXHIBIT DESCRIPTION
-----------                        -------------------
 2.1           Agreement and Plan of Merger, dated as of March 26, 1999, by and between Fremont Investors I, LLC Jupiter Acquisition
               Corp. and the Registrant (included as Annex A to the proxy statement/ prospectus which forms a part of this
               Registration Statement).
 3.1           Form of Amended and Restated Certificate of Incorporation of
               Juno to become effective upon consummation of the merger
               (included as Annex C to the proxy statement/prospectus which forms a part of this Registration Statement).
 3.2           By-Laws of Juno Lighting, Inc., as amended. Filed as Exhibit
               3.1 to the Company's Annual Report on Form 10-K (SEC File
               No. 0-11631) for the fiscal year ended November 30, 1990 and incorporated herein by reference.
 3.2(a)        Amendment to By-Laws of Juno Lighting, Inc. Filed as Exhibit
               3.1 to the Company's quarterly report on Form 10-Q (SEC File
               No. 0-11631) for the quarter ended May 31, 1991 and
               incorporated herein by reference.
 4.1           Commitment letter, from NationsBank, N.A. and Credit Suisse
               First Boston.
 5.1*          Opinion of Sonnenschein Nath & Rosenthal as to the legality of the securities.
 8.1*          Opinion of Sonnenschein Nath & Rosenthal as to certain tax matters.
10.1           Juno Lighting, Inc. 1993 Stock Option Plan, as amended.
               Filed as Exhibit 10.1 to the Company's quarterly report on
               Form 10-Q (SEC File No. 0-11631) for the quarter ended May
               31, 1994 and incorporated herein by reference.
10.2           Loan Agreement dated as of December 1, 1991 by and between
               Juno Lighting, Inc. and the Indiana Development Finance
               Authority. Filed as Exhibit 10.1 to the Company's Annual
               Report on Form 10-K (SEC File No. 0-11631) for the fiscal
               year ended November 30, 1992 and incorporated herein by
               reference.

EXHIBIT NO.                        EXHIBIT DESCRIPTION
-----------                        -------------------
10.2(a)        Trust Indenture dated as of December 1, 1991 by and between the Indiana Development Finance Authority and First
               Wisconsin Trust Company, as Trustee, with respect to
               Industrial Development Revenue Bonds, Series 1991 (Juno
               Lighting, Inc. Project). Filed as Exhibit 10.1(a) to the
               Company's Annual Report on Form 10-K (SEC File No. 0-11631)
               for the fiscal year ended November 30, 1992 and incorporated herein by reference.
10.3           Agreement among Juno Lighting, Inc., the City of Des Plaines and American National Bank and Trust Company of Chicago.
               Filed as Exhibit 10.1 to the Company's Registration
               Statement on Form S-1, made effective September 1, 1983
               (Registration No. 2-85267) and incorporated herein by
               reference.
10.4           Juno Lighting, Inc. 1983 Stock Option Plan, as amended.
               Filed as Exhibit 10.1 to the Company's Annual Report on Form
               10-K (SEC File No. 0-11631) for the fiscal year ended
               November 30, 1983 and incorporated herein by reference.
10.4(a)        First Amendment to the Juno Lighting, Inc. 1983 Stock Option
               Plan dated April 9, 1986. Filed as Exhibit 10.2(a) to the
               Company's Annual Report on Form 10-K (SEC File No. 0-11631)
               for the fiscal year ended November 30, 1986 and incorporated herein by reference.
10.4(b)        Third Amendment to the Juno Lighting, Inc. 1983 Stock Option
               Plan dated May 6, 1987. Filed as Exhibit 10.2(b) to the
               Company's Annual Report on Form 10-K (SEC File No. 0-11631)
               for the fiscal year ended November 30, 1987 and incorporated herein by reference.
10.4(c)        Fourth Amendment to the Juno Lighting, Inc. 1983 Stock
               Option Plan dated September 24, 1987. Filed as Exhibit
               10.2(c) to the Company's Annual Report on Form 10-K (SEC
               File No. 0-11631) for the fiscal year ended November 30,
               1987 and incorporated herein by reference.
10.4(d)        Fifth Amendment to the Juno Lighting, Inc. 1983 Stock Option
               Plan dated December 3, 1988. Filed as Exhibit 10.2(d) to the
               Company's Annual Report on Form 10-K (SEC File No. 0-11631)
               for the fiscal year ended November 30, 1988 and incorporated herein by reference.
10.5           Agreement dated as of July 1, 1984 among Juno Lighting,
               Inc., the City of Des Plaines, Illinois and American
               National Bank and Trust Company of Chicago. Filed as Exhibit
               10.1(b) to the Company's Registration Statement on Form S-1,
               made effective December 13, 1984 (Registration No. 2-94147)
               and incorporated herein by reference.
10.6           Juno Lighting, Inc. 401(k) Plan, Amended and Restated
               effective December 1, 1987, executed June 1, 1994.
10.6(a)        Juno Lighting, Inc. 401(k) Trust, effective December 1,
               1985, executed June 1, 1994.
10.6(b)        Amendment to Juno Lighting, Inc. 401(k) Plan, effective
               September 1, 1994, executed September 12, 1994.
10.7           Juno Lighting, Inc. Rights Agreement dated as of August 3,
               1989 between Juno Lighting, Inc. and the First National Bank of Chicago, as Rights Agent. Filed as Exhibit 1 to the
               Company's Current Report on Form 8-K (SEC File No. 0-11631)
               filed with the Securities and Exchange Commission on August
               9, 1989 and incorporated herein by reference.
10.7(a)        First Amendment to Juno Lighting, Inc. Rights Agreement
               dated as of June 17, 1991 between Juno Lighting, Inc. and
               The First National Bank of Chicago, as Rights Agent. Filed
               as Exhibit 10.5(a) to the Company's Annual Report on Form
               10-K (SEC File No. 0-11631) for the fiscal year ended
               November 30, 1991 and incorporated herein by reference.
10.7(b)        Second Amendment to Juno Lighting, Inc. Rights Agreement
               dated as of June 17, 1991 between Juno Lighting, Inc. and
               The First Chicago Trust Company of New York, as successor
               Rights Agent to The First National Bank of Chicago. Filed as
               Exhibit 1 to the Company's Current Report on Form 8-K (SEC
               File No. 0-11631) filed with the Securities and Exchange
               Commission on July 17, 1991 and incorporated herein by
               reference.

EXHIBIT NO.                        EXHIBIT DESCRIPTION
-----------                        -------------------
10.7(c)        Third Amendment to Juno Lighting, Inc. Rights Agreement
               dated as of March 26, 1999 between Juno Lighting, Inc. and
               The First Chicago Trust Company, as successor Rights Agent.
               Filed as Exhibit 10.7(c) to the Company's Current Report on
               Form 8-K (SEC File No. 0-11631) filed with the Securities
               and Exchange Commission on March 29, 1999 and incorporated herein by reference.
10.8           Form of Change of Control Benefits Agreement. Filed as
               Exhibit 10.8 to the Company's Annual Report on Form 10-K/A
               (SEC File No. 0-11631) for the fiscal year ended November
               30, 1998, and incorporated herein by reference.
11.1           Computations of Net Income Per Common Share. Filed as
               Exhibit 11.1 to the Company's Annual Report on Form 10-K
               (SEC File No. 011631) for the fiscal year ended November 30,
               1998, and incorporated herein by reference.
21.1           Subsidiaries of the Registrant filed as Exhibit 21.1 to the
               Company's Annual Report on Form 10-K (SEC File No. 011631)
               for the fiscal year ended November 30, 1998, and
               incorporated herein by reference.
23.1           Consent of PricewaterhouseCoopers LLP.
23.2*          Consent of Sonnenschein Nath & Rosenthal (included in
               Exhibit 5.1 and 8.1)
24.1           Powers of Attorney (included on signature page to
               Registration Statement).
99.1*          Non-Cash Election Form to be used in connection with the
               merger.
99.2*          Form of Letter of Transmittal to be used in connection with the merger.
99.3           Consent of William Blair & Company, L.L.C.
99.4*          Consent of Robert Jaunich II to serve as a director of Juno after the merger
99.5*          Consent of Mark N. Williamson to serve as a director of Juno after the merger

-------------------------
* To be filed by amendment

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have either been incorporated by reference or have been omitted as not applicable or not required under the rules of Regulation S-X.

     (c) REPORTS, OPINIONS AND APPRAISALS OF OUTSIDE PARTIES

     The opinion of William Blair & Company, L.L.C. is included as Annex B to the proxy statement/ prospectus.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (b) that every prospectus: (A) that is filed pursuant to paragraph
        (5)(a) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             (a) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (b) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on the 12th day of April, 1999.

                                          JUNO LIGHTING, INC.

                                          By:       /s/  ROBERT S. FREMONT
                                            ------------------------------------
                                                     Robert S. Fremont,
                                                   Chairman of the Board
                                                and Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     Each person whose individual signature appears below hereby authorizes and appoints Robert S. Fremont, George J. Bilek and Julius Lewis, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of April, 1999.

            /s/ ROBERT S. FREMONT                Chairman of the Board of Directors and Chief
---------------------------------------------    Executive Officer (Principal Executive Officer)
              Robert S. Fremont

             /s/ GEORGE J. BILEK                 Vice President, Finance and Treasurer (Principal
---------------------------------------------    Financial and Accounting Officer)
               George J. Bilek

           /s/ THOMAS W. TOMSOVIC                Director
---------------------------------------------
             Thomas W. Tomsovic

              /s/ JULIUS LEWIS                   Director
---------------------------------------------
                Julius Lewis

              /s/ ALLAN COLEMAN                  Director
---------------------------------------------
                Allan Coleman

             /s/ GEORGE M. BALL                  Director
---------------------------------------------
               George M. Ball

                              JUNO LIGHTING, INC.
                              1300 SOUTH WOLF ROAD
                                 P.O. BOX 5065
                           DES PLAINES, IL 60017-5065

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert S. Fremont and George J. Bilek, or either of them, with full power of substitution (the action of one, if only one be present and acting, to be in any event controlling), as proxies to represent the undersigned at the special meeting of Stockholders of Juno Lighting, Inc. to
be held on June   , 1999, and at any and all adjournments thereof, and to vote all shares which the undersigned would be entitled to vote thereat.

                         COMMENTS: (CHANGE OF ADDRESS)

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. If you do not mark any boxes, your proxy will be voted in accordance with the Board of Director's recommendations. The Proxies cannot vote your shares unless you sign and return this card.

               IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE

    Please mark your votes
[X] as in this example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 1, proposal 2 and proposal 3.

            The Board of Directors recommends a vote FOR proposal 1.

     1. Proposal to approve an Agreement and Plan of Recapitalization and Merger, dated as of March 26, 1999, by and among Juno Lighting, Inc., Fremont Investors I, L.L.C. and Jupiter Acquisition Corp., and the transactions contemplated thereby, including (a) the merger of Jupiter Investors I, L.L.C., a wholly-owned subsidiary of Fremont Investors L.P., with and into Juno Lighting, Inc., with Juno being the surviving corporation, and (b) the purchase by Fremont Investors I, L.L.C. of $106 million of a new series of convertible preferred stock of Juno Lighting, Inc.


         FOR                        WITHHELD                    ABSTAIN
         [ ]                           [ ]                        [ ]

--------------------------------------------------------------------------------

            The Board of Directors recommends a vote FOR proposal 2.

     2. Proposal to adopt an amended and restated certificate of incorporation of Juno Lighting, Inc.

         FOR                         AGAINST                    ABSTAIN
         [ ]                           [ ]                        [ ]

--------------------------------------------------------------------------------

            The Board of Directors recommends a vote FOR proposal 3.

     3. Proposal to adopt the Juno Lighting, Inc. 1999 Stock Award and Incentive Plan.

         FOR                         AGAINST                    ABSTAIN
         [ ]                           [ ]                        [ ]

--------------------------------------------------------------------------------

     4. In their discretion on any other matters that may properly come before the meeting.

Change of Address [ ]

Please mark this box if
you will personally be
attending the meeting [ ]
                                            Please date and sign exactly as name
                                            appears hereon. Joint owners should
                                            each sign. When signing as attorney,
                                            executor, administrator, trustee or
                                            guardian, please give full title as
                                            such.
                                            ------------------------------------

                                            ------------------------------------
                                          Signature(s)                      Date